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Exhibit 4.1

        CONFIDENTIAL

PURCHASE AGREEMENT
DATED JULY 29, 2004
BY AND AMONG
EDISON MISSION ENERGY,
IPM EAGLE LLP,
INTERNATIONAL POWER PLC,
MITSUI & CO., LTD.
AND THE OTHER SELLERS ON THE SIGNATURE PAGE HERETO

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES	31
5.1	Organization and Good Standing	31
5.2	Authorization of Agreement	32
5.3	No Breach or Conflict	32
5.4	Consents	32
5.5	Litigation	33
5.6	Investment Intention	33
5.7	Financial Capability	33
5.8	No Knowledge of Breach	33
5.9	Qualified for Licenses	34
5.10	Purchaser Designees	34
5.11	Financial Advisors	34
5.12	CBK	35
5.13	Limitation of Representations and Warranties	35
5.14	Other Provisions Relating to Representations and Warranties	35
ARTICLE VI.	COVENANTS	35
6.1	Access to Information and Employees	35
6.2	Purchaser Diligence Obligations	36
6.3	Operating Covenants	36
6.4	Efforts to Close	39
6.5	Applications	39
6.6	Post-Closing Cooperation	40
6.7	Confidentiality	40
6.8	Public Announcements	41
6.9	Use of Name	41
6.10	Directors' and Officers' Indemnification	42
6.11	Further Assurances	42
6.12	Purchaser Parent Guarantee	42
6.13	Lease for Elwy House at Deeside	43
6.14	Guarantees and Credit Support by EME	43
6.15	Guarantees and Credit Support by Acquired Companies	44
6.16	Liquidation of Mission Hydro Partnership	45
6.17	Miscellaneous Assets	45
6.18	Political Risk Insurance	45
6.19	Preemption Notices	45
6.20	Updating	46
6.21	Employee Matters.	46
6.22	Disposition of Excluded Items	50
6.23	Foreign Implementing Agreements	50
6.24	Cancellation of Insurance	50
6.25	IT Transition	51
6.26	IPR Shareholder Circular	51
6.27	IPR Shareholders Meeting(s).	52
6.28	Conflicting Proposals	53
6.29	Fees and Expenses	53
6.30	Use of Proceeds	53
6.31	Substitute Insurance	53
6.32	No Negotiation	53
6.33	Financing Cooperation	54
6.34	Certain Environmental Matters	54
6.35	Special Purpose Accounts	57

ARTICLE VII.	TAX MATTERS	57
7.1	Responsibility for Filing Tax Returns	57
7.2	Section 338 Election	59
7.3	Internal Restructurings	59
7.4	Payment of Taxes	59
7.5	Refunds and Tax Benefits	59
7.6	Cooperation on Tax Matters	61
7.7	Tax-Sharing Agreements and Other Elections	62
7.8	Certain Taxes and Fees	64
7.9	Purchaser Tax Acts	64
ARTICLE VIII.	CONDITIONS TO CLOSING	64
8.1	Conditions Precedent to Obligations of Each Party	64
8.2	Other Conditions Precedent to Obligations of the Purchaser Parties	66
8.3	Other Conditions Precedent to Obligations of the Sellers	68
8.4	Conditions Precedent to Obligations of Each Party Relating to the Second Closing	69
8.5	Waiver of Conditions	69
ARTICLE IX.	TERMINATION	69
9.1	Termination of Agreement	69
9.2	Effect of Termination	70
9.3	Partial Termination	70
ARTICLE X.	DEFINITIONS	71
10.1	Certain Definitions	71
10.2	Usage	89
ARTICLE XI.	INDEMNIFICATION	90
11.1	Survival	91
11.2	Exclusive Remedy	91
11.3	Indemnification Coverage	91
11.4	Procedures	94
11.5	Tax Indemnification	96
11.6	Indemnity Payments Treated as Adjustment to the Aggregate Purchase Price	99
ARTICLE XII.	MISCELLANEOUS	99
12.1	Construction; Conflicts	99
12.2	Expenses	99
12.3	Incorporation of Exhibits and Schedules	99
12.4	Binding Effect; Assignment	99
12.5	No Right of Set-Off	100
12.6	Time of Essence	100
12.7	Entire Agreement; Amendments and Waivers	100
12.8	Governing Law	101
12.9	Consent to Jurisdiction and Service of Process	101
12.10	Expert Determination	101
12.11	Table of Contents and Headings	102
12.12	Notices	102
12.13	Severability	103
12.14	Enforcement	104
12.15	Counterparts; Signature Page Delivery	104
12.16	Currency	104

PURCHASE AGREEMENT

        This PURCHASE AGREEMENT (including the Exhibits and Schedules hereto, this "Agreement") is made as of July 29, 2004 (the "Effective Date"), by and among:

        (1)   Edison Mission Energy, a Delaware corporation ("EME"), for itself and as agent on behalf of each of the other entities identified in Schedule A-1 as "Sellers," both in connection with the sale of the Shares and the sale of the Owner Notes (as defined in Section 1.1(b));

        (2)   Mission Energy Holdings International, Inc., a Delaware corporation ("MEHI"), with respect to the Shares and Owner Notes owned by it;

        (3)   EME UK International LLC, a Delaware corporation ("EMEUKI"), with respect to the Shares and Owner Notes owned by it;

        (4)   EME Southwest Power Corporation, a Delaware corporation ("EMESWP"), with respect to the Shares owned by it;

        (5)   Other companies listed as "Project Sellers" on Schedule A-1 or Schedule 1.1 (each a "Project Seller");

        (6)   Edison Mission Project Company, a Delaware corporation ("EMP" and, together with EME (in its capacity as a seller of Shares), MEHI, EMEUKI, the Project Sellers who hold Project Shares and EMESWP, the "Share Sellers"; the Owner Note Sellers and the Share Sellers collectively are referred to in this Agreement as the "Sellers" or the "Seller Parties");

        (7)   IPM Eagle LLP, a limited liability partnership incorporated under the UK Limited Liability Partnerships Act 2000, with its registered office at Senator House, 85 Queen Victoria Street, London EC4V 4DP, United Kingdom (the "Purchaser");

        (8)   International Power plc, a company incorporated under the Laws of England and Wales, with its registered office at Senator House, 85 Queen Victoria Street, London EC4V 4DP, United Kingdom ("IPR"); and

        (9)   Mitsui & Co., Ltd., a company incorporated in Japan, with its registered office at 2-1, Ohtemachi 1-chome, Chiyoda-ku, Tokyo, Japan ("Mitsui" and, together with IPR, the "Purchaser Parents"; the Purchaser and the Purchaser Parents collectively are referred to in this Agreement as the "Purchaser Parties").

WITNESSETH:

        WHEREAS, EME is the direct or indirect parent of each of the other Sellers, and each other Seller is a direct or indirect Wholly Owned Subsidiary of EME;

        WHEREAS, the Sellers collectively own all of the issued and outstanding shares of MEC International B.V., a Netherlands company having its registered office at De Lairessestraat 111-115, 1075 HH, Amsterdam, The Netherlands ("MEC BV"), and of Rapid Energy, as well as the Project Shares, which are listed opposite their respective names on Schedule A-1 under the columns titled "MEC BV Ownership", "Rapid Energy Ownership" and "Project Shares" (collectively, the "Shares"), and are entitled to the benefit of the Owner Notes (as that term is defined in Section 1.1(b) below);

        WHEREAS, MEC BV currently owns, and as of the First Closing will own, direct or indirect equity interests in the power generating companies or projects listed on Schedule A-2 (each, a "Project," and collectively, the "Projects");

        WHEREAS, the Purchaser Parents collectively own (directly and indirectly) one hundred percent (100%) of the equity interests in the Purchaser;

        WHEREAS, the Sellers desire to sell and to cause to be sold to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Shares and the benefit of the Owner Notes; and

        WHEREAS, capitalized terms used in this Agreement have the meanings given them in Article X of this Agreement.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
BASIC TRANSACTIONS

        1.1    Sale and Purchase of the Shares and Owner Notes.    Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date the Share Sellers, severally, will, and EME will and will cause each of the other Owner Note Sellers to, sell, assign, transfer, convey and deliver to the Purchaser, acting on its own behalf or as agent for one or more Purchaser Designees, and the Purchaser agrees (as principal for itself and as agent for any Purchaser Designees) that it will purchase from EME and the other Sellers:

        (a)   The Shares; and

        (b)   All promissory notes and other obligations, if any, representing money borrowed by, or an installment obligation of, an Acquired Company (i) in the case of the Separately Sold Projects, to EME or its parents or Subsidiaries (other than the Project-Specific Acquired Companies included in the Separately Sold Projects (the "Project Notes"), unless and to the extent that the Purchaser notifies EME, at least ten (10) Business Days prior to the Closing Date, that it has decided that such Project Notes will not be transferred with the Project Shares as part of the Separately Sold Projects, and (ii) otherwise, to EME or its parents or Subsidiaries other than Acquired Companies that are not included in the Separately Sold Projects (including the Project Notes, the "Owner Notes"), including the obligations set forth on Schedule 1.1, to the extent that such notes or other obligations are not otherwise paid, retired, canceled, contributed to the capital of or otherwise transferred to MEC BV or any of its Wholly Owned Subsidiaries or Rapid Energy prior to the Closing Date.

        1.2    Assignments Among Sellers.    This Agreement shall not constitute an agreement to assign any asset or to assume any liability between or among any Sellers.

        1.3    Excluded Items.

        (a)   Notwithstanding anything in Article I to the contrary, the companies and assets set forth on Schedule 1.3 and any and all Liabilities related thereto (together, the "Excluded Items") are excluded from this Agreement and from the Contemplated Transactions and shall not be acquired by the Purchaser under this Agreement. Accordingly, and in accordance with Section 6.22, the Sellers will sell, transfer or otherwise dispose of, or will procure the sale, transfer or disposal of, the Excluded Items prior to the First Closing so that none of the Acquired Companies shall have any direct or indirect ownership interest in, or any other Liability (whether actual or contingent and including any Liability for Tax) for or in relation to, the Excluded Items as of the First Closing, except for such Liabilities for which EME shall indemnify the Purchaser Parties in accordance with clauses (ii) and (vi) of Section 11.3(a) and with Section 11.5(a) for any failure to comply with the foregoing.

        (b)   Without limiting the provisions of Section 1.3(a) or Section 6.22, the Parties acknowledge that EME has entered into a separate agreement with a third party to sell the Excluded Contact Companies (the "Contact Sale Transaction"). In order to facilitate the execution of the Contact Sale Transaction separately from the Contemplated Transactions, EME shall cause the transfer of the Excluded Contact Companies to a Wholly Owned Subsidiary of MEHI in exchange for a payment obligation (the "Contact Transfer Payment Obligation") from MEHI to the seller of the Excluded Contact Companies. The Contact Transfer Payment Obligation shall conform to the terms of the payment obligation described in Schedule 1.3(b) (a "Payment Obligation"), mutatis mutandis. Such transfer (the "Contact-MEHI Transfer") will occur in advance of both the First Closing hereunder and consummation of the Contact Sale Transaction. The principal amount of the Contact Transfer Payment Obligation will be equal to $750,000,000, and the Contact Transfer Payment Obligation will in any event be due and payable, at the option of the holder, upon the Second Closing or any other sale of MEC BV.

        1.4    Confidentiality Agreements.    On the Closing Date, EME shall designate the Purchaser Parties and any applicable Purchaser Designees as intended third party beneficiaries under the confidentiality agreements entered into between EME and certain third party prospective bidders in connection with the Auction Process (collectively, the "Auction Confidentiality Agreements") insofar as the Auction Confidentiality Agreements pertain to (a) any Review Material (as defined in such Auction Confidentiality Agreements) or other confidential or proprietary information of, involving or otherwise related to the Acquired Companies, Projects, Owner Notes or EME Guarantees or any of the Purchaser Parties or any Purchaser Designees, (b) any employees of any Acquired Company, or (c) any covenants, agreements or indemnities set forth in such Auction Confidentiality Agreements involving or otherwise related to, any Acquired Company, Project, Owner Notes or EME Guarantees, or any transaction or potential transaction pertaining thereto and covered by such Auction Confidentiality Agreements. Promptly after the Effective Date, but in no event later than five (5) Business Days thereafter, EME shall require that each other Person who is a party to an Auction Confidentiality Agreement shall promptly return to EME or destroy any Review Material, and all written or recorded copies thereof and written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever based upon, containing or otherwise reflecting any Review Material, subject to the terms of the applicable Auction Confidentiality Agreement, save that the provisions of this Section 1.4 shall not apply to any information concerning any Excluded Item, including the Excluded Contact Companies, or information concerning Valley Power (insofar as Review Material with respect to it has been provided to the proposed purchaser of the Excluded Contact Companies) or information concerning any Subsidiary of EME that is not an Acquired Company. EME shall not waive or modify any provisions of any Auction Confidentiality Agreement that relate to any Review Material pertaining to any of the Acquired Companies or the Projects and shall use Commercially Reasonable Efforts to enforce the Auction Confidentiality Agreements with respect to such Review Material.

        1.5    Assignment of Rights and Obligations to Purchaser Designees.    For purposes of this Agreement, the term "Purchaser Designee" shall refer to any Subsidiary of any Purchaser Party and any constituent partner, joint venturer or participant in any Purchaser Party (if such Purchaser Party is a partnership, joint venture, consortium or other association or organization) or Subsidiary thereof to whom any of the Purchaser's rights and obligations hereunder are assigned in compliance with the requirements of this Section 1.5. Notwithstanding any contrary provisions contained herein, the Parties agree that, at any time after the Effective Date, the Purchaser, in its sole discretion, may assign any or all of its rights and obligations arising under this Agreement or any Related Agreement to one or more Purchaser Designees, provided that no such assignment shall relieve any Purchaser Party of any Liability to any Seller or its Affiliates hereunder or under any Related Agreement, and provided further that the following shall apply:

        (a)   The Purchaser shall provide EME with prompt written notice of any such assignment.

        (b)   No such assignment shall be effected if the making of the assignment will result in the inability or reduced ability of any Seller, Acquired Company or Purchaser Party to obtain any consent or authorization in connection with the Contemplated Transactions or will create economic detriment to any Seller or its Affiliates arising from the consummation of the Contemplated Transactions.

        (c)   Each Purchaser Designee shall irrevocably appoint the Purchaser as an authorized representative and agent authorized to act for, to bind and to receive notices and payments on behalf of such Purchaser Designee in all matters arising from or related to this Agreement, any Related Agreements or the Contemplated Transactions.

        (d)   Irrespective of any such assignment or the identity of the party or parties executing any Related Agreements:

            (i)  The Purchaser shall remain liable to the EME Guarantee Parties and relevant third parties with respect to any EME Guarantees which are not released prior to the Closing Date in the manner and to the extent described in Section 6.14, and the Purchaser shall remain liable to the Sellers and their Affiliates with respect to any other covenant, obligation or liability to any Seller or its Affiliates hereunder or under any Related Agreement that is transferred to, or undertaken by, a Purchaser Designee, including the payment of all sums due to any Seller or its Affiliates hereunder or under any Related Agreement, it being understood that all such covenants, obligations and liabilities shall constitute the direct and primary obligation of the Purchaser to the Sellers and their Affiliates (and to third parties in the case of the EME Guarantees and, subject to Section 6.14, to the issuers of pertinent letters of credit); and

           (ii)  Without limiting the generality of the foregoing, if and to the extent that the application of any principle of Law could construe the retention by the Purchaser of the direct and primary obligation to perform any and all obligations, liabilities or covenants assigned to or assumed or undertaken by a Purchaser Designee to be a guaranty by the Purchaser of the Purchaser Designee's performance, then the Purchaser hereby irrevocably, absolutely and unconditionally guarantees to each Seller and each of its Affiliates the full, prompt and faithful performance by such Purchaser Designee of all covenants and obligations to be performed by such Purchaser Designee under this Agreement and any Related Agreement assigned to or entered into by such Purchaser Designee.

        (e)   The Purchaser further hereby agrees that a separate Action or Actions may be brought and prosecuted against it for any covenant, obligation or liability assigned to or undertaken by a Purchaser Designee for which the Purchaser remains liable under Section 1.5(d), whether Action is brought against the pertinent Purchaser Designee or whether such Purchaser Designee is joined in any such Action or Actions (the Purchaser hereby waiving any right to require any Seller or any Affiliate thereof to proceed against any Purchaser Designee).

        (f)    The Purchaser hereby authorizes each Seller and each of its Affiliates, without notice and without affecting the Purchaser's liability hereunder, from time to time to (i) renew, compromise, extend, accelerate or otherwise change the terms of any obligation of any Purchaser Designee hereunder or under any Related Agreement, (ii) take and hold security for the obligations of any such Purchaser Designee and exchange, enforce, waive and release any such security, and (iii) apply such security and direct the order or manner of sale thereof as such Seller or Affiliate, as the case may be, in its sole discretion may determine, in the case of each of clauses (i) and (ii) subject to obtaining the prior written agreement of the relevant Purchaser Designee.

        (g)   Each Purchaser Party hereby further waives:

            (i)  Any defense that may arise by reason of the incapacity or lack of authority of any Purchaser Designee;

           (ii)  Any defense based upon any Law which provides that the obligations of a surety must be neither larger in amount nor in other respects more burdensome than those of the principal;

          (iii)  Any duty on the part of any Seller or any Affiliate thereof to disclose to any Purchaser Party any facts that any Seller or any Affiliate thereof may now or hereafter know about any Purchaser Designee;

          (iv)  Any right to subrogation, reimbursement, exoneration or contribution or any other rights that would result in any Purchaser Party being deemed a creditor of any Purchaser Designee under any Bankruptcy Law or any other Law, in each case arising from the existence or performance of obligations of any Purchaser Designee hereunder or under any Related Agreement; and

           (v)  Any and all defenses any Purchaser Party may have by reason of any election of remedies by any Seller or any Affiliate thereof, as well as diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any Purchaser Designee, protest, notice and all demands, and each Purchaser Party covenants that its guarantee of the obligations of any Purchaser Designee hereunder or under any Related Agreement shall not be discharged except by complete performance by such Purchaser Designee of its obligations under this Agreement and the Related Agreements.

ARTICLE II.
PURCHASE PRICES, PAYMENTS AND ADJUSTMENTS

        2.1    Purchase Price.    The purchase price to be paid for the Shares and the Owner Notes shall include the assumption of the EME Guarantees and issuance of replacement letters of credit referred to in Section 6.14 and otherwise (i) for the Project Shares and the Project Notes, shall be a United States Dollar amount for each Separately Sold Project equal to the applicable United States Dollar purchase price listed on Schedule 2.1 (the "Project Allocation Schedule") opposite the name of each Separately Sold Project (each a "Project Purchase Price" and, as the same may be adjusted from time to time pursuant to the provisions of this Agreement adjusting a Separately Sold Project Price, including this Section 2.1, Section 2.4, Section 2.5, Section 3.2, or Section 8.1(c), the "Separately Sold Project Price"), and (ii) for the other Shares and Owner Notes, shall be a United States Dollar amount equal to (x) the sum of all Project Purchase Prices (including Separately Sold Projects), and (y) an amount equal to the principal of and any accrued but unpaid interest on the Contact Transfer Payment Obligation (together with the Project Purchase Prices, the "Aggregate Purchase Price"), as the same may be adjusted from time to time pursuant to the provisions of this Agreement adjusting such Aggregate Purchase Price (or its component Project Purchase Prices), including this Section 2.1, Section 2.4, Section 2.5, Section 3.2, or Section 8.1(c) ("Net Aggregate Purchase Price"). Without prejudice to Section 7.8(a), each Purchase Price shall be calculated and paid without reduction or offset for any transfer, documentary, sales, value-added, goods and services, use, stamp, registration or other similar Taxes, or for any Taxes required by Law to be withheld, deducted from, or paid with respect to, such Purchase Price. The Sellers and the Purchaser agree that each Project Purchase Price set forth on the Project Allocation Schedule is a fair market value allocation of the unadjusted Purchase Price in relation to the pertinent Project and to this end further agree if, by reason of any Project Partial Termination Event pursuant to Section 9.3, any of the Projects listed on the Project Allocation Schedule shall no longer be subject to acquisition under this Agreement, then the Aggregate Purchase Price for all purposes (including Section 2.3) shall be automatically reduced in accordance with Section 2.4, and the Project Purchase Prices for the Projects that remain subject to acquisition under this Agreement shall remain in full force and effect (but subject to adjustment as specified in this Agreement).

        2.2    Allocations.    EME, on behalf of itself and the other Sellers, and the Purchaser, on behalf of itself and any Purchaser Designees, have agreed that the portion of the Aggregate Purchase Price allocable to the Contact Transfer Payment Obligation is equal to the principal of and accrued interest, if any, thereon and that the remainder of the unadjusted Aggregate Purchase Price is allocable among the Shares and the Owner Notes as set forth in Schedule 2.2 (the "Allocation"), provided that in the case of the Separately Sold Projects, the Allocation shows only an allocation among the Project Notes and Project Shares of each Project in the aggregate and not among the Project Shares or the Project Notes, as the case may be. Following the Effective Date and prior to the First Closing, EME and the Purchaser shall utilize Commercially Reasonable Efforts to agree upon and amend the Allocation to further allocate the amounts set forth in the Allocation among the various Project Shares and Project Notes, if any, included in each Separately Sold Project. Each of the Sellers on the one hand and each of the Purchaser and any Purchaser Designees on the other shall (A) be bound by the Allocation for all purposes, including for determining any Taxes; (B) prepare and file, and cause its Affiliates to prepare and file, all Tax Returns on a basis consistent with the Allocation; and (C) take no position, and cause its Affiliates to take no position, inconsistent with the Allocation on any applicable Tax Return or in any proceedings before any Tax Authority, or otherwise, subject in any such case to any adjustment to the Allocation under this Section 2.2. In the event the Allocation is audited or disputed by any Tax Authority, or otherwise, the Party receiving notice thereof shall promptly notify the other Parties hereto. Each of the Sellers and the Purchaser, on behalf of itself and any Purchaser Designees, acknowledge and confirm that the Allocation was determined at arm's length based on fair market values and the willingness of EME and the Purchaser to proceed with the Contemplated Transactions on the basis set out in this Agreement even if not all the Projects are included in the transactions consummated hereunder as described in Section 2.1. If an unadjusted Purchase Price is adjusted, whether pursuant to Section 2.5 or otherwise, then the Allocation will be amended as follows, it being understood that any adjustment to a Separately Sold Project Price shall be reflected in a corresponding adjustment to the Aggregate Purchase Price:

        (a)   if the adjustment occurs because any Owner Notes are paid, retired, canceled or contributed to the capital of, or otherwise transferred to, MEC BV or any of its Wholly Owned Subsidiaries or Rapid Energy prior to the Closing Date, then any amounts allocated to such Owner Notes in the Allocation shall be reduced by the amount paid, retired, canceled, transferred or contributed (as the case may be) in respect thereof and the amount allocable to the Shares correspondingly increased;

        (b)   if the adjustment occurs for any other reason, then the amounts shown in the Allocation in respect of the Shares shall be increased or reduced (as the case may be) by (in aggregate) an amount equal to the adjustment to the unadjusted Purchase Price, such increase or reduction to be apportioned between the different categories of Shares shown in the Allocation by reference to the proportion which the amount allocated to a category of Shares in the Allocation bears to the total amount allocated to all of the Shares in the Allocation (in each case prior to the operation of this Section 2.2(b)); and

        (c)   the Project Purchase Price to which any such adjustment relates shall be correspondingly increased or decreased.

For the avoidance of doubt, any adjustment to an unadjusted Purchase Price pursuant to Section 2.5(a)(iii) arising from the amount of Net Operating Capital on the Closing Date shall not require or result in any change in a Project Purchase Price allocation.

        2.3    Payment.    At the First Closing, the Separately Sold Project Price for each Separately Sold Project will be paid by delivery from the Purchaser (or a Purchaser Designee) to MEC BV, acting on behalf of the Project Sellers, of a Payment Obligation issued to the applicable Project Seller in the principal amount of the Separately Sold Project Price. At the Second Closing, the Purchaser will (or will cause any applicable Purchaser Designee to) pay the Net Aggregate Purchase Price to EME (for itself and on behalf of the other Sellers) in accordance with Section 3.2. The Sellers hereby irrevocably authorize EME to receive any amount due to them under this Section 2.3 and the receipt of any such amount in the account referred to in the preceding sentence shall be a good, valid and effectual discharge for the Purchaser in respect of such amount and the Purchaser shall have no obligation relating to the distribution of any such payment to or among the Sellers.

        2.4    Project Partial Termination Purchase Price Adjustment.    If this Agreement is partially terminated pursuant to Section 9.3 with respect to any Project prior to the Closing Date, then the Aggregate Purchase Price payable pursuant to Section 2.3 shall be automatically reduced in an amount equal to the Project Purchase Price for each such Project set forth on the Project Allocation Schedule (including any other adjustments related thereto).

        2.5    Other Purchase Price Adjustments.

        (a)   In addition to the adjustments provided for in Section 2.4 and elsewhere in this Agreement, the Aggregate Purchase Price shall be subject to adjustment as follows:

            (i)  The Aggregate Purchase Price will be decreased by the greater of (A) an amount equal to ninety percent (90%) of the sum of the Estimated Project Distributions for all of the Projects (other than any Projects in respect of which there has occurred a Project Partial Termination Event) for the period from (and including) January 2004 and ending at the conclusion of the month immediately prior to the month in which the Closing Date falls, and (B) the aggregate of all (x) Distributions of money, financial obligations or tangible assets made, directly or indirectly, on or after January 1, 2004 and ending on the Closing Date, plus (y) if and only if such Distributions are less than the percentage of Estimated Project Distributions specified in clause (A) above, such additional Distributions (but only, together with actual Distributions, up to such percentage) included in such Estimated Project Distributions for the months in question that EME demonstrates to Purchaser's reasonable satisfaction have been temporarily delayed and will be paid within three (3) months following the Closing Date, provided that for purposes of this Section 2.5(a)(i), Distributions shall be limited to those made (including those temporarily delayed) by (1) any of the entities identified on Schedule 2.5 (each a "Project Operating Company"), to (2) EME or a Subsidiary of EME that is not a Project Operating Company, and provided further that there shall be excluded (I) any Distribution in respect of which substantially concurrently there is repaid to the Project Operating Company, by set-off or otherwise, an advance of money previously made by the Project Operating Company and any interest thereon (including the Distribution of any receivable arising from such an advance), provided that this exclusion (I) shall only apply to the extent the amount repaid is equal to the amount of such Distribution, and (II) any Distribution within clause (ii), (iii) or (v) of the definition of Permitted Transfers, it being understood that for purposes of making calculations under this Section 2.5(a)(i), the amount of any Distribution shall be reduced by withholding Taxes, if any, imposed upon the payment or receipt thereof;

           (ii)  The Aggregate Purchase Price will be increased by the 2004 general and administrative overhead expenses set forth in Section 2.5(a)(ii) of Schedule 2.5 allocated to all the Project Operating Companies that are Acquired Companies, multiplied by a fraction, the numerator of which shall be the number of days between and including January 1, 2004 and the Closing Date and the denominator of which shall be 366; and

          (iii)  The Aggregate Purchase Price will be increased or decreased, as the case may be, by the sum of the Net Operating Capital, as of the Closing Date, of all Acquired Companies that are not either (x) Project Operating Companies or (y) listed on Schedule 2.5 as Excluded Acquired Companies, provided that under no circumstances shall the Aggregate Purchase Price be increased by an amount in excess of $75,000,000 by reason of the operation of this clause (iii) of Section 2.5(a). The term "Net Operating Capital" shall mean cash and cash equivalents, including restricted cash that provides credit support described in Section 6.14(c), plus (subject to Section 2.5(g)) current accounts receivable (but excluding prepayments for which the Purchaser would not get the benefit) of any Acquired Company other than a Project Operating Company from Persons other than Seller Parent or a Subsidiary thereof or a Project Operating Company, minus current accounts payable, accrued liabilities and provisions (including in respect of interest) of such Acquired Company to Persons other than Seller Parent or a Subsidiary thereof that is not Project Operating Company, but excluding therefrom (A) any Taxes (which are governed by Article VII and Section 11.5) and (B) the Owner Notes. Net Operating Capital shall be based solely upon the internal records of, and valuation and accounting methods customarily used by, the Sellers, absent manifest error.

        (b)   No less than ten (10) nor more than twenty (20) Business Days before the Closing, EME shall deliver to the Purchaser a certificate executed on EME's behalf by a responsible officer setting forth EME's good faith estimate, in reasonable detail, of the aggregate amount of any adjustments to the unadjusted Aggregate Purchase Price arising under this Section 2.5 (the "Estimated Aggregate Adjustment Amount"), and, for purposes of payments to be made at the Second Closing, the Aggregate Purchase Price shall be adjusted by one hundred percent (100%) of the Estimated Aggregate Adjustment Amount. Such certificate shall also include a calculation of the portion of the Estimated Aggregate Adjustment Amount that is also fairly allocable to each Separately Sold Project Price, employing the principles set forth above to the Project Specific Acquired Companies that comprise each Separately Sold Project mutatis mutandis, and each Separately Sold Project Price shall likewise be adjusted by one hundred percent (100%) of such allocated amount.

        (c)   As soon as reasonably practicable after the Closing Date (and in no event later than the day which is ten (10) Business Days following expiration of four (4) months after the Closing Date (such day the "Expiry Date") or earlier than the day which is ten (10) Business Days following expiration of three (3) months after the Closing Date), the Purchaser shall provide a certificate to EME, and EME may provide a certificate to the Purchaser, executed on the delivering Party's behalf by a responsible officer, indicating whether or not the delivering Party agrees that the actual adjustment required to be made to the unadjusted Aggregate Purchase Price under this Section 2.5 is equal to the Estimated Aggregate Adjustment Amount or that the Party has proposed modifications to EME's original Estimated Aggregate Adjustment Amount.

        (d)   If the Purchaser and EME notify their agreement that the actual adjustment required to be made to the unadjusted Aggregate Purchase Price arising under this Section 2.5 is equal to the Estimated Aggregate Adjustment Amount, or if EME and the Purchaser fail to give any notification under Section 2.5(c) on or prior to the Expiry Date, then the Estimated Aggregate Adjustment Amount (and the portion thereof that is also allocable to the Separately Sold Project Price) shall be final and binding on the Parties as the actual amount of any adjustment required to be made to the unadjusted Aggregate Purchase Price (and to the Separately Sold Project Price) under this Section 2.5.

        (e)   If the Purchaser notifies EME, or EME notifies the Purchaser, on or prior to the Expiry Date that it believes that the actual adjustment required to be made to the unadjusted Aggregate Purchase Price under this Section 2.5 is not equal to the Estimated Aggregate Adjustment Amount, or EME claims amounts under Section 2.5(h), then (A) such Party shall also provide the other with its proposed adjustments to the Estimated Aggregate Adjustment Amount, together with an explanation of such adjustments, and (B) Purchaser and EME shall attempt to resolve any disagreement regarding the actual amount of any adjustments required to be made to the unadjusted Aggregate Purchase Price under this Section 2.5 within thirty (30) days after the delivery of the pertinent certificate or certificates under Section 2.5(c) and, if they fail to do so, then either the Purchaser or EME may refer the matters in dispute concerning such adjustments to an Expert to be determined in accordance with Section 12.10. The actual aggregate adjustment required to be made to the unadjusted Aggregate Purchase Price under this Section 2.5 as agreed between the Purchaser and the Seller or as determined by the Expert (the "Final Aggregate Adjustment Amount") shall be final and binding on the Parties (including any portion thereof that is also allocable to the Separately Sold Project Price).

        (f)    The difference between the Final Aggregate Adjustment Amount and the Estimated Aggregate Adjustment Amount (together with interest on such amount at a rate of 2.5 percent above the base rate from time to time of NatWest Bank plc (accrued daily and compounded monthly) for the period from the Closing Date to the date of payment) will be paid (1) by EME (for itself and on behalf of the other Sellers) to the Purchaser if the Aggregate Purchase Price payable at Closing would have been less than the actual amount paid at that time in respect of the Aggregate Purchase Price had the Estimated Aggregate Adjustment Amount been equal to the Final Aggregate Adjustment Amount, or (2) by the Purchaser to EME (for itself and on behalf of each of the other Sellers) if the Aggregate Purchase Price payable at Closing would have been higher than the actual amount paid at that time in respect of the Aggregate Purchase Price had the Estimated Aggregate Adjustment Amount been equal to the Final Aggregate Adjustment Amount, in either case within five (5) Business Days following agreement or determination of the Final Aggregate Adjustment Amount.

        (g)   The Purchaser may, by notice in writing to EME given at the same time as the certificate referred to in Section 2.5(c), require that an amount equal to any current account receivable of an Acquired Company that is not a Project Operating Company as of Closing which such Acquired Company has been unable to collect in the period prior to the Expiry Date be disregarded for the purposes of calculating Net Operating Capital provided that the Purchaser shall arrange for the assignment to EME (as principal and as agent for the other Sellers) of any such receivable and the assignee shall be free to collect the same.

        (h)   Notwithstanding anything to the contrary in this Section 2.5, the Parties agree that if (i) any amounts were excluded from the Estimated Aggregate Adjustment Amount as of the Closing Date, pursuant to Section 2.5(a)(i), due to EME's failure to demonstrate to Purchaser's reasonable satisfaction that Distributions in such amounts had been temporarily delayed and would have been paid within three (3) months following the Closing Date, (ii) the amount calculated in Section 2.5(a)(i)(A) exceeds the amount calculated in Section 2.5(a)(i)(B) and (iii) during such three (3) month period following the Closing Date, Distributions were received by Purchaser or any Subsidiary thereof that is not a Project Operating Company (replacing the term "EME" with the term "Purchaser" in the definition of "Distribution" in Article X, mutatis mutandis), then an amount equal to 100 percent (100%) of any such Distributions received by Purchaser or any of such Subsidiaries up to the amount of such excess referred to in clause (ii) above (together with interest on such amount at a rate of 2.5 percent (2.5%) above the base rate from time to time of NatWest Bank plc (accrued daily and compounded monthly) for the period from the Closing Date to the date of payment) will be paid by the Purchaser to EME (for itself and on behalf of each of the other Sellers) pursuant to the other provisions of this Section 2.5.

ARTICLE III.
CLOSING

        3.1    Time and Place of Closing.    Subject to the provisions of Section 3.3 below, the First Closing will take place at the offices of Munger, Tolles & Olson LLP, counsel to EME, located at 355 S. Grand Avenue, 35th Floor, Los Angeles, California at 9:00 a.m. on the tenth (10th) Business Day after the MTC Satisfaction Date, but in no event later than the Outside Date (or at such other time, date or place or places as may be agreed in writing between EME and the Purchaser or at such other date and time as EME may designate pursuant to Section 3.3), provided that on that Business Day each of the conditions contained in Section 8.1, Section 8.2 and Section 8.3 have been and continue to be satisfied or waived to the extent necessary to enable the First Closing to occur, and the Second Closing shall occur on the same Business Day and at the same place immediately following the First Closing.

        3.2    Payments At and After the Second Closing.    Subject to the terms and conditions of this Agreement, the Parties agree that payment of the Net Aggregate Purchase Price, the Contact Transfer Payment Obligation and the Payment Obligations for the Separately Sold Projects shall occur in the following manner and sequence.

        (a)   At the Second Closing, the Purchaser will (or will cause any applicable Purchaser Designee to) pay the Net Aggregate Purchase Price, less the portion of the Net Aggregate Purchase Price allocable to the Contact Transfer Payment Obligation, which shall be paid in accordance with Section 3.2(c) below, to EME (for itself and on behalf of the other Sellers) by wire transfer of United States Dollars in immediately available funds into such account in New York City, New York or Delaware as EME shall direct in a written notice received by the Purchaser at least five (5) Business Days prior to the Closing Date.

        (b)   In order to permit all Payment Obligations (including the Contact Transfer Payment Obligation) to remain subject to prompt payment upon presentation despite the proceedings to occur at the Closing, EME shall cooperate with the Purchaser to cause MEC BV and the Project Sellers to open a bank account at least five (5) Business Days prior to the Closing Date at a bank designated by the Purchaser, into which payments in satisfaction of the Payment Obligations may be made promptly following the Closing, should the holders of the Payment Obligations present the same for payment.

        (c)   Prior to the Closing Date, in satisfaction of the Net Aggregate Purchase Price outstanding after making the payment described in Section 3.2(a), MEHI shall direct the Purchaser to pay on MEHI's behalf the principal and accrued interest on the Contact Transfer Payment Obligation, subject to the holder or holders of such Contact Transfer Payment Obligation presenting the Contact Transfer Payment Obligation for payment, in accordance with the terms of this paragraph. At the Second Closing, MEHI shall be relieved of all further obligations under the Contact Transfer Payment Obligation by (i) the holder of such obligation delivering to MEHI its irrevocable agreement and commitment, in form and substance reasonably satisfactory to MEHI, to look solely to the Purchaser or the applicable Purchaser Designee for satisfaction of the Contact Transfer Payment Obligation upon its presentation, and to relieve MEHI from further obligations thereunder, as though the Purchaser or the applicable Purchaser Designee were substituted for MEHI as the obligor thereon, and (ii) the Purchaser or the applicable Purchaser Designee delivering to MEHI and the holder of the Contact Transfer Payment Obligation its irrevocable and unconditional agreement and commitment, in form and substance reasonably acceptable to EME, to accept the obligations of the Contact Transfer Payment Obligation and to permit presentment of same to, and demand for payment upon, the Purchaser or the applicable Purchaser Designee, in lieu of MEHI. The Purchaser or the applicable Purchaser Designee shall then be relieved of any further obligations with regard to the payment of the Net Aggregate Purchase Price, and MEHI shall then be relieved of any further obligations with regard to the payment of the Contact Transfer Payment Obligation.

        3.3    Postponement of Closing Dates.    Notwithstanding the provisions of Section 3.1 to the contrary, EME or the Purchaser shall have the right, upon five (5) Business Days' prior notice to the other, to postpone the First Closing on one or more occasions to a date specified in such notice, but not beyond the Outside Date (the period of any such postponement being referred to as the "Postponement Period"), if the notifying party reasonably believes that such postponement will avoid one or more Partial Termination Events from occurring.

        3.4    Documents to Be Delivered by the Sellers.    At the applicable Closing, the Sellers will deliver, or cause to be delivered, to Purchaser or any applicable Purchaser Designee, as the case may be, the following:

        (a)   where applicable, certificates or other evidence representing the Shares being sold, transferred and assigned at such Closing duly endorsed in blank (or accompanied by duly executed transfer powers);

        (b)   written resignations of the members of each of the board of directors, management committee or equivalent managing body of the Acquired Companies that are the subject of such Closing, whose names are set forth on Schedule 3.4(b);

        (c)   without prejudice to any rights under Article XI, a certificate of the Sellers in a form satisfactory to the Purchaser acting reasonably, executed on the Sellers' behalf by a duly authorized representative, representing and warranting to the Purchaser that as of the Closing Date, the conditions set forth in Section 8.2(a) (Representations and Warranties of the Sellers) and Section 8.2(b) (Performance of Obligations of the Sellers) have been and remain satisfied or waived, it being agreed that the effect of such certificate shall be that upon its delivery the representations and warranties of the Sellers contained in this Agreement shall be deemed made as of the Closing Date, with references in such representations and warranties to the Effective Date being deemed to be to the Closing Date;

        (d)   each of the Related Agreements duly executed by EME and any other applicable Seller that relate to such Closing;

        (e)   evidence of cancellation of the Project Notes or of the other Owner Notes, as the case may be, or endorsements and delivery or duly executed assignments thereof;

        (f)    evidence of any releases of any of the guarantees applicable to Acquired Companies that are the subject of such Closing provided by any AC Guarantee Party, if obtained, pursuant to Section 6.15;

        (g)   Foreign Implementing Agreements, if applicable;

        (h)   the unconditional and irrevocable agreement and commitment of the holder of the Contact Transfer Payment Obligation referred to in Section 3.2;

        (i)    at the First Closing, evidence (in a form satisfactory to the Purchaser acting reasonably) that the share register for FHH (Guernsey) Limited contains appropriate entries reflecting the purchase of the Project Shares of FHH (Guernsey) Limited by the applicable Purchaser Designee;

        (j)    at the First Closing, evidence (in a form satisfactory to the Purchaser acting reasonably) of notarial deeds having been executed in accordance with Applicable Law to reflect the purchase of the Project Shares of each of MEC Indonesia B.V., MEC Java B.V. MEC Indo Coal B.V. and Beheer-en Beleggingsmaatschappij Jydeno B.V. by the applicable Purchaser Designee;

        (k)   at the First Closing, evidence (in a form satisfactory to the Purchaser acting reasonably) of notarial deeds having been executed in accordance with Applicable Law to reflect the purchase of the Project Shares of EME del Caribe Holding GmbH by the applicable Purchaser Designee;

        (l)    evidence (in form satisfactory to the Purchaser acting reasonably) of the satisfaction of all Third-Party Conditions, subject to the second sentence of Section 8.2(d);

        (m)  at the Second Closing, evidence (in a form satisfactory to the Purchaser acting reasonably) of notarial deeds having been executed in accordance with Applicable Law to reflect the purchase of the Shares of MEC BV; and

        (n)   such other duly executed instruments of transfer, assignment or assumption and such other documents as may be reasonably requested by the Purchaser to evidence the proper consummation of the Closing, not less than five (5) Business Days before the Closing Date, in connection with the sale, transfer and assumption of the Shares, Owner Notes, EME Guarantees and letters of credit to be sold, transferred or assumed (as the case may be) at such Closing pursuant to this Agreement.

        3.5    Documents to Be Delivered by the Purchaser Parties.    At the applicable Closing, the Purchaser (and, in the case of Section 3.5(c), the Purchaser Parties) will deliver or will procure that any applicable Purchaser Designee delivers to EME (or, as specified in Section 3.5(a), MEC BV) the following:

        (a)   in the case of the First Closing, duly executed Payment Obligations issued to the Project Sellers and delivered to MEC BV, acting on behalf of the Project Sellers, in each case in an amount equal to the applicable Separately Sold Project Price, and in the case of the Second Closing, United States Dollars in an amount equal to the Aggregate Purchase Price paid via wire transfer of immediately available funds in accordance in Section 2.3;

        (b)   without prejudice to any rights under Article XI, a certificate of the Purchaser in a form satisfactory to EME acting reasonably, executed on the Purchaser's behalf by one of its officers, representing and warranting to EME that, as of the Closing Date, the conditions set forth in Section 8.3(a) (Representations and Warranties of the Purchaser Parties) and Section 8.3(b) (Performance of Obligations of the Purchaser Parties) have been and remain satisfied or waived, it being agreed that the effect of such certificate shall be that upon its delivery the representations and warranties of the Purchaser Parties contained in this Agreement shall be deemed made as of the Closing Date;

        (c)   each of the Related Agreements duly executed by each Purchaser Party and any applicable Purchaser Designee that relate to such Closing;

        (d)   evidence of any releases of EME Guarantees and substitutions of credit support, in each case if obtained, pursuant to Section 6.14;

        (e)   Foreign Implementing Agreements, if applicable;

        (f)    the unconditional and irrevocable commitment of the Purchaser or the applicable Purchaser Designee referred to in Section 3.2; and

        (g)   such other duly executed instruments of transfer, assignment or assumption and such other documents as may be reasonably requested by EME to evidence the proper consummation of the Closing, not less than five (5) Business Days before the Closing Date, in connection with the sale, transfer and assumption of the Shares, Owner Notes, EME Guarantees and substituted credit support pursuant to Section 6.14 to be sold, transferred or assumed (as the case may be) at such Closing pursuant to this Agreement.

        3.6    Use of Escrow.    The Parties acknowledge that it may facilitate their objectives hereunder to consummate the Contemplated Transactions to occur at a Closing through an escrow. In such escrow, the Parties may agree to have certain of the Acquired Companies and related assets purchased, sold and released from the escrow with the allocable portion of the Aggregate Purchase Price applicable thereto before the Project Shares or the Shares of MEC BV and Rapid Energy are sold or otherwise to accomplish in an orderly and more precise manner certain aspects of the Contemplated Transactions before completing others. If EME and the Purchaser agree to any such escrow arrangements, then the Parties shall (i) execute joint escrow instructions and any agreements necessary to implement the Contemplated Transactions or to satisfy any relevant Laws with respect thereto, (ii) jointly designate an escrow agent and (iii) deposit a fully executed copy of this Agreement with the escrow agent together with such joint escrow instructions and implementation agreements. In the event of any conflict between this Agreement, on the one hand, and the joint escrow instructions or any such implementation agreements, on the other hand, then this Agreement shall prevail unless it is separately amended in accordance with the provisions hereof or unless any such joint escrow instructions or implementation agreement expressly provides that it shall prevail in the event of a conflict with this Agreement. If a Closing is to be consummated through the escrow agent, then the Parties shall deliver to the escrow agent, upon the opening of escrow, the funds and the instruments of sale, assignment, conveyance and assumption as are called for to be delivered by them at the Closing, and the escrow agent shall thereafter deliver and distribute such funds and instruments out of escrow, make such recordations, and engage in such other actions and activities as are set forth in the joint escrow instructions. Unless otherwise expressly specified in the escrow instructions or such implementing agreements, for purposes of this Agreement, all conditions to such Closing shall be deemed satisfied or waived as of the opening of such escrow, the transactions to occur in escrow shall be effective as provided in the joint escrow instructions, and time periods from and after the Closing Date shall be measured as of the date such escrow is opened. The Seller Parties, on the one hand, and the Purchaser Parties, on the other hand, agree to consider in good faith making Commercially Reasonable Efforts with respect to joint actions (including the opening of an escrow pursuant to this Section 3.6) and potential amendments to this Agreement proposed by each other that achieve and facilitate the achievement of the objectives of this Agreement, provided that, in each Party's sole discretion, such actions or amendments do not impose or risk imposing additional burdens on such Party or its Affiliates or create any material delay or risk to consummating the Contemplated Transactions, and provided further that a Party's effectuation of such Commercially Reasonable Efforts or entry into any amendment proposed by another Party shall be subject to the first Party's prior written consent, which may be withheld in its discretion.

        3.7    Support and Services; Transition Arrangements.    The support companies identified on Schedule 3.7 (the "Support Companies") have traditionally provided indirect overhead and management services (including operating, financial, accounting, tax, administrative, legal, agency, government relations and technical services) (collectively, the "Support Services") to certain Project-Specific Acquired Companies of more than one of the Projects. If a Project becomes subject to a Project Partial Termination Event in accordance with the terms of Section 9.3 such that the ownership of any such Project will be separated from the ownership of the applicable Support Company, then EME may, in connection therewith, request that Purchaser provide, or cause the applicable Support Companies to provide, and the Purchaser may, in connection therewith, request that EME provide or cause the applicable Support Company to provide those Support Services that have been historically provided to the Project-Specific Acquired Companies in the manner previously provided and utilizing such Retained Employees, Ex-Pat Employees and other employees as are employed by the Support Company and such Support Services will be provided by such Support Companies on commercially reasonable terms and conditions, including duration, scope and cost (taking into account the historical intercompany cost charged by the applicable Support Company in the Ordinary Course of Business prior to the Effective Date). In the event of any such request, the Parties will work cooperatively to document the terms and conditions of the provision of such Support Services as soon as is reasonably practicable. For the purposes of this Agreement relating to the Project known as "First Hydro" or the Project known as "Spanish Hydro" (A) all of the assets and undertaking comprising the in-country support office at Deeside and the regional office in London (as referred to on page 19 of the Confidential Information Memorandum), and any staff located at either of those offices, shall be deemed to relate exclusively to the Project known as "First Hydro" and (B) all of the assets and undertaking comprising the in-country support office at Barcelona (as referred to on page 19 of the Confidential Information Memorandum), and any staff located there, shall be deemed to relate exclusively to the Project known as "Spanish Hydro".

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Each representation and warranty contained in this Article IV is qualified by the matters listed with respect to such representation and warranty in the corresponding numbered sections of Schedule 4 (the "EME Disclosure Schedule"). Except for the matters listed in a specific numbered section of the EME Disclosure Schedule relating to a particular numbered Section of this Article IV, which shall not be qualified by any other material (other than material expressly cross-referenced) contained in the EME Disclosure Schedule, each of EME, jointly with the other Sellers, and the other Sellers, severally, hereby represent and warrant to the Purchaser Parties, as of the Effective Date, that:

        4.1    Organization and Good Standing.

        (a)   The EME Disclosure Schedule contains a complete and accurate list of the jurisdiction of incorporation or organization of each of the Sellers. Each Seller is an entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted, to comply with its obligations hereunder and to perform its part in the Contemplated Transactions.

        (b)   The EME Disclosure Schedule contains a complete and accurate list of the jurisdiction of incorporation or organization of each Acquired Company. Each Acquired Company is an entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted. Each Acquired Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to be so qualified would not have a Material Adverse Effect.

        4.2    Authority and Enforceability.    The execution and delivery by the Sellers of this Agreement and the Related Agreements and the performance and consummation by the Sellers of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of the Sellers. This Agreement has been, and, as of the Closing, each of the Related Agreements will have been duly executed and delivered by the Sellers and, assuming due execution and delivery by all other parties to this Agreement and each such Related Agreement, as applicable, this Agreement constitutes, and each of the Related Agreements when duly executed and delivered will constitute, a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its and their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

        4.3    No Breach or Conflict.    Subject to the provisions of Sections 4.4(a) and 4.4(b) regarding consents from private parties and Governmental Authorities, and except (i) for the regulatory or licensing Laws applicable to the Acquired Companies and (ii) compliance with the requirements of applicable merger control, antitrust, competition, foreign ownership or investment or similar Laws applicable to the Acquired Companies (collectively, the "Merger Control Laws"), such regulatory and licensing Laws and Merger Control Laws as are identified in Section 4.3 of the EME Disclosure Schedule, the execution and delivery by the Sellers of this Agreement and the Related Agreements and the performance and consummation of the Contemplated Transactions by the Sellers does not and will not:

        (a)   violate any provision of the Governing Documents of any Seller or Acquired Company;

        (b)   violate or result in a breach of or default (with or without notice or lapse of time or both), under (i) any Major Contract to which any Seller or any Acquired Company is a party or to which any such entity or any of its properties or assets may be bound, or (ii) any other Contracts, except in the case of this clause (ii) as would not reasonably be expected to have, directly or indirectly, individually or in the aggregate, a Material Adverse Effect;

        (c)   violate any Law or Order of any Governmental Authority applicable to any Seller or any Acquired Company;

        (d)   result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by the Acquired Companies; or

        (e)   result in the cancellation, modification, revocation or suspension of any License.

        4.4    Consents.

        (a)   The execution and delivery by the Sellers of this Agreement and the Related Agreements and the performance and consummation by the Sellers of the Contemplated Transactions do not require any authorization, consent or approval of any non-governmental third party, or will result in any such non-governmental third party having the right to terminate any Major Contract, except where the failure to obtain such authorization, consent or approval, or waiver of termination rights, from such non-governmental third party, individually or in the aggregate with other such failures, would not have a Material Adverse Effect.

        (b)   Except for compliance with the Merger Control Laws, the execution and delivery by the Sellers of this Agreement and the Related Agreements to which any of them are a party and the performance and consummation by the Sellers of the Contemplated Transactions do not require any authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Authority except where failure to obtain the same, individually or in the aggregate with other such failures, would not have a Material Adverse Effect.

        (c)   Schedule 8.3(d) contains a complete and accurate list of all of the consents, authorizations, waivers or approvals (other than any Governmental Conditions) necessary to enable the Sellers to consummate the Contemplated Transactions except any such item waived in accordance with Section 8.5.

        4.5    Ownership Interests.

        (a)   Each Seller is the sole record and beneficial owner and holder of the Shares listed opposite such entity's name on Schedule A-1 and owns those Shares free and clear of all Liens. Except for this Agreement, there are no agreements (including without limitation any options, warrants or convertible securities) relating to (i) the issuance of any of the Shares or any other shares of capital stock of MEC BV, Rapid Energy or any Acquired Company or (ii) the sale or transfer of any of the Shares or any other shares of capital stock of MEC BV or Rapid Energy or any other shares of capital stock of any Acquired Company held by a Seller or other Acquired Company.

        (b)   The EME Disclosure Schedule contains a complete and accurate description of and a diagram (the "Structure Chart") showing the (i) ownership structure (including the percentage of ownership held by EME or its Subsidiaries) that existed as of December 31, 2003 and (ii) the ownership structure (including the identity of and percentage of ownership held by each member, partner, stockholder or other owner) that will exist as of the Closing Date for each Acquired Company in each case subject to the exercise of any Preemptive Rights, and any non-economic variances that are immaterial to the economic value of the Acquired Companies or are necessary for the consummation of the Contemplated Transactions. The ownership interests of each Acquired Company that are set forth on the EME Disclosure Schedule as being owned by a Seller or another Acquired Company are or as of the Closing Date will be owned of record and beneficially by a Seller or an Acquired Holding Company free and clear of all Liens. All of the outstanding capital stock or other ownership interests of each Acquired Company held by a Subsidiary of EME have been or will be as of the Closing Date duly authorized and validly issued.

        (c)   Upon consummation of the Contemplated Transactions at the Closing, the Sellers will deliver to the Purchaser and the Purchaser Designees one hundred percent (100%) of EME's direct or indirect ownership in the Projects.

        4.6    Owner Notes.

        (a)   The Owner Notes identified in Schedule 1.1 comprise all of the promissory notes and other obligations representing money borrowed by, or an installment obligation of, an Acquired Company to Seller Parent or its Subsidiaries (other than Acquired Companies), subject however to the last clause of Section 1.1(b).

        (b)   Each Owner Note Seller is the sole record and beneficial owner and holder of the Owner Notes listed opposite such entity's name on Schedule 1.1 and owns or will own upon the Closing those Owner Notes free and clear of all Liens.

        (c)   Each of the Owner Notes has been duly authorized and validly issued and is in full force and effect and none of the Owner Note Sellers and no issuer of an Owner Note is in default under any of the Owner Notes.

        (d)   Each Owner Note represents a valid obligation of the issuer thereof, enforceable in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

        (e)   Accurate, complete and correct copies of the Owner Notes have been made available to the Purchaser and none of the terms of the Owner Notes have been amended since being made available.

        4.7    Financial Information.

        (a)   The Sellers have delivered to the Purchaser audited consolidated balance sheets of MEC BV as of the last day of each of the two (2) financial years ended on December 31, 2003 (the "Balance Sheet Date") and the audited consolidated statements of income, cash flows and stockholders' equity of MEC BV for each of the three (3) financial years ended on December 31, 2003 together with the notes thereto (collectively, the "BV Financial Statements") and the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants. Such BV Financial Statements fairly present the financial condition and the results of operations and cash flows of MEC BV and its Subsidiaries on a consolidated basis as at the respective dates and for the periods referred to in such BV Financial Statements, all in accordance with US GAAP applied consistently through the referenced periods.

        (b)   Set forth in the EME Disclosure Schedule is a complete and accurate list of the most recent audited financial statements for each of the Project Operating Companies identified in Schedule 2.5. All such financial statements ("Project Financial Statements") have been made available to the Purchaser by posting to Intralinks or otherwise. Each of the Project Financial Statements for a Project Operating Company fairly present the financial condition and the results of operations and cash flows of the Project Operating Company to which it relates as at the respective dates and for the periods referred to in such Project Financial Statements, all in accordance with US GAAP or Local GAAP, as stated therein, applied consistently through the referenced periods.

        (c)   Set forth in the EME Disclosure Schedule is a list of certain financial schedules that have been posted to Intralinks for certain Acquired Holding Companies that are not Project Operating Companies (each, an "Acquired Company Financial Schedule"), which Acquired Company Financial Schedules represent the unconsolidated financial position and results of operations as of April 30, 2004. The Acquired Company Financial Schedules for such Acquired Holding Companies were derived from and are materially in accordance with the internal books and records of such Acquired Holding Companies.

        4.8    No Undisclosed Liabilities.    No Acquired Company has any Liabilities of any type, whether accrued, contingent or otherwise and whether or not required to be reflected or reserved against on a balance sheet prepared in accordance with US GAAP except for Liabilities:

        (a)   properly provided for in the BV Financial Statements, the Project Financial Statements and the Acquired Company Financial Schedules, respectively, or in the notes thereto (collectively, the "Financial Information"); or

        (b)   that were incurred after the Balance Sheet Date in the Ordinary Course of Business or which are not material; or to the extent incurred after the Effective Date, without breach or default under Section 6.3.

        4.9    Absence of Certain Developments.    Since the Balance Sheet Date, each Acquired Company has been operated in the Ordinary Course of Business and no Acquired Company has taken any action of a type that if taken after the Effective Date would be prohibited by Section 6.3, and there has occurred no event, circumstance, change or development that, individually or in the aggregate with any other events, circumstances, changes or developments, has resulted in a Material Adverse Effect.

        4.10    Title to Properties.    Except for Permitted Exceptions and Liens granted in the Ordinary Course of Business to project financiers and lenders, the Acquired Companies, including to the Knowledge of EME, the Non-Controlled Acquired Companies, have good and defensible title, or valid and effective leasehold, license, easement, contractual or statutory rights in the case of leased or licensed or other property, to all material tangible personal and material real property owned or used by them in the conduct of their businesses, in each case free and clear of any Liens.

        4.11    Major Contracts.

        (a)   No Acquired Company is currently bound by a Contract of the type described in clauses (i) through (ix) below (together with the Governing Documents of each Acquired Company, as currently in effect and the collective bargaining agreements referred to in Section 4.20(a), the "Major Contracts"), unless such Contract has been posted to Intralinks:

            (i)  any Contract relating to the issuance, sale or transfer of any capital stock, ownership interests or other securities of any Acquired Company that are owned, directly or indirectly, by a Seller;

           (ii)  any Contract between a Seller or one or more of its Affiliates (other than an Acquired Company), on the one hand, and an Acquired Company, on the other hand, that is not terminable by an Acquired Company upon less than 60 days' notice without penalty (the "Affiliate Contracts");

          (iii)  any Contract that involves annual expenditures or receipts of any Acquired Company or under which any Acquired Company has assumed or incurred, or agreed to assume or incur, any Liability (whether actual or contingent), in each case in excess of $5,000,000 (or its equivalent as of the Effective Date in foreign currency if such Contract is denominated in foreign currency);

          (iv)  except for the Owner Notes, any Contract by which any Acquired Company has indebtedness for borrowed money outstanding in excess of, or has guaranteed or is otherwise contingently liable for the indebtedness of others in excess of, $5,000,000 (or its equivalent as of the Effective Date in foreign currency), or any Contract by which any Person is indebted to any Acquired Company for an amount in excess of $5,000,000 (or its equivalent as of the Effective Date in foreign currency), in each case including any material documents directly related to any such indebtedness;

           (v)  any lease or license under which any Acquired Company is the lessor or lessee of real or personal property, which lease involves an annual base rental in excess of $5,000,000 (or its equivalent as of the Effective Date in foreign currency if payment obligations under such lease are denominated in foreign currency);

          (vi)  any Operating Contract providing for the payment by or to any Acquired Company in excess of $5,000,000 per year (or its equivalent as of the Effective Date in foreign currency if such Operating Contract is denominated in foreign currency);

         (vii)  any Contract that is not terminable without penalty providing for the employment or compensation of any current employee, officer, manager or director of any Acquired Company that involves annual salary and cash bonus in excess of $250,000 (or its equivalent as of the Effective Date in foreign currency if such Contract is denominated in foreign currency);

        (viii)  any interest rate swap, electricity or other hedging instrument or other similar derivative of any type with respect to which any Acquired Company has any liability which (i) has a notional amount in excess of $5,000,000 (or its equivalent as of the Effective Date in foreign currency if such instrument or derivative is denominated in foreign currency) or (ii) has a term extending for a period longer than two (2) years after the Effective Date; and

          (ix)  any Contract which would prevent or restrict any Acquired Company conducting its business in the Ordinary Course of Business.

        (b)   The Sellers have made available to the Purchaser, by posting to Intralinks or otherwise, accurate, complete and correct copies of all Major Contracts, and no Major Contract has been amended since being made available to the Purchaser. In circumstances where a Major Contract which has been posted to Intralinks is in unexecuted form, the Sellers hereby represent and warrant to the Purchaser Parties that the executed form of that Major Contract is in the same form as that posted to Intralinks.

        (c)   All of the Major Contracts (other than the Financing Agreements) to which any Seller or Controlled Acquired Company is a party and, to the Knowledge of EME, all of the Major Contracts (other than the Financing Agreements) to which any Non-Controlled Acquired Company is a party, are in full force and effect and none of the Sellers or Acquired Companies and, to the Knowledge of EME, no other Person is in material default under any Major Contract (other than the Financing Agreements) unless, in the case of a default of a Seller or an Acquired Company, such default has been excused or waived (and, to the extent such waiver is temporary, listed on the EME Disclosure Schedule). All of the Financing Agreements are in full force and effect and no event of default (or an event that with the giving of notice or the passage of time would become an event of default under the terms of any Financing Agreement) has occurred unless such event of default (or event) has been excused or waived (and, to the extent such waiver is temporary, listed on the EME Disclosure Schedule).

        4.12    Intellectual Property.

        (a)   With respect to each Intellectual Property Asset, one or more of the Acquired Companies is either (i) the owner of all material right, title and interest in and to such Intellectual Property Asset, free and clear of any Liens, or (ii) has the right to use the same without material payment to a third party.

        (b)   (i) None of the Intellectual Property Assets, nor the conduct of the business of any of the Controlled Acquired Companies nor, to the Knowledge of EME, any of the Non-Controlled Acquired Companies, infringes upon or misappropriates the rights of any other Person nor, to the Knowledge of EME, is infringed upon or misappropriated by any other Person or its property.

          (ii)   No Seller has received any claim, any cease and desist or equivalent letter or any other notice of any allegation that any of the Intellectual Property Assets or the business of any of the Controlled Acquired Companies nor, to the Knowledge of EME, any of the Non-Acquired Companies infringes upon, misappropriates or otherwise violates the intellectual property of any third parties.

          (iii)  To the Knowledge of EME, there has been no unauthorized use by, unauthorized disclosure to or by or infringement, misappropriation or other violation of any of the Intellectual Property Assets by any third party or any current or former officer, employee, independent contractor, consultant or any other agent of any Acquired Company.

          (iv)  None of the Intellectual Property Assets is subject to any Actions, claims or demands of any third party and no Action, whether judicial, administrative or otherwise, has been instituted or is pending or, to the Knowledge of EME, threatened that challenges or affects the rights of any Controlled Acquired Company or, to the Knowledge of EME, any Non-Controlled Acquired Company.

          (v)   No Controlled Acquired Company nor, to the Knowledge of EME, any Non-Controlled Acquired Company has received any written opinions of counsel relating to infringement, invalidity or unenforceability of any Intellectual Property Assets.

        4.13    Taxes.

        (a)   To the Knowledge of EME, (i) all Tax Returns that were required to be filed on or before the Effective Date by or on behalf of the Acquired Companies have been filed, (ii) all such Tax Returns were correct and complete in all material respects when filed, (iii) all Taxes shown to be due and payable on such Tax Returns have been paid, and (iv) there are no Liens for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith for which adequate reserves have been established) upon any of the assets of any of the Acquired Companies.

        (b)   To the Knowledge of EME, there is no dispute, claim, audit or other proceeding concerning any Tax liability of any of the Acquired Companies that is pending or has been threatened by any Tax Authority in writing, which dispute or claim, audit or proceeding would reasonably be expected to result in Taxes.

        (c)   To the Knowledge of EME, no Acquired Company is or has been within the five years prior to the Effective Date a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        (d)   To the Knowledge of EME, no Acquired Company which has entered into a section 171A election listed in Schedule 7.7(c) has or will have any liability to Tax in circumstances where it is not entitled to receive the consideration in respect of the disposal to which the election relates.

        (e)   The following statements relating to Tax reliefs, credits, losses, allowances or other Tax benefits set out in the Confidential Information Memorandum are true and correct in all material respects:

          (i)    the statements concerning UK and Australian Tax benefits arising from the financing and ownership structure put in place in 1997, which appear on page 23 of the Confidential Information Memorandum;

          (ii)   the statements concerning the Project known as "CBK" being entitled to an Income Tax exemption and a local business Tax exemption, which appear on CBK—9 Confidential Information Memorandum;

          (iii)  the statements concerning the Project known as "EcoEléctrica" being entitled to an Industrial Tax Exemption, which appear on EcoEléctrica—8 Confidential Information Memorandum;

          (iv)  the statements concerning the Project known as "IVPC4" being entitled to an incentive credit amounting to approximately €12,000,000 at December 31, 2003, which appear on Italian Wind—9 Confidential Information Memorandum;

          (v)   the statements concerning the Project known as "Tri Energy" having been granted a promotion certificate which grants an eight (8) year Income Tax holiday, which appear on Tri Energy—7 Confidential Information Memorandum;

          (vi)  the statements concerning EME Asia having been granted awards which entitle it to a low Tax rate, which appear on Paiton—10 Confidential Information Memorandum;

          (vii) CBK Power Company is entitled to the CBK VAT Credits, subject to Section 11.5(aa); and

          (viii) ISAB has fully complied with the terms of its 10 year corporation tax holiday ending October 2003.

        (f)    Gippsland Power Pty. Ltd. and Mission Energy Development Australia Pty. Ltd., combined, have tax losses of AU$180,000,000 as of December 31, 2003. The available fraction in respect of those losses transferred or to be transferred to a head company for purposes of section 707-310 of the Australian Income Tax Assessment Act 1997 upon formation of a multiple entry consolidated group or consolidated group is in the range of 0.96 to 1. Edison Mission Australia Ltd., Mission Energy Ventures Australia Pty Ltd., Latrobe Power Pty. Ltd., Traralgon Power Pty. Ltd., Loy Yang Holdings Pty. Ltd. and Edison Mission Energy Holdings Pty. Ltd. combined, have tax losses of A$200,000,000 as of December 31, 2003. The available fraction in respect to those losses transferred or to be transferred to a head company for purposes of section 707-310 of the Australian Income Tax Assessment Act 1997 upon formation of a multiple entry consolidated group or consolidated group is not less than one.

        4.14 Licenses.    Each Acquired Company possesses and is in compliance with all Licenses necessary for its operation in the manner presently operated, other than those Licenses the absence of which or noncompliance with which would not have a Material Adverse Effect. No Controlled Acquired Company and, to the Knowledge of EME, no Non-Controlled Acquired Company has received a currently effective notice indicating that any such License will be revoked or will not be renewed or will only be renewed on terms which would restrict or prevent the holder thereof conducting its material operations in the Ordinary Course of Business.

        4.15 Compliance with Law.    Except for the matters that are the subject of Sections 4.12, 4.13, 4.14, 4.16, 4.19, 4.20 and 4.21, which are controlled by such Sections without duplication in this Section 4.15, each Acquired Company is and at all times since January 1, 2000, has been in compliance in all respects with all pertinent Laws, Orders and Licenses, other than violations as would not, individually or in the aggregate, have a Material Adverse Effect.

        4.16    Environmental Matters.

        (a)   Each Controlled Acquired Company and, to the Knowledge of EME, each Non-Controlled Acquired Company has complied with all Environmental Laws, other than violations as would not, individually or in the aggregate, have a Material Adverse Effect.

        (b)   To the Knowledge of EME, there are no circumstances involving any Acquired Company that are reasonably expected to result in a violation of any Environmental Law that would give rise to any Liabilities, costs or restrictions on the ownership, use or transfer of any property of the Acquired Companies that would have a Material Adverse Effect.

        4.17 Independent Engineer Reports.    EME has reviewed the reports listed in the EME Disclosure Schedule of engineers retained by EME to assist bidders in the Auction Process in their respective evaluations of the Projects (collectively, the "Independent Engineer Reports"). To the Knowledge of EME, such Independent Engineer Reports do not contain misstatements of fact that are material to an understanding of any Project or to the Projects as a whole.

        4.18 Sufficient Assets.    The assets and properties that are owned, leased, licensed or otherwise used pursuant to Contract or other right by each Acquired Company comprise all the assets and properties held for use in or necessary for the conduct of the operations of the Project Operating Companies as currently operated.

        4.19    Litigation.

        (a)   Except for (i) non-material claims incidental to the business of each Acquired Company (including non-material Actions for negligence, workers' compensation claims, so-called "slip and fall" claims and the like) or (ii) inspections and reviews customarily made by any Governmental Authority of such Acquired Company, the adverse outcome of which would not (whether alone or in aggregate) have a Material Adverse Effect, there are no Actions pending against any Acquired Company or, to the Knowledge of EME, threatened against or affecting any Acquired Company or Project, at Law or in equity, or before or by any Governmental Authority an adverse outcome of which would have a Material Adverse Effect.

        (b)   There are no Actions pending, or to the Knowledge of EME, threatened against or affecting a Seller or an Acquired Company which, if decided adversely, would have a Material Adverse Effect.

        (c)   The descriptions of asserted or threatened Actions included in Section 4.19 of the EME Disclosure Schedule include all material information necessary to permit the Purchaser to understand the nature of such Actions and contain no material misstatements of fact in respect thereof.

        4.20    Labor Matters.

        (a)   Except for agreements included on Intralinks in connection with the Auction or as set forth in Section 4.20 of the EME Disclosure Schedule, no Acquired Company is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements that pertain to employees of any Acquired Company.

        (b)   There are no pending or, to the Knowledge of EME, threatened strikes, work stoppages, slowdowns or lockouts against any Acquired Company and no pending material unfair labor practice charges, grievances or complaints filed or, to the Knowledge of EME, threatened to be filed with any Governmental Authority based on the employment or termination by any Acquired Company of any individual which would have a Material Adverse Effect.

        (c)   Notwithstanding any provision of Section 4.20(a) or 4.20(b) to the contrary, with respect to the Non-Controlled Acquired Companies, all of the representations and warranties made in Section 4.20(a) and 4.20(b) are and will be made only to the Knowledge of EME.

        4.21    Employee Benefits.

        (a)   Section 4.21 of the EME Disclosure Schedule lists each written plan, fund, agreement, arrangement or program providing medical, hospital care, dental, sickness, accident, disability or life insurance, pension, retirement savings, deferred compensation, severance, incentive compensation, or bonus:

          (i)    that any Controlled Acquired Company maintains or sponsors;

          (ii)   to which any Controlled Acquired Company contributes or is or may be required to contribute; or

          (iii)  in which any Controlled Acquired Company participates or its future participation has been announced;

        and which (in each case) currently apply to any current or former employees, officers, directors or consultants of any Acquired Company with respect to their employment by the Acquired Company other than any social security or similar arrangements or programs maintained by a Governmental Authority (the "Benefit Plans"). The EME Disclosure Schedule contains a summary of any material underfunding of any Benefit Plan to the extent such funding is required by Applicable Law or the terms of such Benefit Plan.

        (b)   Each Benefit Plan is in compliance with the provisions of the Laws of each jurisdiction in which such Benefit Plan is maintained, to the extent those Laws are applicable to such Benefit Plan, except where the failure to comply will not have a Material Adverse Effect.

        (c)   All contributions to, and payments from, each Benefit Plan which have been required to be made in accordance with the terms of such Benefit Plan, and, where applicable, the Laws of the jurisdiction in which such Benefit Plan is maintained, have been timely made in all material respects or shall be made in all material respects by the Closing Date.

        (d)   All reports, returns and similar documents, if any, with respect to any Benefit Plan required to be filed with any Governmental Authority or distributed to any Benefit Plan participant have been duly and timely filed or distributed or will be filed or distributed by the Closing Date, other than as would not have, individually or in the aggregate, a Material Adverse Effect.

        (e)   Each Benefit Plan has been administered in all material respects at all times in accordance with its material terms. There are no pending investigations by any Governmental Authority involving any Benefit Plan, and there are no pending claims (except for claims for benefits payable in the normal operations of such Benefit Plan) or Actions against any Benefit Plan asserting any rights or claims to benefits under such Benefit Plan, in each case which if decided adversely would have a Material Adverse Effect.

        (f)    The consummation of the Contemplated Transactions will not by itself create or otherwise result in any material Liability with respect to any Benefit Plan and, other than with respect to Benefit Plans maintained by EME and its Affiliates after the Closing Date, will not prevent the Retained Employees from continuing to participate in the Benefit Plans.

        4.22    Insurance.

        (a)   Except for documents included on Intralinks, the EME Disclosure Schedule contains a current list of (i) all material unexpired policies of insurance required to be taken out under the Financing Agreements and (ii) all other material unexpired policies of insurance, in either case, exclusively covering the assets or business activities of any Acquired Company or, to the Knowledge of EME, any Non-Controlled Acquired Company (collectively, the "Applicable Policies").

        (b)   No Seller or Acquired Company has since January 1, 2003 received any refusal of coverage or any written notice with respect to any Applicable Policy that a defense will be afforded with reservation of rights, or any written notice of cancellation, with respect to any Applicable Policy or any other written indication that any Applicable Policy is no longer in full force or effect or that the issuer of any Applicable Policy is not willing or able to perform its obligations thereunder, or that the issuer of any Applicable Policy disputes or intends to dispute the validity of any Applicable Policy except for coverages the absence of which could not have a Material Adverse Effect or which are the result of general industry or underwriter practices not related to unique characteristics of the Seller or Acquired Company.

        (c)   Each Seller and Acquired Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each Applicable Policy except where its failure to do so could not have a Material Adverse Effect.

        (d)   Each of the Applicable Policies is valid and enforceable and, to the Knowledge of EME, is not void or voidable.

        (e)   Other than in accordance with a Financing Agreement, the proceeds under the Applicable Policies have not been assigned, mortgaged or charged in favor of a third party.

        (f)    There are no current claims outstanding under any of the Applicable Policies in excess of $1,000,000.

        4.23    Warranties concerning the Projects—General.

        (a)   No Outstanding Equity Obligations.    To the extent that any Financing Agreement required an Acquired Company to subscribe for shares or other ownership interests, make capital contributions or make subordinated or similar loans to a Project Operating Company which would be treated as equity or capital for purposes of such Financing Agreement, all such requirements, whether fixed or contingent, have been performed in full.

        (b)   Project Distribution Restrictions.    Subject to Applicable Law, no Project Operating Company is currently subject to distribution lock-ups or restrictions upon its ability to declare dividends or make any other form of Distribution except such restrictions as are inherent to ranking of Distributions in the cash flow cascade documented in the relevant Financing Agreements and which are applicable even in the absence of any event of default or potential event of default, failure to achieve a specified cover ratio or other event which, under the terms of the Financing Agreements, triggers additional restriction. No Distributions previously made by any Project Operating Company will be subject to clawback or recovery as a result of events existing as of the Effective Date.

        (c)   O&M Fees.    No Project Operating Company has any obligation, subsisting or contingent, to pay any operating and maintenance or technical service fees to any EME Affiliate which is not another Acquired Company.

        (d)   No Obligations in relation to Previous Disposals.    Other than as contained in any Major Contract or as set forth in Section 4.23(d) of the EME Disclosure Schedule, no Acquired Company has any liability for or has given any representation or warranty, or assumed any similar indemnity obligation or liability with respect thereto, in relation to any disposal by it or any of its Affiliates prior to the Effective Date of any material asset to any Person other than an Acquired Company, in each case which is still operative.

        4.24    Warranties concerning the Projects—Specific.

        (a)   First Hydro.    The £400,000,000 Acquisition Facility dated 18 December 1995 between First Hydro Holdings, the Facility Agent and the Loan Banks as defined therein has been fully and finally discharged and no liabilities are outstanding thereunder.

        (b)   Doga. Doga Enerji has not entered into any agreement or arrangement with any Governmental Authority, including the Ministry of Energy and Natural Resources, the Energy Market Regulatory Authority and Türkiye Elektrik Ticaret ve Taahhüt A.S., which will result in a material reduction of the tariffs payable under the Implementation Agreement between Doga Enerji and the Ministry of Energy and Natural Resources dated September 29, 1995.

        (c)   ISAB.

          (i)    ISAB Energy S.r.l. currently holds an exemption from any obligation to provide electricity to the national transmission system imposed by Article 11 of Legislative Decree no. 79 (known as the "Bersani Decree") as applied to the operations of ISAB Energy S.r.l.

          (ii)   The start date for the Convenzione Definitiva is April 1, 2000, and the end date is March 31, 2020.

        (d)   Spanish Hydro.    The specific economic options adopted pursuant to the special regime applicable to each plant operated by or under the control of Ibérica de Energias S.L. ("Ibérica") and Electro Metalurgica del Ebro S.L. ("EMESL") set forth in the EME Disclosure Schedule are valid and enforceable.

        (e)   CBK.    All works designed, constructed or refurbished by CBK Power Company Limited pursuant to the BROT Agreement dated 6 November 1998 are in all material respects in conformance with the requirements of the BROT Agreement and of all Applicable Law.

        (f)    Paiton.    No Acquired Company has any legally enforceable or binding financial obligation in relation to the future development of the Paiton site currently under discussion and which is known as "Paiton 3."

        (g)   EcoEléctrica.    To the Knowledge of EME, all material correspondence since March 2000 between EcoEléctrica and PREPA relating to PREPA claims under the PPA between EcoEléctrica and PREPA dated March 10, 1995 has been posted to Intralinks, except correspondence or other documents exchanged in support of confidential settlement communications or attorney-client privileged material.

        (h)   Loy Yang B.    In relation to any leakage of contaminated water from the Ash Pond (as defined in the Infrastructure Services Agreement relating to Loy Yang B) no Acquired Company has done or failed to do any act of which it has received notification by the Loy Yang A partners which would prevent the Loy Yang B Joint Venturers from being indemnified by the Horizon Energy Partnership (or any entity which has assumed the obligations of such party under the agreements referred to below), or would reduce the amount indemnified by the Horizon Energy Partnership (or any entity which has assumed the obligations of such party under the agreements referred to below), under the terms of and pursuant to or in accordance with the Infrastructure Services Agreement dated 29 March 1997 between Edison Mission Energy Australia Limited ("EMEAL") and Loy Yang Power Limited, or the Loy Yang Complex Agreement dated 29 March 1997 between EMEAL, the State Electricity Commission of Victoria and Loy Yang Power Limited.

        (i)    IVPC4.    To the Knowledge of EME, no Acquired Company has received any currently operative notice from, or is or has been engaged in discussions with, any applicable Governmental Authority in which the revocation of the tariffs, terms and conditions set out under the Resolution of April 29, 1992, No. 6 of "Comitato Interministeriale dei Prezzi" as subsequently modified ("CIP6") has been threatened or raised.

        (j)    Valley Power.    There has been no claim made under the EME Support Deed dated 1 November 2002 given to the National Australia Bank Limited and National Australia Trustees Limited in respect of Valley Power Pty Limited and no action has been taken (or to the Knowledge of EME has been threatened or is proposed to be taken) by any Acquired Company which could lead to such a claim being made.

        4.25    No Insolvency.

        (a)   There has not been, with respect to any of the Acquired Companies (i) any decree, judgment or order by a court of competent jurisdiction entered adjudging any Acquired Company as bankrupt or insolvent, or ordering relief against any of the Acquired Companies in response to the commencement of an involuntary bankruptcy case, or approving as properly filed a petition seeking reorganization or liquidation of any of the Acquired Companies under any Bankruptcy Law or (ii) any decree, judgment or order of a court of competent jurisdiction entered with respect to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of any Acquired Company, or of the property of any Acquired Company, or for the winding up or liquidation of the affairs of any Acquired Company.

        (b)   No Acquired Company has (i) instituted a voluntary bankruptcy proceeding, (ii) consented to the filing of a bankruptcy proceeding against it, (iii) filed a petition or answer or consent seeking reorganization or liquidation under any Bankruptcy Law or similar statute or consented to the filing of any such petition, (iv) consented to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any of its assets or property (v) made a general assignment for the benefit of creditors, (vi) admitted in writing its inability to pay its debts generally as they become due, (vii) within the meaning of any Bankruptcy Law, become insolvent or failed generally to pay its debts as they become due, or (viii) taken any corporate or other action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

        4.26 Financial Advisors.    No broker, finder or investment banker will be entitled to any brokerage, finder's or other fee or commission from any Purchaser Party or from any Acquired Company, in connection with this Agreement or the Contemplated Transactions based upon any agreements, arrangements or commitments, written or oral, made by or on behalf of any Seller.

        4.27 Limitation of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, NEITHER EME NOR ANY SELLER IS MAKING ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE SHARES, OWNER NOTES, EME GUARANTEES, THE BUSINESS, ASSETS OR LIABILITIES OF ANY ACQUIRED COMPANY, THE CONTEMPLATED TRANSACTIONS, OR ANY OTHER MATTER. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PURCHASER PARTIES ACKNOWLEDGE THAT NEITHER EME NOR ANY SELLER HAS MADE, AND EME AND THE SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE PURCHASER PARTIES HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND THE PURCHASER PARTIES HEREBY EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST EME, THE SELLERS AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES (INCLUDING EMPLOYEES) IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO THE PURCHASER PARTIES OR ITS AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF EME OR ANY SELLER. NEITHER EME NOR ANY SELLER IS MAKING ANY REPRESENTATION OR WARRANTY TO THE PURCHASER PARTIES WITH RESPECT TO (A) THE INFORMATION INCLUDED ON INTRALINKS, EXCEPT AS EXPLICITLY SET FORTH HEREIN, (B) ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE BUSINESS, ASSETS OR LIABILITIES OF ANY ACQUIRED COMPANY, OR (C) ANY OTHER FORWARD LOOKING STATEMENTS INCLUDING THOSE RELATING TO THE BUSINESS, ASSETS OR LIABILITIES OF ANY ACQUIRED COMPANY. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED HEREIN MADE BY OR ON BEHALF OF A PARTY ARE MADE SOLELY AND EXCLUSIVELY BY OR ON BEHALF OF SUCH PARTY AND NOT BY OR ON BEHALF OF SUCH PARTY'S REPRESENTATIVES (INCLUDING EMPLOYEES) OR ANY OTHER PERSON.

        4.28    Other Provisions Relating to Representations and Warranties.

        (a)   Subject to Article XI hereof, the Sellers and EME (as principal for itself and as agent for the Owner Note Sellers) acknowledge that the Purchaser Parties may rely on the representations and warranties set out in Sections 4.1 to 4.26 in warranting to any subsequent buyer of all or any of the Shares or of all or any part of the assets or undertaking of an Acquired Company (including a Project).

        (b)   To the extent they relate to Non-Controlled Acquired Companies, the representations and warranties in Sections 4.7(b) (insofar as that Section relates to the Projects known as "Derwent," "Paiton" or "Tri Energy"), 4.8, 4.9, 4.11, 4.12(a), 4.14, 4.15, 4.18, 4.21, 4.22, 4.23, 4.24(b) and 4.24(f)are and will be made only to the Knowledge of EME.

        (c)   The Sellers and EME (as principal for itself and as agent for the Owner Note Sellers) undertake not to make any claim against an Acquired Company or any director, officer or employee of any Acquired Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by an Acquired Company or a director, officer or employee of an Acquired Company for the purpose of assisting the Sellers to make a representation, give a warranty or prepare the EME Disclosure Schedule without indemnifying the Purchaser Parties and the applicable Acquired Company to the extent such director, officer or employee is entitled to indemnification from them, provided that the Sellers and EME shall not be obligated to indemnify for claims related to acts of the Purchaser or its Affiliates (as they exist prior to the Closing Date).

        (d)   Without limiting Section 5.8, the Purchaser Parties' rights under this Agreement in relation to the representations and warranties contained in this Article IV (including under Article XI) shall not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), by any of the Purchaser Parties at any time or by the waiver of any condition contained in Sections 8.1 to 8.3.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF
THE PURCHASER PARTIES

        Each Purchaser Party represents and warrants to the Sellers, as of the Effective Date, that:

        5.1   Organization and Good Standing.    Each Purchaser Party is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (as indicated in the list of Parties at the beginning of this Agreement) and has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now conducted and to perform its part in the Contemplated Transactions.

        5.2    Authorization of Agreement.    The execution and delivery by the Purchaser Party of this Agreement and any Related Agreements to which the Purchaser Party is a party and the performance and consummation by the Purchaser Party of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of the Purchaser Party (subject, in the case of IPR, to satisfaction of the IPR Shareholder Consent Condition). This Agreement has been, and each of the Related Agreements to which the Purchaser Party is a party, as of the Closing, will have been duly executed and delivered by the Purchaser Party and, assuming due execution and delivery by all other parties to this Agreement or each such Related Agreement, as applicable, this Agreement constitutes, and each of the Related Agreements to which the Purchaser Party is a party when duly executed and delivered will constitute, a valid and binding obligation of the Purchaser Party, enforceable against the Purchaser Party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

        5.3    No Breach or Conflict.    Subject to the provisions of Sections 5.4(a) and 5.4(b) regarding consents from private parties and Governmental Authorities, and except for compliance with the requirements of the Merger Control Laws and any regulatory or licensing Laws applicable to the Acquired Companies, the execution and delivery by the Purchaser Party or any Purchaser Designee of this Agreement or any Related Agreement to which the Purchaser Party or any Purchaser Designee is a party and performance and consummation of the Contemplated Transactions by the Purchaser Party or any Purchaser Designee (as the case may be) does not and will not:

        (a)   violate any provision of the Governing Documents of the Purchaser Party or any Purchaser Designee the violation of which would prejudice the validity of the Contemplated Transactions or the ability of the Purchaser Party or any Purchaser Designee to consummate them to an extent which is material in the context of the Contemplated Transactions; and

        (b)   assuming that the consents of Governmental Authorities referred to in this Section 5.3 are obtained and assuming compliance with all Merger Control Laws, violate any Law or Order of any Governmental Authority applicable to the Purchaser Party or any Purchaser Designee, except where the effect of such violation, either individually or in the aggregate, will not prejudice the validity or enforceability of this Agreement or the Related Agreements to which the Purchaser Party or any Purchaser Designee is a party or the validity of the Contemplated Transactions to an extent which is material in the context of those transactions.

        5.4    Consents.

        (a)   The execution and delivery by the Purchaser Party or any Purchaser Designee of this Agreement and any Related Agreements to which the Purchaser Party or any Purchaser Designee is a party and the performance and consummation by the Purchaser Party or any Purchaser Designee of the Contemplated Transactions do not require the authorization, consent or approval of any non-governmental third party of such a nature that the failure to obtain the same would prejudice the validity or enforceability of this Agreement or the Related Agreements to which the Purchaser Party or any Purchaser Designee (as the case may be) is a party, the validity of the Contemplated Transactions or the ability of the Purchaser Party or any Purchaser Designee to consummate the Contemplated Transactions in each case to an extent which is material in the context of the Contemplated Transactions.

        (b)   Except for compliance with the Merger Control Laws, the execution and delivery by the Purchaser Party or any Purchaser Designee of this Agreement and any Related Agreements to which the Purchaser Party or any Purchaser Designee is a party and the performance and consummation by the Purchaser Party and any Purchaser Designee of the Contemplated Transactions do not require any authorization, consent, approval, certification, license or order of, or any filing with, any court or Governmental Authority of such a nature that the failure to obtain the same would prejudice the validity or enforceability of this Agreement or any Related Agreements to which the Purchaser Party or any Purchaser Designee (as the case may be) is a party, the validity of the Contemplated Transactions or the ability of the Purchaser Party or any Purchaser Designee to consummate the Contemplated Transactions in each case to an extent which is material in the context of the Contemplated Transactions.

        5.5    Litigation.    There are no Actions pending, or to the Knowledge of the Purchaser Party, threatened against the Purchaser Party or any Purchaser Designee which if decided against the Purchaser Party or any Purchaser Designee would prejudice the validity of the Contemplated Transactions or the ability of the Purchaser Party or any Purchaser Designee to consummate them, in each case to an extent which is material in the context of the Contemplated Transactions. Neither the Purchaser Party nor any Purchaser Designee is subject to any Order involving, affecting or relating to the Contemplated Transactions.

        5.6    Investment Intention.

        (a)   The Purchaser and the Purchaser Designees are purchasing the Shares and the Owner Notes for investment for their own accounts, and not with a view to, or for the offer or sale in connection with, any distribution thereof in violation of applicable securities Laws. The Purchaser Party and the Purchaser Designees acknowledge that the Shares have not been registered for offer or sale under the Securities Act of 1933, as amended (the "Securities Act"), or other applicable securities Laws (including state or foreign securities Laws), and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act and other applicable securities Laws or pursuant to an applicable exemption therefrom.

        (b)   Each of the Purchaser Parties and any Purchaser Designee is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act.

        5.7    Financial Capability.    The Purchaser (and, if applicable, the Purchaser Designees) will at Closing have sufficient liquid funds available to enable the Purchaser and any Purchaser Designees to consummate the Contemplated Transactions and to permit the Purchaser and any Purchaser Designee to timely perform all of its obligations under this Agreement.

        5.8    No Knowledge of Breach.    There is no material breach by any Seller of this Agreement that a Purchaser Party has Knowledge of (based solely on facts existing on the Effective Date concerning such material breach) that would cause it to claim failure of the condition contained in Section 8.2(b) (a "Currently Known Material Breach"); it being understood that Sellers have the burden of proving any breach of this representation and warranty. The sole remedy for a breach of this representation and warranty is that the Currently Known Material Breach would not constitute a failure of the condition contained in Section 8.2(b).

        5.9    Qualified for Licenses.    To the Knowledge of the Purchaser, the Purchaser Party or any Purchaser Designee is qualified to obtain any Licenses necessary for the operation by the Purchaser or any Purchaser Designee of the Acquired Companies as of the Closing in the same manner as the Acquired Companies are currently operated, except where the failure to be so qualified would not affect the validity or enforceability of this Agreement or the Related Agreements or the validity of the Contemplated Transactions or the Purchaser's or Purchaser Designee's ability to consummate the Contemplated Transactions.

        5.10    Purchaser Designees.

        (a)   As of the Closing, each Purchaser Designee will be an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Purchaser Designee will at the Closing have all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now conducted and to perform the Contemplated Transactions on its part.

        (b)   Each Purchaser Designee will have, by the date of the Closing, taken all necessary corporate or similar action to authorize (i) the purchase of the Shares or Owner Notes to be purchased by, and the assumption of the EME Guarantees to be assumed by, such Purchaser Designee and (b) the execution, delivery and performance of this Agreement and any Related Agreements to which such Purchaser Designee is a party. No other corporate or similar action or proceeding on the part of any Purchaser Designee will be necessary to authorize this Agreement or any Related Agreement or the Contemplated Transactions.

        (c)   This Agreement and any Related Agreements to which a Purchaser Designee is a party will, as of the Closing, have been duly executed and delivered by each such Purchaser Designee, and this Agreement and each Related Agreement to which any Purchaser Designee is a party, when executed and delivered, will constitute a valid and binding obligation of such Purchaser Designee, enforceable against such Purchaser Designee in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

        5.11    Financial Advisors.    No broker, finder or investment banker will be entitled to any brokerage, finder's or other fee or commission from any Seller in connection with this Agreement or the Contemplated Transactions based upon any agreements, arrangements or commitments, written or oral, made by or on behalf of any Purchaser Party or its Affiliates (but excluding Acquired Companies).

        5.12    CBK.    No Purchaser Party owns, operates or controls any installed generating capacity in the Philippines.

        5.13    Limitation of Representations and Warranties.    EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, NO PURCHASER PARTY NOR ANY PURCHASER DESIGNEE IS MAKING ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING ANY MATTER WHATSOEVER, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. THE SELLER PARTIES EXPRESSLY ACKNOWLEDGE THAT NEITHER THE PURCHASER PARTIES NOR ANY PURCHASER DESIGNEE HAS MADE, AND THE SELLER PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE SELLER PARTIES HEREBY EXPRESSLY WAIVE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO, AND THE SELLER PARTIES HEREBY EXPRESSLY WAIVE AND RELINQUISH ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST, ANY PURCHASER PARTY OR ANY PURCHASER DESIGNEE AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES (INCLUDING EMPLOYEES) IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO ANY OF THE SELLER PARTIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF ANY PURCHASER PARTY.

        5.14    Other Provisions Relating to Representations and Warranties.    The representations and warranties given by the Purchaser Parties in this Article V are given severally and not jointly and severally and no Purchaser Party shall have any Liability to any of the Sellers in relation to a representation or warranty given by another Purchaser Party.

ARTICLE VI.
COVENANTS

        6.1    Access to Information and Employees.    Between the Effective Date and the Closing Date, EME and the Sellers (x) will, (y) will cause each Acquired Company that is a Controlled Acquired Company to, and (z) will exercise Commercially Reasonable Efforts to cause each Non-Controlled Acquired Company to afford the Purchaser Parties and their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to the properties, books, records and personnel of the Acquired Companies for the purposes of consummating the Contemplated Transactions and transitioning ownership of such Acquired Companies (including discussions with the personnel of any Controlled Acquired Company of the terms and conditions of any employment following the Closing Date), provided that in no event shall any Seller or any Acquired Company be obligated to provide (a) access or information in violation of Applicable Law, (b) bids, letters of intent, expressions of interest, proposals, agreements, documents or other communications received from or communicated to other parties in connection with the Auction Process or information or analysis relating to any of the foregoing. If any Purchaser Parties request any information the disclosure of which would (in EME's reasonable judgment) jeopardize any privilege or confidentiality available to any Seller, any Acquired Company or any of their respective Affiliates relating to such information (including Tax workpapers), the Parties will collaborate in good faith to implement an arrangement for providing the requested information that avoids any exposure, waiver or partial waiver of privilege with respect thereto and any exposure for any Seller or Acquired Company to any claim by a third party in relation to a breach of that third party's rights in relation to such information. Without limitation to the foregoing, prior to the Closing, EME shall procure that all information that has been posted to Intralinks is retained there and that the Purchaser is able to access such information on Intralinks in the same manner as during the Auction Process.

        6.2    Purchaser Diligence Obligations.    In connection with the access provided in Section 6.1, the Purchaser Parties and their respective Representatives shall cooperate with the Representatives of the Sellers and the Acquired Companies and shall use their reasonable efforts to minimize any disruption of the business of any Seller or such Acquired Company, including providing EME with at least three (3) Business Days' prior notice of any desire for physical access to the personnel, properties, Contracts, books or records of any such Acquired Company and shall permit EME, at its request, to have a Representative present with any Purchaser Party or its Representatives at all times that such Purchaser Party or its Representatives is on any such premises or with any such personnel. The Purchaser Parties will abide, and will cause their respective Representatives to abide, by the terms of the Confidentiality Agreements and any safety rules or rules of conduct reasonably imposed by any Seller or any such Acquired Company with respect to such access and any information furnished to it or its Representatives pursuant to Section 6.1.

        6.3    Operating Covenants.    Between the Effective Date and the Closing Date, except (i) as otherwise required, contemplated or permitted by this Agreement including, in relation to Section 6.3(a)(i) below, Section 1.3, Section 3.2 and Section 6.22, (ii) as set forth in Section 6.3 of the EME Disclosure Schedule, (iii) as required by Applicable Law, (iv) as required by Contract in existence as of the Effective Date, (v) for Permitted Transfers or (vi) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

        (a)   the Sellers shall not permit any Controlled Acquired Company to and shall use their Commercially Reasonable Efforts not to permit any Non-Controlled Acquired Company to:

          (i)    transfer, issue, sell or dispose of any shares of capital stock or other securities of any such Acquired Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any such Acquired Company except to a Controlled Acquired Company that is a Wholly Owned Subsidiary of MEC BV;

          (ii)   effect any recapitalization, reclassification, stock split or like change in the capitalization of any such Acquired Company that reduces the percentage of the equity or voting power therein that the Purchaser and Purchaser Designees will acquire therein, directly or indirectly, when they acquire the Shares and the Owner Notes;

          (iii)  amend any of the respective Governing Documents of any Controlled Acquired Company except in a manner reasonably calculated to facilitate closing of the Contemplated Transactions or to achieve the purposes of Section 6.9 or in connection with a transaction not prohibited by Section 6.3(a);

          (iv)  except as provided under the EME BV Severance Plans and under any other employment arrangements listed in the EME Disclosure Schedule, increase the annual level of compensation and benefits of any employee of an Acquired Company earning annual cash compensation in excess of $250,000 (or its equivalent in foreign currency) or of employees of an Acquired Company generally;

          (v)   incur any indebtedness for money borrowed except for (A) refinancings of existing indebtedness, if any, that are in process or that are reasonably required by pending maturities subject to such processes or maturities (as the case may be) having been disclosed in the EME Disclosure Schedule or renewal of existing working capital facilities or the renewal of other lines of credit, (B) drawings under existing lines of credit or under new working capital or revolving lines of credit in the Ordinary Course of Business, (C) indebtedness to MEC BV or any Wholly Owned Subsidiary thereof, (D) other planned indebtedness in the Ordinary Course of Business under existing credit lines, or (E) indebtedness represented by Owner Notes or that is contributed to the capital of an Acquired Company or that represents a Payment Obligation to an Acquired Company;

          (vi)  enter into any Major Contract, or waive any material right under, or enter into a material amendment of, any existing Major Contract, except in the Ordinary Course of Business; provided that in each case that the Sellers shall promptly provide the Purchaser with notice prior to the occurrence of any of the foregoing;

          (vii) make any change in any method of accounting for financial reporting with respect to any such Acquired Company except for any such change after the Effective Date required by reason of a concurrent change in or interpretation of US GAAP or Local GAAP, whichever is used by such Acquired Company as of the Effective Date to prepare its financial statements;

          (viii) make any capital expenditure with respect to any such Acquired Company in excess of the aggregate amount for the applicable period set forth in the capital expenditure budget therefor as disclosed in the EME Disclosure Schedule or posted on Intralinks, except for reasonable expenditures in excess thereof made in the Ordinary Course of Business in connection with any emergency or other force majeure events affecting any such Acquired Company;

          (ix)  enter into any Affiliate Contracts, or amend, modify or change in any material respect any outstanding Affiliate Contract or waive any material rights thereunder;

          (x)   effect a Material Purchase or Sale save for any transactions between MEC BV and its Wholly Owned Subsidiaries. For this purpose, the term "Material Purchase or Sale" means (A) the purchase or sale by an Acquired Company of an asset (other than fuel stocks) having a value in excess of $10,000,000 (or its equivalent in foreign currency) or (B) the purchase or sale by an Acquired Company of an asset having a value in excess of $500,000 (or its equivalent in foreign currency) outside the Ordinary Course of Business;

          (xi)  give a guarantee, indemnity or other agreement to secure, or incur financial or other obligations with respect to, another Person's obligation outside the Ordinary Course of Business, except for guarantees, indemnities or other similar agreements between the Acquired Companies;

          (xii) save for non-material routine claims incidental to the business of each Acquired Company (including non-material Actions for negligence, workers' compensation claims, so-called "slip and fall" claims and the like) start litigation or arbitration proceedings or compromise or settle litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings, other than settlements requiring payments in the aggregate of less than $5,000,000 (or its equivalent in foreign currency);

          (xiii) make any election or exercise any discretion in connection with any Benefit Plan outside the Ordinary Course of Business;

          (xiv) make any voluntary prepayment to an unaffiliated third party under a Financing Agreement, except (i) as permitted pursuant to clause (v) above;

          (xv) merge or amalgamate any Acquired Company with or into any other body corporate or effect any restructuring of any Acquired Company or the Acquired Companies or allow any Acquired Company to participate in any joint venture arrangement which such Acquired Company does not participate at the Effective Date;

          (xvi) present any petition, apply for any order or pass any resolution for the winding up of an Acquired Company or for the appointment of a liquidator or provisional liquidator to, or an administrator in respect of, an Acquired Company; appoint a receiver over the whole or part of any Acquired Company's business or assets; propose any voluntary arrangement with any of the creditors of an Acquired Company; agree to a composition, compromise, assignment or arrangement with any of creditors of an Acquired Company;

          (xvii) incorporate any new Subsidiary of an Acquired Company;

          (xviii) create or grant any Lien over its assets or undertakings outside the Ordinary Course of Business;

          (xix) lend any monies to any Person who is not an Acquired Company outside the Ordinary Course of Business; or

          (xx) agree to do any of the things set out in clauses (i) to (xix) above; and

        (b)   EME shall procure that each Controlled Acquired Company shall and shall use its Commercially Reasonable Efforts to procure that each Non-Controlled Acquired Company shall:

          (i)    subject to Section 6.3(a), conduct its business in the Ordinary Course of Business and otherwise in all material respects in accordance with Applicable Law; and

          (ii)   continue, without amendment, each of the Applicable Policies and not do, or omit to do, anything which might: (A) make any such policy void or voidable and (B) entitle any of the insurers under any such policy to refuse indemnity in relation to particular claims in whole or in part (provided that nothing in this clause (ii) will prevent the notification to insurers of claims in circumstances which might give rise to claims under any such policy in accordance with the terms of the relevant policy).

        (c)   EME and the Purchaser Parties shall use Commercially Reasonable Efforts to procure that, as soon as reasonably practicable after the Effective Date, the shareholders of PT Paiton Energy pass a resolution such that, for the purposes of Article 62(1) of the Law on Limited Liability Companies, Law 1 1995 of the Republic of Indonesia, the shareholders deem that a resolution that no dividend or distribution of profit be made was passed at each previous Annual General Meeting of Shareholders of PT Paiton Energy.

        6.4    Efforts to Close.    Through the Closing Date, subject to the terms and conditions herein provided, the Parties will, and will cause the respective Subsidiaries within their control to, use Commercially Reasonable Efforts to take all reasonable actions and do all reasonable things necessary, proper or advisable, under Applicable Laws, Contract or otherwise to consummate and make effective, as soon as reasonably practicable, the Contemplated Transactions, including the satisfaction of all conditions thereto set forth herein. Such actions shall include using their Commercially Reasonable Efforts to obtain the consents, authorizations and approvals of all non-governmental third parties and Governmental Authorities whose consent is reasonably necessary to effectuate the Contemplated Transactions (including the Governmental Conditions and Third-Party Conditions) and to reasonably promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, any Related Agreement and the Contemplated Transactions required under any Contract or Applicable Law. Without limitation to the foregoing, through to the Closing Date (i) the Parties shall be obliged to keep each other reasonably informed of the steps taken in compliance with this Section 6.4 and the progress toward satisfying the of the closing conditions set forth in Article VIII including by communicating with each other on a regular basis with respect to progress made to date in respect of satisfaction of any and all of the closing conditions set forth in Article VIII and any issues arising in connection therewith which might reasonably be expected to delay or prevent such satisfaction; and (ii) in relation to any Governmental Condition, if the Purchaser or the Sellers, as the case may be, requests that it do so, the Sellers or the Purchaser, as applicable, will use all Commercially Reasonable Efforts to provide the requesting party with access to the Governmental Authority responsible for such Governmental Condition for the purposes of fulfilling such Governmental Condition and provide such information in connection with any application in connection with that Governmental Condition as the requesting party shall reasonably request.

        6.5    Applications.

        (a)   All filings, applications, notices, analyses, appearances, presentations, memoranda, submissions, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party before any regulatory authority in connection with the approval of the Contemplated Transactions (except with respect to Taxes and excluding the IPR Shareholder Circular and any other prospectus or similar investment circular of the type referred to in Section 6.1) shall require the joint approval and be under the joint control of EME and Purchaser, acting with the advice of their respective counsel, it being the intent that EME (on behalf of all Sellers) and the Purchaser (on behalf of all Purchaser Parties and Purchaser Designees) will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such filing, application, notice, analysis, appearance, presentation, memorandum, submission, brief, argument, opinion and proposal; provided that in the event of a disagreement concerning any such filing, application, notice, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal, the determinations of EME or, to the extent relating to any Merger Control Law, the Purchaser Parties, shall be conclusive; and provided further that nothing will prevent a Party from responding to or complying with a subpoena or other legal process as required by Applicable Law or submitting factual information in response to a request therefor. EME shall provide to the Purchaser, and the Purchaser shall provide to EME, copies of all written communications with Governmental Authorities relating to the approval or disapproval of the Contemplated Transactions.

        (b)   EME shall use Commercially Reasonable Efforts to procure that, within three (3) days after the Effective Date, in compliance with the Certificate of Compliance issued by the Philippines Energy Regulatory Commission in respect of the Project known as "CBK", notice of the sale of EME's interest in that Project under this Agreement is given to the Philippines Energy Regulatory Commission.

        6.6    Post-Closing Cooperation.    After the Closing, upon prior reasonable written request, all of the Parties and their respective Affiliates shall reasonably cooperate with the other Parties, or any of them, at the requesting Party's expense (which shall be limited to out-of-pocket costs and expenses to third parties, in each case as reasonably incurred), in furnishing all necessary records, information, testimony, data or other assistance in connection with (i) any inquiries, Actions or disputes involving any of the Parties, and their respective Affiliates (other than in connection with disputes between them) and based upon Contracts, arrangements or acts of any Seller or its Affiliates which were in effect or occurred on or prior to Closing and which relate to the Shares, the Owner Notes, the EME Guarantees or the Acquired Companies, including arranging discussions with (and the calling as witness of) Representatives of the Purchaser Parties and their Affiliates (including, after the Closing Date, the Acquired Companies) or (ii) any audits, accounting matters, Tax matters or fulfilling their respective disclosure and reporting obligations under Applicable Law, including the timely filing of any documents or reports under the Securities Exchange Act of 1934 relating in any way to the Acquired Companies or the Contemplated Transactions.

        6.7    Confidentiality.    The Parties acknowledge that one or more Purchaser Parties and EME previously executed those confidentiality agreements listed in the EME Disclosure Schedule (collectively, the "Confidentiality Agreements"), which Confidentiality Agreements shall continue in full force and effect until the Closing Date (except that IPR and the Purchaser may make such disclosure of Review Material as it or they are advised by their outside legal counsel are necessary for the purposes of the IPR Shareholder Circular or Investment Circular and any such disclosure shall not constitute a breach of any Confidentiality Agreement), at which time the Purchaser Parties' obligations to EME thereunder with respect to the Review Material shall terminate, except with respect to Excluded Items, Projects acquired by a Project Counterparty exercising a Preemptive Right and any confidential and proprietary information unique to EME and its Non-Acquired Subsidiaries contained therein. In addition, the Parties agree that the terms and conditions of the Contemplated Transactions and information provided to any Purchaser Party in connection with the execution of this Agreement and any Related Agreement shall be subject to a substantially similar standard of confidentiality as set forth in the Confidentiality Agreements. At the Closing, EME will execute and deliver to Purchaser a confidentiality agreement relating to the Acquired Companies having a substantially similar standard of confidentiality as set forth in the Confidentiality Agreements (the "EME Confidentiality Agreement").

        6.8    Public Announcements.    Subject to Sections 6.5 and 6.7, prior to the Closing Date, no press or other public announcement, or public statement or comment in response to any inquiry, relating to the Contemplated Transactions shall be issued or made by any Party or any of their respective Affiliates or Representatives without the joint approval of EME and the Purchaser; provided that (i) this Section 6.8 shall not apply to the IPR Shareholder Circular or any other prospectus or similar investment circular of the type referred to in Section 6.1 and (ii) a press release or other public announcement, regulatory filing, statement or comment made without such joint approval shall not be in violation of this Section 6.8 if it is made in order to comply with Applicable Law or stock exchange rules and in the reasonable judgment of the Party making such release or announcement, based upon advice of counsel, prior review and joint approval, despite reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a timely enough fashion to comply with such Applicable Law or such rules; and provided, further, that in all instances prompt notice from EME to the Purchaser or from the Purchaser to EME, as the case may be, shall be given with respect to any such release, announcement, filing, statement or comment.

        6.9    Use of Name.    Following the Closing Date, no Purchaser Party or any of its Affiliates (including any Acquired Company) shall have any right, title or interest in the names "Edison", "Edison Mission Energy", "EME", "MEC", "Mission Energy", "Mission", "Mission Operations and Maintenance", "EMOMI", "MOMI" or "Edison InternationalSM" (or any variations thereof which includes the words "Edison" or "Mission") or any trademarks, trade names, logo or symbols related thereto. As soon as reasonably practicable following the Closing, but in no event later than one hundred eighty (180) days thereafter, the Purchaser shall cause the Acquired Companies to amend all of their respective Governing Documents to the extent necessary to remove the foregoing names (and any variation thereof) from their legal names, to remove all trademarks, service marks, trade names, logos and symbols related thereto from any of their properties and assets (including all signs) that are visible to, or obtainable by, members of the public and to cease using the same. If EME reasonably believes that the intent of this Section 6.9 should be memorialized in a trademark license or similar agreement to protect the rights that it and its Affiliates have in the foregoing, then the Parties shall negotiate such agreement in good faith and execute it as a Related Agreement at the Closing. Notwithstanding the foregoing, in the event the use of a current name is reasonably required to maintain an existing franchise or right without penalty, EME shall endeavor in good faith to cooperate with the Purchaser or applicable Purchaser Designee to permit such franchise or right to be maintained for a reasonable period all the time having reasonable regard to the protection of the intellectual property rights of EME or its Affiliates.

        6.10    Directors' and Officers' Indemnification.    Without limiting such indemnification obligations as EME may have to its current and past employees and agents, for a period of not less than six (6) years from the Closing Date, the Purchaser shall use its Commercially Reasonable Efforts to cause the Acquired Companies to exculpate, indemnify, advance expenses to and hold harmless all past and present employees, officers, agents and directors of each Acquired Company to the same extent such Persons are currently entitled to be and have an enforceable right to be exculpated, indemnified and advanced expenses by each Acquired Company for any acts or omissions occurring at or prior to the Closing. In the event that any claim for indemnification or advancement of expenses is asserted or made then within such six (6) year period, all rights to indemnification and advancement of expenses shall continue until such claim is disposed of or all Orders in connection with such claim are fully satisfied.

        6.11    Further Assurances.    The Parties agree that from and after the Closing Date, each of them will, and will cause their respective Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by any Party to carry out the purposes of this Agreement. The Purchaser acknowledges that EME intends to sell entities and assets in the Auction to third parties which are (1) unrelated to the Contemplated Transactions, or (2) Excluded Items. In order to avoid hindering EME's right to engage in such transactions in connection with the Auction, if any Acquired Company has a preemptive or purchase right, or right of approval, with respect to or as a result of any such sale or attempted sale by EME in the Auction, the Purchaser agrees that following the Closing, it and its Affiliates will not exert their control over any of the Acquired Companies in order to exercise any such preemptive or purchase right or in order not to give in a timely manner any such approval, so as to interfere with or hinder such transactions by EME with such third parties.

        6.12    Purchaser Parent Guarantee.

        (a)   The Purchaser Parents hereby unconditionally, irrevocably and absolutely covenant with and guarantee to the Sellers and their Affiliates the due and punctual performance and discharge of any and all of the obligations of the Purchaser (and any Purchaser Designee) under this Agreement and the Related Agreements existing on the Effective Date or hereafter of any kind, nature and character whatsoever, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, including the due and punctual payment of the Aggregate Purchase Price, any indemnification obligations of the Purchaser (and any Purchaser Designee) hereunder, the obligations under Section 6.14 and any other amounts that the Purchaser (and any Purchaser Designee) is or may become obligated to pay pursuant to this Agreement (collectively, the "Purchaser Obligations"). The guarantee under this Section 6.12 is a guarantee of timely payment in full and performance of the Purchaser Obligations when due and not merely a guarantee of collection. The obligations of the Purchaser Parents under the guarantee in this Section 6.12 are several (and not joint and several) and in respect of any liability under it, IPR shall be responsible for seventy percent (70%) of such liability and Mitsui shall be responsible for thirty percent (30%) of such liability.

        (b)   To the fullest extent permitted by Applicable Law, the obligations of each Purchaser Parent hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, (i) any change in the corporate structure or ownership of any Purchaser Party or any Purchaser Designee or the bankruptcy, insolvency, reorganization, dissolution, liquidation or other similar proceeding relating to any Purchaser Party or any Purchaser Designee or any Affiliate or Subsidiary of any Purchaser Party or any Purchaser Designee or (ii) any neglect, delay, omission, failure or refusal of any Purchaser Party or any Purchaser Designee or any Seller or its Affiliates to take or prosecute any action in connection with this Agreement or any other Related Agreement. In connection with this Section 6.12, each Purchaser Parent unconditionally waives: (A) any right to receive demands, protests or other notices of any kind or character whatsoever, as the same may pertain to any Purchaser Party or any Purchaser Designee, (B) any right to require any Seller to proceed first against any other Purchaser Party or any Purchaser Designee or to exhaust any security held by it or to pursue any other remedy, (C) any defense based upon an election of remedies by any Seller, (D) any duty of any Seller to advise the Purchaser Parents of any information known to it regarding any Purchaser Party or Purchaser Designee or its ability to perform under this Agreement or any Related Agreement, and (E) all suretyship and other defenses of every kind and nature.

        (c)   The obligations of the Purchaser Parents under this Section 6.12 shall be automatically reinstated if and to the extent that for any reason any payment or other performance by or on behalf of any Purchaser Party or any Purchaser Designee in respect of the Purchaser Obligations is rescinded or must be otherwise restored, and each Purchaser Parent agrees that it will indemnify EME and the other Sellers on demand for all costs and expenses (including reasonable attorneys fees and expenses) incurred by any of them in connection with such rescission or restoration. If in connection with the foregoing, any Seller or its Affiliates is required to refund part or all of any payment of any Purchaser Party or any Purchaser Designee, such payment by any of them shall not constitute a release of any Purchaser Parent from any liability under this Section 6.12, and each Purchaser Parent's liability under this Section 6.12 shall be reinstated to the fullest extent allowed under Applicable Law and shall not be construed to be diminished in any manner.

        (d)   This Section 6.12 shall survive the Closing and any termination pursuant to Article IX hereof and shall remain in full force and effect, subject to the provisions of Section 6.12(c).

        6.13    Lease for Elwy House at Deeside.    Within a reasonable time after the Effective Date, but in no event later than December 23, 2004, EME shall cause the tenant of those leased premises located at Elwy House in Deeside to send a written notice of termination of lease, effective as of June 23, 2005, to the landlord of such premises. The Purchaser (or the applicable Purchaser Designee) shall be responsible for any costs and fees associated with such termination and, if assessed prior to the Closing, shall remit the amount of such costs and fees to EME or any Person designated by EME promptly after demand by EME therefor.

        6.14    Guarantees and Credit Support by EME.

        (a)   EME and certain of its Non-Acquired Subsidiaries (the "EME Guarantee Parties") are guarantors or obligors with respect to certain obligations related to the Acquired Companies as set forth on Schedule 6.14 (collectively, the "EME Guarantees"). Prior to the Closing, the Purchaser shall use its Commercially Reasonable Efforts to cause the EME Guarantee Parties to be released as guarantors under the EME Guarantees and if the Purchaser is unsuccessful in causing the EME Guarantee Parties to be released as guarantors under the EME Guarantees, then the Purchaser shall indemnify each EME Guarantee Party in respect of any liability which it may suffer under the EME Guarantees after the Closing Date.

        (b)   Schedule 6.14 sets forth a list of certain letters of credit in favor of the lenders to Project Operating Companies, or to parties representing such lenders, the issuance of which were arranged by EME and certain of its Subsidiaries under their existing credit facilities. Prior to or concurrently with the Closing, the Purchaser shall cause to be issued under its credit facility letters of credit in replacement of those set forth on Schedule 6.14 and shall use its Commercially Reasonable Efforts to cause the return to EME and its Subsidiaries of the letters of credit which are being so replaced and shall reimburse EME or the relevant Subsidiary for the amount, if any, of any drawing made on the letters of credit being so replaced after the Closing Date and prior to their return to EME or the relevant Subsidiary.

        (c)   Certain of the Acquired Companies have provided cash as credit support for the issuance of letters of credit (e.g., in support of the trading activities of First Hydro) and for other assurances of performance (e.g., in the case of P.T. Adaro), as described on Schedule 6.14. Notwithstanding any other provision hereof, any such cash, and any other cash or cash equivalents available to an Acquired Company on a similarly restricted basis, shall be treated as cash or a cash equivalent for purposes of Section 2.5(a)(iii).

        (d)   The Sellers will procure that the benefit of any indemnity given by an Acquired Company in favor of an EME Guarantee Party in connection with an EME Guarantee is assigned to MEC BV prior to the Closing.

        6.15    Guarantees and Credit Support by Acquired Companies.

        (a)   Between the Effective Date and the Closing Date, each of the Sellers shall use its Commercially Reasonable Efforts to cause any Acquired Company which is guarantor of any obligations of EME or any of its Non-Acquired Subsidiaries (each such Acquired Company an "AC Guarantee Party") to be released as guarantors of such obligations as of the Closing, and, if the Sellers are unsuccessful in causing any AC Guarantee Party to be released as guarantor of such obligations, then EME shall indemnify the relevant AC Guarantee Party in respect of any liability which it may suffer after Closing under any of the guarantees given by it in connection with any obligations of EME or any of its Non-Acquired Subsidiaries.

        (b)   In connection with the Purchaser Parties' obligations under Section 6.14(a) with respect to the Agreement dated as of 21 April, 1995 among Mitsui & Company, Ltd., Mission Energy Company and General Electric Capital Corporation listed as item 4 of Schedule 6.14(a) in relation to Paiton, as of the Closing, EME shall provide to such Purchaser Party as the Purchaser may designate the benefit of the following agreements and letters of credit and all ancillary rights in connection therewith:

          (i)    Toyo Indemnity Agreement dated as of April 21, 1995 among Mission Energy Company, General Electric Capital Corporation, Mitsui & Company, Ltd. and Toyo Engineering Corporation;

          (ii)   Letter Agreement dated February 5, 2003 among Mission Energy Company, General Electric Capital Corporation, Mitsui & Company, Ltd. and Toyo Engineering Corporation;

          (iii)  Letter of Credit (No.001-LC-185185) dated 3 July 1995 issued by The Bank of Tokyo Ltd. in accordance with the terms and conditions of the Toyo Indemnity Agreement for the benefit of Mission Energy Company; and

          (iv)  Letter of Credit (No.T-001-9843028) dated 20 February 2003 issued by The Bank of Tokyo-Mitsubishi, Ltd. in accordance with the terms and conditions of the Toyo Indemnity Agreement for the benefit of Mission Energy Company.

        6.16    Liquidation of Mission Hydro Partnership.    Nothing in this Agreement shall restrict or limit the ability of EME and its Subsidiaries to liquidate the Mission Hydro Partnership or to liquidate or redeem the interest of Mission Energy Wales Company therein using any reasonable means selected by EME, provided that at the Closing Date MEC BV and its Wholly Owned Subsidiaries shall directly or indirectly own one hundred percent (100%) of the record and beneficial ownership of the equity interests in the Projects known as First Hydro and Loy Yang B.

        6.17    Miscellaneous Assets.    Without limiting the provisions of Section 4.18, in the event that there are physical assets held by EME or by Non-Acquired Subsidiaries that are customarily used in and located at the businesses of the Project-Specific Acquired Companies, EME shall cause such physical assets or the benefits thereof to be contributed, assigned, licensed or otherwise transferred to MEC BV or the pertinent Project-Specific Acquired Company, without charge to the Purchaser or to any Acquired Company, prior to Closing. EME shall also cause copies of books and records, or pertinent portions thereof, that relate solely to the Controlled Acquired Companies and that are maintained by EME or a Non-Acquired Subsidiary to be delivered to the Purchaser at Closing, subject to confidentiality or non-disclosure agreements in favor of third parties, if any.

        6.18    Political Risk Insurance.    If EME or any of its Affiliates have purchased or otherwise possess any Political Risk Insurance Policies covering any Project, subject to Law and the regulations and practices of any applicable Governmental Authority, EME shall use its Commercially Reasonable Efforts to cause the Political Risk Insurance Policies to be assigned to the Purchaser or any Purchaser Designee or to cause the Purchaser or any Purchaser Designee to be named as an additional insured thereunder effective as of the Closing Date, such Commercially Reasonable Efforts to include assisting the Purchaser in discussions with the Overseas Private Investment Corporation relating to such Political Risk Insurance Policies. If the Political Risk Insurance Policies are terminated because, notwithstanding EME's compliance with its obligations under this Section 6.18, those policies cannot be assigned to the Purchaser or any Purchaser Designee, then any termination costs associated therewith (net of any refunds or other returned amounts) shall be EME's sole responsibility and EME shall indemnify the Purchaser Parties and the Acquired Companies against any such cost, it being understood that such amounts shall not include the cost of any loss of insurance or any replacement insurance policies.

        6.19    Preemption Notices.    EME agrees to provide to the Purchaser written notice within three (3) Business Days of the receipt of any Preemption Notice and shall keep the Purchaser informed in a timely fashion as to the status and progress of any preemption process following any such receipt of a Preemption Notice.

        6.20    Updating.

        (a)   Without limitation to EME's obligations under Section 6.20(b), EME shall notify the Purchaser of any changes or additions to any of EME's Schedules to this Agreement (including the EME Disclosure Schedule and the Structure Chart contained in Section 4.5(b) of the EME Disclosure Schedule) by the delivery of updates thereof, if any, as of a reasonably current date prior to the Closing, but in no event later than five (5) Business Days prior to the Closing, provided that EME shall continue to deliver updates relating to subsequent changes or additions to any of the Schedules of EME until the Closing. No such updates made pursuant to this Section 6.20(a) shall be deemed to cure any inaccuracy or breach of any representation or warranty made in this Agreement as of the Effective Date nor, for purposes of Section 8.2(a) or Section 11.3(a)(i) (subject to the terms of the second proviso contained therein), the Closing Date, unless the Purchaser specifically agrees thereto in writing, nor shall any such notification be deemed to constitute or give rise to a waiver (whether express or implied) by the Purchaser of any covenant or condition set forth in this Agreement. Without limiting the generality of the foregoing, EME shall notify the Purchaser reasonably promptly of the occurrence of any material casualty, physical damage, destruction or physical loss respecting, or, to the best of the Knowledge of EME, material adverse change in the physical condition of, any Project, subject to ordinary wear and tear and to routine maintenance.

        (b)   The Sellers and the Purchaser Parties, as the case may be, shall notify each other promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would (A) cause any representation or warranty given by them respectively in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (B) prevent any condition set forth in Article VIII from being satisfied prior to the Outside Date and (ii) any material failure of any of the Parties or their respective Affiliates or any of their respective Representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (C) any material breach or alleged material breach of any Major Contract of which EME has Knowledge.

        6.21    Employee Matters.

        (a)   Retained Employees Who Are Not Ex-Pat Employees.

          (i)    Subject to the further terms of this Section 6.21, at and as of the Closing, the Purchaser or its Affiliates shall cause the pertinent Acquired Companies to employ or continue the employment of all of the employees (excluding the Ex-Pat Employees, the "Existing Employees") of each Acquired Company on the same economic terms and conditions as in effect immediately prior to the Closing Date, unless the Existing Employee chooses to not become so employed (such Existing Employees who continue employment after the Closing Date being referred to in this Agreement as "Retained Employees"). Subject to Applicable Law, the provisions of this Section 6.21 and any existing contractual rights of such Retained Employees, the Retained Employees shall, after the Closing Date, be "at will" employees of the Acquired Companies, unless the Purchaser and its Affiliates (including the Acquired Companies) make other arrangements. The Parties acknowledge that the terms Existing Employees and Retained Employees do not, nor are they intended in any way to, include any employee of EME.

          (ii)   Notwithstanding the provisions of Section 6.8 to the contrary, prior to the Closing Date, EME and its Affiliates (including the Acquired Companies) may communicate with the Existing Employees and their representatives and advisers, as the case may be, the terms and conditions of this Section 6.21 and any other provision hereof relating to the employment of the Existing Employees with the Acquired Companies following the Closing Date provided always that none of EME or its Affiliates may make or agree to make any material change to the terms of employment of any Existing Employees without the Purchaser's prior written consent. At least fifteen (15) days prior to the Closing Date, EME shall notify the Purchaser in writing of the name and title of any Existing Employees who have advised EME that they will not continue their employment with the Acquired Companies on or after the Closing Date. Any such Existing Employee shall not continue to be an employee of any Acquired Company from and after the Closing Date and shall not be entitled to any severance payment or other benefit from the Purchaser or any Acquired Company which shall be entitled to be indemnified by EME for all and any such costs, claims, awards or expense in respect of or relating to any such Existing Employee.

          (iii)  The Purchaser acknowledges that neither it nor any of its Affiliates have notified EME of any decisions regarding the employment of any Retained Employees after the Closing Date, and the Purchaser shall advise EME reasonably promptly of any such decisions made between the Effective Date and the Closing Date.

          (iv)  After the Closing, the Acquired Companies shall pay, discharge and be responsible for all salary, wages, severance costs, benefits and claims (including workers compensation or other similar benefits and claims) arising out of or relating to the employment of the Retained Employees after the Closing Date, including all liabilities for accrued vacation, holiday, sick leave, salary continuation or short-term disability benefits; the payment of accrued payments or bonuses under any annual or long-term management or employee incentive or bonus plans, programs or arrangements; retirement plan, and non-qualified deferred compensation plan, arising out of or relating to the employment of the Retained Employees after the Closing Date.

          (v)   The Purchaser acknowledges that after the Closing, all Retained Employees will cease to participate in any and all employee benefit and welfare plans of EME and its Affiliates other than the Benefit Plans of the Acquired Companies listed on the EME Disclosure Schedule. As of the Closing Date, the Purchaser will permit the Retained Employees to continue to participate in the employee benefit and welfare plans or admit them to suitable replacement plans of the Purchaser or its Affiliates (the "Purchaser Plans"). For purposes of vesting, eligibility and calculation of severance payments, all Retained Employees shall retain their respective levels of seniority and shall where applicable receive full credit under the Purchaser Plans for all service with the Acquired Companies prior to the Closing Date. The Purchaser shall where applicable waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under the Purchaser Plans and provide each Retained Employee with credit for any co-payments and deductibles paid prior to the Closing in satisfying any applicable deductible or out-of-pocket requirements under the Purchaser Plans.

          (vi)  In connection with the Contemplated Transactions, EME has provided severance benefits to the Existing Employees identified on Schedule 6.21 (the "Participating Employees"), for a period of one (1) year following the Closing Date in accordance with the terms and conditions of the EME BV Severance Plans. EME has made copies of the EME BV Severance Plans available to the Purchaser. At the Closing, EME shall assign to the Purchaser, and the Purchaser shall assume from EME, all of EME's obligations to the Retained Employees who are Participating Employees with respect to any cash severance benefits and outplacement benefits under the EME BV Severance Plans. The payment of any such amounts due and payable under the EME BV Severance Plans with respect to any such Retained Employee who is a Participating Employee shall be the sole obligation of the Purchaser and its Affiliates (including the Acquired Companies) and all costs and expenses associated therewith shall be borne solely by the Purchaser and its Affiliates (including the Acquired Companies); provided, however, EME shall reimburse the Purchaser for any cash severance benefits or outplacement benefits due and payable under the EME BV Severance Plans actually paid to a Retained Employee who is a Participating Employee by the Purchaser or its Affiliates (including any Acquired Company) in connection with the termination or the giving of notice of termination for any reason other than cause by the Purchaser and its Affiliates (including the Acquired Companies) of any such Retained Employee during the four (4) month period immediately following the Closing Date. After the expiration of such four (4) month period, EME shall have no further obligation to reimburse the Purchaser and its Affiliates (including the Acquired Companies) with respect to any amounts owed or paid to a Retained Employee who is a Participating Employee under the EME BV Severance Plans. The Purchaser shall reimburse EME for all cash severance benefits or outplacements benefits, if any, paid to any Existing Employee who advised EME that he would not continue his employment with the Acquired Companies on and after the Closing Date but who thereafter becomes an employee of the Purchaser or any of its Affiliates (including any Acquired Company) within one (1) year following the Closing Date.

          (vii) After the Closing Date, Retained Employees who are not Participating Employees may be entitled to receive severance benefits from the Acquired Companies in accordance with applicable Legal Requirements related thereto ("Legal Severance Costs"). After the Closing, the Purchaser and its Affiliates (including the Acquired Companies) shall be solely responsible for the payment of any such Legal Severance Costs with respect to the Retained Employees who are not Participating Employees and all other costs and expenses associated therewith shall be borne solely by the Purchaser and its Affiliates (including the Acquired Companies).

          (viii) Subject to EME's reimbursement obligation set forth in this Section 6.21(a)(v) and Section 6.21(a)(vi) above, following the Closing Date, the Purchaser shall be solely responsible for, and shall indemnify, defend and hold the Seller Parties and their Affiliates harmless from and against, any Losses incurred by them arising from or relating to any acts or omissions of the Purchaser or their respective Affiliates (including the Acquired Companies) in connection with the employment or termination of Retained Employees following the Closing.

        (b)   EME Responsibilities.

          (i)    Subject to the terms hereof, including Section 6.21(a), EME shall be solely responsible for (A) any incentive compensation, deferred compensation or other benefit under any employee benefit or welfare plan of EME and its Affiliates, other than the Acquired Companies (the "Seller Plans"), and (B) any non-cash severance benefits pursuant to the EME BV Severance Plans for any Retained Employee who as of the Closing Date is eligible for any such benefits and satisfies the conditions for such benefits pursuant to the terms and conditions of such Seller Plans and the EME BV Severance Plans. The foregoing shall not expand the rights of any Retained Employee under any Seller Plan or the EME BV Severance Plans or limit the right of EME or its Affiliates to amend or terminate any Seller Plan.

          (ii)   EME shall be solely responsible for, and shall indemnify, defend and hold the Purchaser Parties and their respective Affiliates (including the Acquired Companies) harmless from and against, any Losses arising from or relating to (1) any claims made by any Retained Employees with respect to (A) claims arising under, (B) the accrual of or payment of benefits from, or (C) the termination of their participation in, the Seller Plans or the receipt of any non-cash severance benefits under the EME BV Severance Plans; or (2) any claims in respect of any Seller Plan other than the EME BV Severance Plans.

          (iii)  Prior to the Closing Date EME and the Acquired Companies shall allow the Purchaser reasonable access to the Existing Employees for the purposes of carrying out assessment and discussing future employment requirements and responsibilities.

        (c)   Ex-Pat Employees.  Schedule 6.21 identifies certain employees of EME who are ex-patriates and who have direct day-to-day responsibility and oversight for the Acquired Companies (the "Ex-Pat Employees"). Notwithstanding any provision of the Confidentiality Agreement to the contrary, between the Effective Date and the Closing Date, the Purchaser may solicit the Ex-Pat Employees for employment with the Purchaser or any of its Affiliates (including the Acquired Companies) after the Closing Date. To the extent any Ex-Pat Employee becomes an employee or consultant of the Purchaser or any of its Affiliates (including the Acquired Companies) following the Closing Date (each a "Transferred Ex-Pat Employee"), the Purchaser or its Affiliates (including the Acquired Companies) shall pay, discharge and be responsible for all salary, wages, severance, benefits and claims (including workers compensation benefits or claims) arising out of or relating to the employment of such Transferred Ex-Pat Employee, including the obligations arising under the EME BV Severance Plans, and none of EME or any of its Affiliates shall be liable for or responsible for any such amounts, following the date such Transferred Ex-Pat Employee becomes an employee or consultant of the Purchaser or any of its Affiliates (including the Acquired Companies); provided, however, EME shall be solely responsible for any compensation or other benefits under any employee benefit or welfare plan of EME and its Affiliates for any Transferred Ex-Pat Employee who, prior to becoming a Transferred Ex-Pat Employee, became eligible for any such benefits and satisfied the conditions for such benefits pursuant to the terms and conditions of such plans. The foregoing shall not expand the rights of any Transferred Ex-Pat Employee under any such plan or limit the rights of EME or its Affiliates to amend or terminate any such plan. Purchaser shall reimburse EME for any severance benefits paid by EME or its Affiliates to any Ex-Pat Employee who has not become an employee of the Purchaser or any of its Affiliates (including the Acquired Companies) as of the Closing Date but who thereafter becomes an employee of the Purchaser or any of its Affiliates (including any Acquired Company) within one (1) year following the Closing Date.

        (d)   No Third-Party Beneficiaries.    Nothing in this Section 6.21 or otherwise in this Agreement shall create or confer, nor do the Parties intend to create or confer, upon any Person other than the Parties any rights or remedies, including any rights as a third party beneficiary or otherwise and EME shall so advise the Existing Employees in connection with any communications made pursuant to Section 6.21(a)(ii) above.

        6.22    Disposition of Excluded Items.    Prior to the Closing Date, the Sellers shall, or shall cause the Acquired Companies to, sell, spin-off or otherwise dispose of the Excluded Items (in each case without Liability, whether actual or contingent and including any Liability for Tax, on the part of any Acquired Company) so that none of the Acquired Companies shall have any direct or indirect ownership interest in, or any other Liability for, the Excluded Items on or as of the Closing Date.

        6.23    Foreign Implementing Agreements.    As promptly as practicable after the Effective Date, EME and the Purchaser shall cause the Foreign Implementing Agreements, if any, to be prepared and executed by their applicable Affiliates.

        6.24    Cancellation of Insurance.

        (a)   General.    Other than the Applicable Policies, the Political Risk Insurance Policies and EME's obligations pursuant to this Section 6.24, EME and its Affiliates shall have no obligation to obtain, maintain or manage any insurance, including the Corporate Insurance Policies (as defined below) relating to any Acquired Company or its respective assets, businesses, employees (including former employees), directors, officers or other affairs for any period after the Closing Date. As of the Closing Date, the Corporate Insurance Policies will terminate with respect to the Acquired Companies and their respective assets and properties, and the Acquired Companies will cease to be insured thereunder and shall have no right to make claims or receive recoveries thereunder. "Corporate Insurance Policies" means those insurance policies administered or maintained by EME and its parent companies, under which their Affiliates (including prior to the Closing Date, the Acquired Companies), or their respective assets, businesses, employees, directors, officers or other affairs are insured as of the Closing Date, including those insurance policies within the categories described in the EME Disclosure Schedule.

        (b)   Pre-Closing Insurance Occurrences.    After the Closing Date, EME shall use Commercially Reasonable Efforts to retain for the Acquired Companies the right, subject to Applicable Law and the terms of the Corporate Insurance Policies, to make claims and receive recoveries for the benefit of the Acquired Companies under the Corporate Insurance Policies for covered losses arising from occurrences related to the business of the Acquired Companies on or prior to the Closing Date ("Pre-Closing Insurance Occurrences") and to receive recoveries for such claims for the benefit of the Acquired Companies, and to retain for the Acquired Companies the right, subject to the terms of the Corporate Insurance Policies to make claims with respect to Pre-Closing Insurance Occurrences and receive recoveries for such claims directly; provided, however, that Commercially Reasonable Efforts shall not require the conversion of any claims-made policy into an occurrence-based policy, the acceptance of any adverse change in any of the Corporate Insurance Policies, the provision of notice to or the receipt of consent from any insurance carrier or the payment of money by EME or its Affiliates; and provided further, that EME shall have no such obligation with respect to any such policy that provides for coverage to any Acquired Company only if it or they are Affiliates of EME at the time a claim is made to the insurer thereunder. The Purchaser shall, or shall cause the Acquired Companies to, promptly notify EME of any claims with respect to any Pre-Closing Insurance Occurrences made directly and the basis and amount thereof and of any recovery for such claim received directly.

        (c)   Custody.    Notwithstanding any other provisions herein, after the Closing Date, EME and its Affiliates shall retain custody and possession of the Corporate Insurance Policies and any service contracts, claim settlement files, and other insurance records relating to such policies.

        6.25    IT Transition.    Between the Effective Date and the Closing Date, the Sellers will use Commercially Reasonable Efforts and will co-operate with the Purchaser and its Affiliates to provide for the separation and transition as of the Closing Date of the information technology ("IT") systems (including their support and maintenance) of the Acquired Companies from the Sellers' IT systems so that the Acquired Companies are independent of the Sellers' IT systems, including by implementing the procedures set forth in Schedule 6.25, and in the event that such separation and transition has not been achieved as of the Closing Date, the Parties will use Commercially Reasonable Efforts to complete successfully such separation and transition as soon as reasonably practicable after the Closing Date.

        6.26    IPR Shareholder Circular.

        (a)   Without prejudice to the provisions of Section 6.5(a), which shall apply to the extent reasonably practicable to the UKLA approval process as though such process related to a Merger Control Law, IPR and EME shall cooperate in liaising with the UKLA with a view to satisfying the IPR Shareholder Consent Condition as soon as practicable following the Effective Date. In particular, IPR shall (i) allow the appropriate adviser to EME to participate with IPR's advisers in discussions with the UKLA concerning such condition, (ii) keep EME reasonably informed of the status of the UKLA approval process and (iii) otherwise provide EME with the reasonable opportunity to review and comment on any drafts of the IPR Shareholder Circular, it being understood that IPR shall consider EME's comments in good faith but that the ultimate determination of the contents of the IPR Shareholder Circular shall be for the directors of IPR.

        (b)   EME will use Commercially Reasonable Efforts to deliver to IPR as soon as reasonably practicable following the Effective Date the financial statements (including the accountants' report thereon) and other information concerning EME and its Subsidiaries (including the Acquired Companies and the Projects) which IPR needs to comply with UKLA rules in connection with the preparation of the IPR Shareholder Circular. Subject to EME's compliance with its obligations under this Section 6.26, as soon as reasonably practicable following the Effective Date IPR shall prepare the IPR Shareholder Circular relating to the approval by Bidder's shareholders of this Agreement and the Contemplated Transactions and cause the IPR Shareholder Circular to be filed with the UKLA. IPR shall use its Commercially Reasonable Efforts to have the IPR Shareholder Circular approved by the UKLA as promptly as practicable after such filing and shall cause the IPR Shareholder Circular to be mailed to its shareholders forthwith following its approval by the UKLA at IPR's sole cost and expense. For the avoidance of doubt, the contents of the IPR Shareholder Circular shall be solely the responsibility of IPR and its directors.

        (c)   Save as required by Applicable Law (including, for the avoidance of doubt, the requirements of the UKLA) and except for forms of proxy, no other materials (other than miscellaneous non-substantive materials or those jointly approved by the Parties) shall be circulated by IPR to its shareholders in connection with the IPR Shareholders Meeting.

        (d)   IPR and EME agree to jointly exercise Commercially Reasonable Efforts during the sixty (60) days following the Effective Date to seek the UKLA's authorization and approval for the transactions contemplated pursuant to this Agreement, including the indirect sale of the Minimum Threshold Projects together with any number of Projects in excess of the Minimum Threshold Projects, to be authorized at a single extraordinary general meeting of IPR's shareholders, taking into account the uncertainty over the exact composition of Projects that may be included in the Acquired Companies at Closing.

        6.27    IPR Shareholders Meeting(s).

        (a)   IPR shall procure that any IPR Shareholder Circular shall comply in all material respects with all requirements of Applicable Law and shall include notice of an extraordinary general meeting or meetings of IPR's shareholders (a "IPR Shareholders Meeting") for the sole purpose of seeking their approval of a Resolution (the "IPR Shareholder Approval"), such meeting or meetings to have been duly convened in accordance with IPR's Governing Documents and to be held as soon as possible in accordance with Applicable Law and IPR's Governing Documents following the mailing of an IPR Shareholder Circular.

        (b)   (i)    IPR shall use its Commercially Reasonable Efforts to solicit and obtain the IPR Shareholder Approval. (ii) IPR shall further use its Commercially Reasonable Efforts to procure that (A) an IPR Shareholders Meeting is not adjourned or cancelled and (B) appropriate Resolutions are put to shareholders for approval at an IPR Shareholders Meeting and are not withdrawn.

        (c)   IPR shall procure that any IPR Shareholder Circular shall include a Recommendation.

        (d)   IPR shall also procure that neither its board of directors nor any committee thereof shall (i) withdraw (or amend or modify in a manner adverse to EME), or publicly propose to withdraw (or amend or modify in a manner adverse to EME), any Recommendation or (ii) recommend, adopt or approve, or propose publicly or recommend, adopt or approve, any Conflicting Proposal (any action described in this clause being referred to as an "Adverse Recommendation Change").

        (e)   The obligations of IPR in Sections 6.27(b)(i), 6.27(c) and 6.27(d) shall not apply to the extent that the board of directors of IPR concludes in good faith by resolution duly adopted, after consultation with outside legal counsel and a financial adviser of internationally recognized reputation, that compliance with any such Section would constitute a breach of the fiduciary duties of the directors of IPR.

        6.28    Conflicting Proposals.    Between the Effective Date and the date of satisfaction of the IPR Shareholder Consent Condition, IPR shall not, nor shall it authorize or permit any of its Affiliates or Representatives to, directly or indirectly (i) solicit any inquiries or proposals from or negotiate with, or provide confidential information to, any Person (other than the Purchaser) relating to any Conflicting Proposal or (ii) enter into any agreement with respect to any Conflicting Proposal.

        6.29    Fees and Expenses.    If (i) this Agreement is terminated by EME pursuant to Section 9.1(f) or (ii) by EME or IPR pursuant to Section 9.1(g), IPR shall promptly, but in no event later than five (5) Business Days after the date of such termination, pay EME the agreed sum of $15,000,000 (the "Inducement Fee"). The Inducement Fee shall be paid by wire transfer of same day funds without reduction or offset for any transfer, documentary, sales, value-added, goods and services, use, stamp, registration or other similar Taxes, or for any Taxes required by Law to the withheld, deducted from, or paid with respect to, the Inducement Fee; provided, however, that notwithstanding the provisions of clause (ii) above, no Inducement Fee shall be payable upon a termination of this Agreement by EME or IPR pursuant to Section 9.1(g) unless, prior to the date of such termination, a Triggering Event shall have occurred.

        6.30    Use of Proceeds.    EME and its Subsidiaries shall use the net proceeds received in connection with the Contemplated Transactions exclusively (i) to pay (including by way of purchase) indebtedness (including indebtedness of Mission Energy Holdings Company, a Delaware corporation), (ii) to acquire or invest in any power generation facility or energy producing facility, including any related steam fields or oil and gas reserves, (iii) to make capital expenditures or acquire any real, personal or intellectual property, (iv) to acquire equity or debt securities (including, joint venture, partnership or other membership interests) of any Person or (v) to invest in their existing lines of business or to otherwise acquire or develop new lines of business of any type.

        6.31    Substitute Insurance.    The Purchaser Parties shall use Commercially Reasonable Efforts to obtain adequate policies of insurance in terms of limits, deductibles and scope of coverage set forth on Intralinks to replace the insurance coverage provided by the Corporate Insurance Policies identified on Intralinks for any Project Operating Company that is not a Wholly Owned Subsidiary of EME. As soon as practicable following the Effective Date, but in no event later than ten (10) Business Days before the Closing Date, the Sellers shall provide Purchaser with a list in reasonable detail of those insurance coverages, if any, that may be required pursuant to any Financing Agreement that are provided by a Corporate Insurance Policy, together with the applicable limits, deductibles and scope of coverage thereof.

        6.32    No Negotiation.    Except as permitted by Section 6.3, until such time, if any, as this Agreement is terminated pursuant to Section 9.1 or is partially terminated with respect to any particular Project pursuant to Section 9.3 (but then only with respect to any such particular Project), subject to fiduciary duties and prior notice to the Purchaser of the Sellers' intent to rely thereupon, if any, of directors under Applicable Law, the Sellers will not directly or indirectly solicit any inquiries or proposals from or negotiate with, or provide confidential information to, any Person (other than Purchaser) relating to any transaction or potential transaction involving the sale of any Project, any Acquired Company or any of the Shares or Owner Notes, or any merger, consolidation, business combination, or similar transaction related thereto.

        6.33    Financing Cooperation.

        (a)   Subject to Section 6.1 and 6.26(a) and without limiting the generality of the foregoing, and subject to Seller's obligations in Section 6.1 and 6.26(a), between the Effective Date and the Closing Date, the Sellers will use Commercially Reasonable Efforts to cooperate with the Purchaser in connection with the preparation of any information memorandum, prospectus or similar investment circular for the purpose of or in connection with any post-Closing financing or refinancing of any indebtedness assumed or incurred in connection with the Contemplated Transactions (each, an "Investment Circular") by providing the Purchaser with historical financial data and historical operating data that is reasonably requested by the Purchaser related to the Acquired Companies, except the provision of any such historical operating data shall be subject to applicable confidentiality or non-disclosure agreements in favor of third parties, if any.

        (b)   Subject to the procedures for indemnity set forth in Section 11.4, the Purchaser Parties will indemnify and hold the Sellers and their Affiliates harmless against any Losses to which the Sellers and their Affiliates may become subject insofar as such Losses arise out of or are based upon (i) an untrue statement or alleged untrue statement of material fact in the IPR Shareholder Circular or any Investment Circular, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, such untrue statement or alleged untrue statement or omission or alleged omission was not made in reliance upon and in conformity with written information furnished to the IPR by the Sellers expressly for use therein and (ii) any offering of securities, financing activities, solicitations (including solicitations of votes or proxies in connection with the IPR Shareholders Meeting) relating in any way to the IPR Shareholders Circular or any Investment Circular.

        6.34    Certain Environmental Matters.

        (a)   Remediation Measures.    In the event that EME becomes obligated to indemnify the Purchaser Indemnified Parties under the provisions of Section 11.3(a)(iii) for Remediation Measures in respect of Existing Soils Contamination, then the following provisions shall apply.

          (i)    If Remediation Measures are required by a Governmental Authority, then EME shall be deemed to have discharged such undertaking and its obligations with respect thereto whenever it has paid the cost of such Remediation Measures and it or the Purchaser has either received written notice from the pertinent Governmental Authority or Authorities that no further material Remediation Measures are then required with respect to the Existing Soils Contamination in question or, if such Governmental Authority or Authorities have not responded within a reasonable time to the request for such written notice, whenever the Purchaser or the applicable Purchaser Designee reasonably and in good faith determines that no further Remediation Measures are then required.

          (ii)   Whenever EME is obligated to indemnify the Purchaser Indemnified Parties in respect of Remediation Measures, EME may elect either to reimburse the Purchaser for the cost thereof or to assume and control the performance of such Remediation Measures in accordance with the provisions hereof. If EME elects to reimburse the Purchaser for the cost thereof, then (A) work in connection with such Remediation Measures shall be performed in a reasonably efficient and economical manner designed to mitigate EME's cost consistent with achievement of the Remediation Measures that are required, and (B) the provisions of Section 6.34(a)(iii), and Sections 6.34(a)(iv)(A), (B), (D) and (G) shall apply mutatis mutandis as though EME were the Purchaser therein and the Purchaser were EME.

          (iii)  In the event that EME elects to assume and control the performance of Remediation Measures pursuant to its indemnity obligations hereunder, then prior to commencing such Remediation Measures after the Closing or presenting after the Closing any plan for such Remediation Measures to any Governmental Authority having jurisdiction over such Remediation Measures or to any Person making an Environmental Claim for which EME is responsible for indemnity hereunder, EME shall meet and consult with Purchaser in good faith concerning such Remediation Measures or plan, as the case may be and use Commercially Reasonable Efforts to agree the scope of such Remediation Measures.

          (iv)  In connection with the performance of any Remediation Measures by EME pursuant to its indemnity obligations hereunder, EME shall:

            (A)  Provide the Purchaser with reasonable notice of any meetings with any such Governmental Authority or any such other Person to afford Purchaser or its representatives the right to participate in such meetings;

            (B)  Provide the Purchaser with a reasonable opportunity to preview and comment upon any submissions EME plans to deliver or submit to any such Governmental Authority or any such other Person;

            (C)  Meet and consult with the Purchaser in good faith over the time, manner and conditions for the completion of the Remediation Measures, so as to (and EME shall) avoid, to the extent reasonably practicable, material interference with business conducted or planned to be conducted at the site in question;

            (D)  Except to the extent that exigencies require shorter or no notice, provide the Purchaser with five (5) Business Days' prior notice (which may be oral) of material actions to be taken at the site in question in connection with Remediation Measures undertaken by EME and shall in any event, whether or not exigencies require shorter notice, permit the Purchaser the opportunity to have its representatives present to observe such Remediation Measures;

            (E)  After completion of any remediation project, make all reasonable efforts to restore the surface of the site involved to a condition substantially similar to its condition prior to the performance of the Remediation Measures, subject to any intervening changes in surface conditions not caused by such Remediation Measures;

            (F)  In connection with carrying out such Remediation Measures, comply with Applicable Law; and

            (G)  Permit the Purchaser to have one or more representatives present to observe physical work conducted at the Project in the course of carrying out such Remediation Measures, and provide Purchaser with reasonable access to and copies of records and physical samples concerning the performance of such physical work.

          (v)   In connection with the performance of any Remediation Measures by EME pursuant to its indemnity obligations hereunder, Purchaser agrees as follows:

            (A)  EME and its representatives and agents will have reasonable access to enter upon the real property at the site in question, to use all facilities or equipment located thereon (at EME's sole cost and risk, and subject to its availability after accounting for Purchaser's reasonable, good faith needs and subject to prior consultation with the Purchaser) and install equipment insofar as is necessary to allow for performance of the Remediation Measures, and to carry out its rights and obligations under this Section 6.34, except in case of emergency, and it will not relocate, disturb or interfere with such equipment or the performance of such Remediation Measures in compliance with the provisions of this Section 6.34;

            (B)  It will provide EME and its representatives and agents with reasonable access to environmental and other relevant records (other than those which are privileged) respecting the site as reasonably necessary for the purpose of carrying out such Remediation Measures and will provide EME with copies of all material correspondence and communications with Governmental Authorities about Existing Soils Contamination and Remediation Measures or otherwise pertaining to EME's Pre-Closing Environmental Liabilities;

            (C)  It will not submit, or cause to be submitted, to any Governmental Authority any information or comments concerning any Existing Soils Contamination or Remediation Measures undertaken by EME except for information routinely submitted to Governmental Authorities or as may be otherwise required by Law or in emergency; and

            (D)  Except as required by Law or in emergency, it will make Commercially Reasonable Efforts to avoid taking any action, and will take reasonable steps to cause others to avoid taking any action, that will increase or accelerate any of EME's Pre-Closing Environmental Liabilities hereunder including with respect to Remediation Measures.

        (b)   Site Tests. For a period of up to one hundred twenty (120) days after the Closing, Purchaser will exercise Commercially Reasonable Efforts to permit EME and its agents, representatives and contractors, if EME shall so elect, and subject to such reasonable and customary conditions that Purchaser may impose, to enter upon any and all of the real property included in the Projects for the purposes of making tests, taking samples and soil borings, or conducting groundwater studies and such other reasonable investigations in order to determine if there is any Existing Soils Contamination. All such activity and testing shall be at EME's sole cost. For the purposes of this Agreement, the results of such tests shall not be determinative.

        6.35     Special Purpose Accounts.    EME shall use its Commercially Reasonable Efforts to prepare, as soon as reasonably practicable following the Effective Date, audited accounts (the "Special Purpose Accounts") in accordance with US GAAP for the three (3) years ended December 31, 2003, as EME and Purchaser shall mutually agree, which Special Purpose Accounts shall represent adjustments to the historical results of operations and financial position of MEC BV and its Subsidiaries to reflect only the historical results of operations and financial position of the Acquired Companies. For the avoidance of doubt, EME will use its Commercially Reasonable Efforts to prepare the Special Purpose Accounts based on (i) the audited consolidated balance sheets of MEC BV as of the last day of each of the two (2) financial years ended on December 31, 2003 and (ii) the audited consolidated statements of income, cash flows and stockholders' equity of MEC BV for each of the three (3) financial years ended on December 31, 2003 (together the "Base Financial Data"). The Base Financial Data will reflect the relevant adjustments, modifications, procedures, assumptions and other matters relating thereto as EME and Purchaser may mutually agree such that the Special Purpose Accounts include the Acquired Companies and the Owner Notes and include or exclude, as the case may be, all other matters as required relevant to the Contemplated Transaction. EME shall use its Commercially Reasonable Efforts to provide information and assistance to the Purchaser, as the Purchaser shall reasonably require, in connection with the translation of the US GAAP accounts into UK GAAP. EME shall promptly provide to the Purchaser such quarterly statements for MEC BV and its Subsidiaries as it regularly prepared or prepares and received or receives for periods from January 1, 2003.

ARTICLE VII.
TAX MATTERS

        7.1    Responsibility for Filing Tax Returns.

        (a)   EME shall prepare and file, or shall cause to be prepared and filed, all Tax Returns in respect of the Controlled Acquired Companies that (i) are required to be filed on or before the Closing Date or (ii) are required to be filed after the Closing Date and (A) are Consolidated Tax Returns of EME or its Affiliates (but excluding, for the avoidance of doubt, any Income Tax Return of a consolidated or multiple entry consolidated group for Australian Tax purposes for periods after the Closing Date), or (B) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any taxable period ending on or before the Closing Date. Any such Tax Returns that include taxable periods ending on or before the Closing Date (including any associated claims, elections or other notices or filings) shall be on a basis consistent with the last filed such Tax Return, except as otherwise required by Law; provided, any new claims, elections or other notices or filings made available as a result of a change in Law may be made so long as they do not have the effect of increasing a Controlled Acquired Company's liability for Taxes in a post-Closing period. EME shall provide a copy of any Tax Return described in clause (ii)(B) of the first sentence of this Section 7.1(a), and any Income Tax Return of a consolidated or multiple entry consolidated group for Australian Tax purposes that is to be filed by EME pursuant to the first sentence of this Section 7.1(a) after the date hereof, to the Purchaser Parties at least twenty (20) Business Days in advance of the due date for filing such return, and the Purchaser Parties shall be entitled to make comments regarding such return which EME is not required to adopt. If EME determines that any of the Controlled Acquired Companies is entitled to file or make a formal or informal claim for refund or file an amended Tax Return providing for a refund with respect to a period for which it is obligated to prepare or cause to be prepared the original such Tax Return pursuant to this Section 7.1(a), EME shall be entitled to file or make such claim or amended Tax Return on behalf of such Controlled Acquired Company and will be entitled to control and make all decisions and take all actions in its sole discretion in connection with the prosecution of such refund claims; provided, however, that EME shall inform the Purchaser Parties at least twenty (20) Business Days before filing any such refund claim or amended Tax Return and thereafter shall promptly inform the Purchaser Parties of developments relating to such claim or Tax Return; and provided further, that EME shall not take any action pursuant to this sentence that shall result in any material Tax liability for any Controlled Acquired Company for a period after the Closing Date.

        (b)   The Purchaser Parties shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns in respect of the Controlled Acquired Companies required to be filed after the Closing Date. Any such Tax Returns that include taxable periods ending on or before the Closing Date shall be on a basis consistent with the last such Tax Return, except as otherwise required by Law, provided any new claims, elections or other notices or filings made available as a result of a change in Law may be made so long as they do not have the effect of increasing a Controlled Acquired Company's liability for Taxes in a Pre-Closing Period. With respect to (i) any Tax Return required to be filed by Purchaser for a taxable period that includes (but does not end on) the Closing Date (a "Straddle Period") and (ii) any Tax Return for non-Income Taxes to be filed by the Purchaser for a taxable period ending on or before the Closing Date, the Purchaser shall deliver to EME, at least 30 Business Days prior to the filing of such Tax Return, a detailed schedule setting forth the amount of Tax for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to Section 11.5 and a copy of such Tax Return. EME shall have the right to review such Tax Return and schedule prior to the filing of such Tax Return. EME and Purchaser agree to consult and resolve in good faith any issue arising as a result of EME's review of such Tax Return and schedule and mutually to consent to the filing of such Tax Return as promptly as possible. Neither the Purchaser nor any of its Affiliates shall file any amended Tax Returns for any taxable periods for or in respect of the Controlled Acquired Companies with respect to which the Purchaser is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 7.1(b), without the prior written consent of EME, except if such Tax Returns are required under Applicable Law or as a result of the final determination (or settlement to which EME has consented, such consent not to be unreasonably withheld or delayed) of an audit by a taxing authority or similar proceeding.

        (c)   Notwithstanding any provision of this Agreement to the contrary, the party that is legally required to file a Tax Return shall be responsible for the actual filing of such Tax Return.

        7.2    Section 338 Election.

        (a)   No Purchaser Party or any of their respective Affiliates (including the Acquired Companies), shall make any election under Section 338 of the Code with respect to the Contemplated Transactions unless EME has been notified of the Purchaser's desire to do so, and EME in its sole discretion consents in writing, at least thirty (30) days prior to the Closing Date, that such election will be made. If EME so consents, the provisions of Schedule 7.2shall govern such election.

        (b)   Notwithstanding Section 7.2(a), the Purchaser shall, or shall cause the applicable Purchaser Designee to, make such elections under Section 338 of the Code as may be required by EME, provided such election is permitted under the Code and would not have a prejudicial effect on the Tax position of a Purchaser Party or an Affiliate of a Purchaser Party (including, after Closing, the Acquired Companies) at any time on or after the Closing Date, and the provisions of Schedule 7.2 shall govern such election.

        7.3   Internal Restructurings.    EME shall have the right in its sole discretion to cause elections pursuant to U.S. Treasury Regulations section 301.7701-3 to be filed, effective from any dates on or prior to the Closing Date, for any of the Acquired Companies that are not United States entities to be treated as branches or partnerships for U.S. federal Income Tax purposes.

        7.4    Payment of Taxes.

        (a)   EME shall pay or cause to be paid on or before the due date therefor (i) all Taxes due with respect to Tax Returns which EME is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1(a); (ii) all Taxes due with respect to Tax Returns for Straddle Periods for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to Section 11.5; (iii) all non-Income Taxes with respect to Tax Returns for non-Income Taxes to be filed by Purchaser for a taxable period ending on or before the Closing Date or a Straddle Period for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to Section 11.5; and (iv) all Taxes described in Section 11.5(a)(v).

        (b)   The Purchaser shall pay or cause to be paid on or before the due date therefor (i) all Taxes due with respect to Tax Returns which the Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.1(b) other than Taxes which EME shall pay or cause to be paid in accordance with Section 7.4(a); and (ii) all Taxes owed by the Controlled Acquired Companies other than Taxes which EME shall pay or cause to be paid in accordance with the preceding sentence.

        7.5    Refunds and Tax Benefits.

        (a)   Any Tax refunds (including the tax refunds listed on Schedule 7.5(a) and also including for the avoidance of doubt any interest component of such refunds) that are received by any Purchaser Party or any of its Affiliates, any applicable Purchaser Designee or any Controlled Acquired Company, and any amounts credited against Tax to which any Purchaser Party or any of its Affiliates, any applicable Purchaser Designee or any such Controlled Acquired Company have become entitled, that relate to taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date (net of any Taxes resulting from the receipt of such refund or credit) shall be for the account of EME, except to the extent that any indemnity payment under Section 11.5(a) is reduced on account of such refund or credit, and the Purchaser shall, or shall cause the applicable entity that received or is entitled to such Tax refund or credit to, pay over to EME an amount equal to any such refund or an amount equal to any such credit (net of any Taxes resulting from the receipt of such refund or credit) to which EME is entitled within fifteen (15) days after receipt of or entitlement thereto. The preceding sentence shall not apply to (i) the CBK VAT Credits, (ii) any refunds or credits resulting from the use in a post-Closing period of Tax losses that arose in a Pre-Closing Period and are properly carried forward into a post-Closing period, nor (iii) any refunds or credits resulting from the use in a Pre-Closing Period of Australian Tax losses described in Section 4.13(f) against taxable gain or income resulting from a transaction occurring outside the Ordinary Course of Business. For purposes of clause (iii) of the preceding sentence, any restructuring or reorganization of a relevant Controlled Acquired Company with effect during or after 2004 shall be considered outside the Ordinary Course of Business, but all restructurings or reorganizations arising from Project Partial Termination Events in respect of the Project-Specific Acquired Companies listed opposite the Projects known as "Valley Power" or "Kwinana" shall be deemed to be in the Ordinary Course of Business (but only to the extent that the aggregate income or gains resulting from such restructurings or reorganizations does not exceed AU$20,000,000). To the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a Tax Authority to any Purchaser Party or any of its Affiliates, any applicable Purchaser Designee or any Controlled Acquired Company of any amount accrued by the applicable Acquired Company as of the Closing Date (as evidenced by the customary accounting records for such Acquired Company), the Purchaser shall, or shall cause the applicable entity that received or is entitled to such Tax refund or credit to, pay such amount (net of any Taxes resulting from the receipt of such refund or credit) to EME within fifteen (15) days after receipt of or entitlement thereto, except to the extent that an indemnity payment under Section 11.5(a) is reduced on account of such refund or credit.

        (b)   The Purchaser and its Affiliates (including the applicable Purchaser Designees and the Controlled Acquired Companies) shall be entitled to any (i) refunds or credits on account of which an indemnity payment under Section 11.5(a) is reduced, (ii) refunds or credits of Taxes of the Controlled Acquired Companies that are attributable to any taxable period or portion thereof beginning after the Closing Date and (iii) refunds or credits for Taxes for which the EME Indemnified Parties are entitled to be indemnified pursuant to Section 11.5, in each case net of any Taxes resulting from the receipt of such refund or credit.

        (c)   The Purchaser shall cause the Controlled Acquired Companies to elect, when permitted by Law, to carry forward any net operating loss or other item arising after the Closing Date that could, in the absence of such an election, be carried back to a taxable period of such Controlled Acquired Companies ending on or before the Closing Date in which such companies were included in a Consolidated Tax Return of EME or its Affiliates. The Purchaser, on its own behalf and on behalf of its Affiliates (including the Purchaser Designees), hereby waives (to the extent permitted under Applicable Law) any right to use or apply any net operating loss or other item of the Controlled Acquired Companies for any Tax year ending on any date following the Closing Date to any period of such Controlled Acquired Companies ending on or before the Closing Date. If any net operating loss or other item shall be carried back to any such period (except where such carry-back is required under Applicable Law or as the result of a final determination of a Tax audit or similar proceeding to which EME consents), Purchaser shall indemnify EME and its Affiliates (other than the Acquired Companies) for all reasonable costs and expenses incurred by EME or any of its Affiliates in filing such claims or in connection with any audit of such claims.

        (d)   No Controlled Acquired Company shall, and EME shall cause the Controlled Acquired Companies not to, use in a Pre-Closing Period any Australian Tax losses described in Section 4.13(f) against taxable gain or income resulting from a transaction occurring outside the Ordinary Course of Business (it being understood that any restructuring or reorganization of a relevant Controlled Acquired Company with effect during or after 2004 shall be considered outside the Ordinary Course of Business, but all restructurings or reorganizations arising from Project Partial Termination Events in respect of the Project-Specific Acquired Companies listed opposite the Projects known as "Valley Power" or "Kwinana" shall be deemed to be in the Ordinary Course of Business (but only to the extent that the aggregate income or gains resulting from such restructurings or reorganizations does not exceed AU$20,000,000)).

        7.6    Cooperation on Tax Matters.

        (a)   The Parties shall cooperate fully, as and to the extent reasonably requested by EME or the Purchaser, as the case may be, in connection with the filing of Tax Returns pursuant to this Article VII and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include (i) if required by Applicable Laws, the Purchaser and its Affiliates to execute, file or take any other action with respect to any Tax Return or other documentation described in Section 7.1(a) and (ii) the retention and (upon either EME's or the Purchaser's request) the provision of records and information possessed by the relevant party that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser and its Affiliates (including the applicable Purchaser Designees and, after the Closing, the Controlled Acquired Companies) and EME and its Affiliates agree (A) to retain all books and records possessed by the relevant party with respect to Tax matters pertinent to the Controlled Acquired Companies relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute or other rule of limitations (and, to the extent notified by the Purchaser or EME, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the other Parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if EME or the Purchaser, as the case may be, so requests the Purchaser and its Affiliates (including the applicable Purchaser Designees and, after the Closing, the Controlled Acquired Companies) and EME and its Affiliates, as the case may be, shall allow the other Parties to take possession of such books and records.

        (b)   The Purchaser and its Affiliates (including the applicable Purchaser Designees and, after the Closing, the Controlled Acquired Companies) and EME and its Affiliates shall (i) consult with each other prior to taking any position or settling any claim with respect to Taxes that could reasonably be expected to have a Material Adverse Effect on EME, any Seller or any of their respective Affiliates or the Purchaser or any of its Affiliates, as the case may be, and (ii) not take any action with respect to Taxes that would legally bind the other Parties or any of their respective Affiliates without the prior written consent of EME or the Purchaser, as the case may be. The Purchaser and its Affiliates (including the applicable Purchaser Designees and, after the Closing, the Controlled Acquired Companies) and EME and its Affiliates further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Contemplated Transactions).

        (c)   The Purchaser and its Affiliates (including the applicable Purchaser Designees and, after the Closing, the Controlled Acquired Companies) shall promptly notify EME in writing: (x) of any audit instituted for any period for which the Purchaser Indemnified Parties are entitled to be indemnified pursuant to Section 11.5, and shall provide periodic status updates of potential Tax Claims for such period, and (y) upon the termination by a Controlled Acquired Company of the employment of any of the individuals in the positions listed on Schedule 7.6(c). The Purchaser shall, within the earlier to occur of one hundred and twenty (120) days after EME's year-end and one hundred and twenty (120) days after the Closing Date, prepare or cause the Controlled Acquired Companies to prepare, in a manner consistent with such Controlled Acquired Companies' past practice, the Tax workpaper preparation package or packages necessary to enable EME to prepare Tax Returns that EME is obligated to prepare or cause to be prepared.

        7.7    Tax-Sharing Agreements and Other Elections.

        (a)   On the Closing Date, except as otherwise set forth on Schedule 7.7(a), all Tax-sharing agreements or similar agreements between (i) the Acquired Companies, on the one hand and (ii) EME or its Affiliates (other than the Acquired Companies), on the other hand, shall be terminated effective as of the close of the Closing Date and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder after the Closing Date with respect to any period.

        (b)   Notwithstanding anything in Section 7.7(a) or elsewhere in this Agreement to the contrary, for any taxable period ending on or before the Closing Date, EME and the Purchaser shall agree:

          (i)    that one or more consolidated groups (by election under section 703-50 of the ITAA) and/or one more MEC Groups (by election under section 719-50, ITAA) will be created with effect from 1 January 2003 or 1 January 2004;

          (ii)   if one or more MEC Groups are to be created, the composition of any such group and the selection of the provisional head entity of each such group (for the purposes of section 719-60, ITAA); and

          (iii)  in respect of the subsidiary members of all consolidated and MEC Groups, whether or not the subsidiary should be a "chosen transitional entity" under section 701-5(1) of the Australian Income Tax (Transitional Provisions) Act 1997.

        (c)   (i)    Schedule 7.7(c) lists all joint elections under Section 171A of the U.K. Taxation of Chargeable Gains Act 1992 ("TCGA") that the Acquired Companies have entered into prior to the date hereof.

          (ii)   EME and the Purchaser will provide such assistance (or procure that such assistance is provided) as EME or the Purchaser, as the case may be, may require in order to obtain acceptance of all such elections by the U.K. Inland Revenue.

          (iii)  None of the Acquired Companies listed in Schedule 7.7(c) shall be obliged to make any payment to EME or any member of the EME UK Group in respect of any of the elections listed in Schedule 7.7(c).

          (iv)  EME and the Purchaser hereby agree that the provisions of Section 7.6(a) shall apply to each joint election listed in Schedule 7.7(c) and the resolution of any Tax dispute any member of the EME Group or any Acquired Company, as the case may be, may have as a result of such election or the disposal in respect of which such election is made.

        (d)   (i)    EME agrees to procure that one or more elections are entered into by one or more members of the EME UK Group under section 179A TCGA in order to ensure that the total amount of any liability that would otherwise have accrued to any Acquired Company under section 179 TCGA as a result of the sale of the Acquired Company pursuant to the Agreement is treated as accruing to a member of the EME UK Group or that parts of that liability equaling in aggregate the total amount of that liability are treated as accruing to one or more members of the EME UK group.

          (ii)   EME agrees to procure that one or more elections are entered into by EME or one or more members of the EME UK Group under paragraph 66 of Schedule 29 of the Finance Act 2002 in order to ensure that the total amount of any liability that would otherwise have accrued to any Acquired Company under paragraph 58 or 60 of Schedule 29 of the Finance Act 2002 as a result of the sale of the Acquired Company pursuant to the Agreement is treated as accruing to a member of the EME UK Group or that parts of that liability equaling in aggregate the total amount of that liability are treated as accruing to one or more members of the EME UK Group.

          (iii)  EME will supply the elections mentioned in Section 7.7(d)(i) and Section 7.7(d)(ii) signed by the requisite members of the EME UK Group to the Purchaser on Closing and will provide such assistance as the Purchaser may reasonably require in order to get each election accepted by the U.K. Inland Revenue.

          (iv)  Neither the Purchaser nor any Acquired Company shall be obliged to make any payment to EME or any member of the EME UK Group in respect of any election made pursuant to Section 7.7(d)(i) or Section 7.7(d)(ii).

          (v)   EME and the Purchaser will provide such assistance (or procure such assistance is provided) as EME or the Purchaser, as the case may be, may reasonably require in order to get each election accepted by the Inland Revenue.

          (vi)  EME and the Purchaser hereby agree that the provisions of Section 7.6(a) shall apply to each election made pursuant to Section 7.7(d)(i) and Section 7.7(d)(ii) and the resolution of any Tax dispute any member of the EME UK Group or any Acquired Company, as the case may be, may have as a result of such election or the disposal in respect to which such election is made..

        7.8    Certain Taxes and Fees.    Notwithstanding Section 7.1, Section 7.4 or anything else herein to the contrary:

        (a)   All transfer, documentary, sales, value-added, goods and services, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with or as a result of the entering into or execution of this Agreement, or the consummation of the Contemplated Transactions, shall be borne by the Purchaser.

        (b)   The Person responsible for paying any such Tax under Applicable Laws shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by Applicable Laws, any Party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

        7.9    Purchaser Tax Acts.    The Purchaser shall not and shall procure that none of its Affiliates (including the applicable Purchaser Designees and, after the Closing Date, the Controlled Acquired Companies), acting separately or in concert, shall cause or engage in any Purchaser Tax Act.

ARTICLE VIII.
CONDITIONS TO CLOSING

        8.1    Conditions Precedent to Obligations of Each Party.    Without limiting Sections 3.2 or 9.3, the respective obligations of each of the Sellers and the Purchaser Parties to consummate the transactions subject to the First Closing shall be subject to the satisfaction or waiver (in accordance with Section 8.5), on or prior to the Closing Date, of each of the following conditions:

        (a)   No Injunctions or Restraints.    No Order issued or entered by any court of competent jurisdiction or Law shall be in effect, or other Law enacted, that prevents or makes illegal the consummation of the Contemplated Transactions to the extent such transactions relate to such Project.

        (b)   Governmental Conditions.    The Governmental Conditions shall have been obtained and shall be in effect.

        (c)   Casualty; Condemnation; Preemptive Rights.

          (i)    Casualty.    None of the Projects shall have suffered any material damage or destruction, subject to the following:

            (A)  If any physical assets of a Project are damaged or destroyed (whether by fire, theft, vandalism or other casualty) in whole or in part prior to the Closing, and the greater of (x) the fair market value of such damaged or destroyed assets and (y) the present value of EME's reasonable estimate of lost Distributions arising and that will arise from such damage or destruction, if any, using a reasonable discount rate, plus the cost to repair or restore such damaged or destroyed assets is less than or equal to fifteen percent (15%) of the Project Purchase Price of such Project, EME shall elect, in its sole discretion, one (but not more than one) of the following options and the condition stated in Section 8.1(c)(i) will be deemed to be waived with respect to such Project: (1) reduce the Project Purchase Price of such Project by the fair market value of the assets of such Project that were damaged or destroyed, such value to be determined as of the date immediately prior to such damage or destruction (any disagreement with respect thereto to be resolved by EME and the Purchaser or, failing agreement between them within ten (10) Business Days of the date on which the event giving rise to the damage or destruction comes to the notice of the Purchaser, by an Expert in accordance with Section 12.10), (2) upon the Closing, transfer the proceeds or the rights to the proceeds of applicable insurance to the Purchaser (or one or more of the Purchaser Designees), provided that the proceeds are obtainable without delay and are sufficient and, under the terms of any relevant Financing Agreement, available to an Acquired Company to fully repair or restore the assets of the damaged Project to at least the condition immediately prior to such damage or destruction and to reimburse the Purchaser for any such lost Distributions and to cover debt service and other fixed costs during any outages resulting from such damage or destruction from the date of its occurrence until the date of full reinstatement, or (3) repair or restore, or cause to be repaired or restored, such damaged or destroyed assets and, with the Purchaser's prior written consent, delay the Closing and the Outside Date for a reasonable time necessary to accomplish the same, including extending the Outside Date, and reduce the Project Purchase Price by the net present value of such estimated lost Distribution, if any.

            (B)  If any of the physical assets of such Project are damaged or destroyed (whether by fire, theft, vandalism or other cause or casualty) in whole or in part prior to the Closing and the lesser of (x) the fair market value of such damaged or destroyed assets and (y) the present value of EME's reasonable estimate of lost Distributions arising and that will arise from such damage or destruction, if any, using a reasonable discount rate, plus the cost to repair or restore such damaged or destroyed assets is greater than fifteen percent (15%) of the Project Purchase Price set forth on the Project Allocation Schedule for such Project, then Purchaser shall elect, in its sole discretion, one (but not both) of the following options and the condition stated in Section 8.1(c)(i) will be deemed to be waived with respect to such Project: (1) subject to the rights of any third parties therein, require EME upon the Closing to transfer the proceeds (or the right to the proceeds) of any applicable insurance to Purchaser (or one or more of the applicable Purchaser Designees), or (2) terminate this Agreement in part with respect to the damaged or destroyed Project pursuant to Section 9.3(a), with a reduction in the Aggregate Purchase Price determined in accordance with Section 2.4, and in the event of any disagreement between the Parties as to whether sub-paragraph (A) or (B) above applies, the matter may be referred by the Purchaser or EME for determination by an Expert in accordance with Section 12.10.

          (ii)   Condemnation.    No Project shall have become subject to or threatened with any condemnation or eminent domain proceeding subject to the following: from the Effective Date until the Closing, in the event that any material portion of a Project becomes subject to or is threatened with any condemnation or eminent domain proceedings then the Purchaser shall elect, in its sole discretion, one (but not both) of the following options, if applicable, and the condition stated in the opening clause of this Section 8.1(c)(ii) will be deemed to be waived: (A) if such condemnation would not practically preclude the operation of the balance of such Project for the purposes for which it was intended, elect to partially terminate this Agreement with respect only to that part of the Project which is condemned or threatened to be condemned with a corresponding reduction in the Project Purchase Price of such Project determined in accordance with the provisions of Section 8.1(c)(i)(A)(1) above, mutatis mutandis, or (B) if such condemnation would practically preclude the operation of the balance of such Project for the purposes for which it is intended, terminate this Agreement in part pursuant to Section 9.3(a) with respect only to the Project in question, with a reduction in the Aggregate Purchase Price determined in accordance with Section 2.4.

          (iii)  Preemptive Right.    Preemptive Rights shall have been waived by the holder thereof or shall have expired unexercised, subject to the following: From the Effective Date until the Closing Date, in the event that any Project Counterparty exercises a Preemptive Right with respect to any equity interests owned, directly or indirectly, by any of the Sellers in any such Project, then upon the consummation of the Project Counterparty's exercise of the Preemptive Right, this Agreement shall terminate in part pursuant to Section 9.3(a) with respect only to the Project in question, with a reduction in the Aggregate Purchase Price determined in accordance with Section 2.4.

        (d)   IPR Shareholder Consent.    The shareholders of IPR shall have approved, by the requisite vote(s) under Applicable Law (including the requirements of the UKLA), the consummation of the transactions to be completed at Closing in accordance with the terms and conditions of this Agreement.

        (e)   Minimum Threshold Transaction.    The Contemplated Transactions to occur at the First Closing and Second Closing, taken together, must satisfy the requirement of a Minimum Threshold Transaction.

        8.2    Other Conditions Precedent to Obligations of the Purchaser Parties.    Without limiting Sections 3.2 or 9.3, the obligation of the Purchaser Parties to consummate the transactions subject to the First Closing shall be subject to the satisfaction or waiver (in accordance with Section 8.5), on or prior to the Closing Date, of each of the following additional conditions:

        (a)   Representations and Warranties of the Seller Parties.    Without limiting the Sellers' obligations under Section 6.20, each of the representations and warranties made by the Seller Parties in this Agreement or any Related Agreement shall be true and correct (determined without regard to any qualification therein as to materiality or Material Adverse Effect) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured on or before the Closing) and as of the Closing Date, except for those representations and warranties of EME that speak only as of a certain date other than the Effective Date, which representations and warranties shall have been true and correct as of such date; except in each case, where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

        (b)   Performance of Obligations of the Sellers.    The Sellers shall have performed in all material respects the material obligations required to be performed by them under this Agreement at or prior to the Closing Date.

        (c)   Closing Deliveries.    Each of the Purchaser Parties shall have been furnished with the documents referred to in Section 3.4 and any applicable Foreign Implementing Agreements.

        (d)   Third Party Purchaser Conditions.    The Third Party Conditions of the Purchaser Parties set forth on Schedule 8.2(d) shall have been satisfied and shall be in effect in relation to each Project, save to the extent that any of those conditions relate to a Project in respect of which a Project Partial Termination Event has occurred. For the avoidance of doubt, subject to Section 8.1(e), the failure of a Third Party Condition in this Section 8.2(d) or Section 8.3(d) with respect to a Project, unless otherwise waived, will result in a Project Partial Termination Event with respect to such Project only.

        (e)   No Material Adverse Effect.    Since the Effective Date, no fact or condition shall have occurred which has resulted in a Material Adverse Effect.

        (f)    Accountants Report.    If, and only to the extent that, the Sellers have provided the Purchaser with audited Financial Statements of MEC BV in connection with the IPR Shareholder Circular, the Purchaser shall have received a customary bring-down comfort letter in connection therewith.

        (g)   Multi-Option Facility of First Hydro Company.    The Purchaser shall have received a copy of a letter from First Hydro Company to Barclays Bank plc requesting an extension of the £10 million Multi-Option Facility dated July 9, 2003 with Barclays Bank plc, such request to be for a renewal for a further 364 days and to be made no later than November 13, 2004.

        (h)   Defaults under Financing Agreements.    There shall be no event of default under a Financing Agreement related to a Minimum Threshold Project or an event that with notice or passage of time would become an event of default under such Financing Agreement, unless such event has been excused or waived (and if such waiver is temporary, on terms reasonably acceptable to the Purchaser); provided that if the condition set forth herein is not met as of the Outside Date, and EME reasonably believes that an extension of the Outside Date could result in such condition being satisfied, then EME shall have the right to extend the Outside Date (but not beyond the last date specified in the definition of "Outside Date" in Section 10.1) upon written notice to the Purchaser; and provided, further, that the Purchaser shall use its Commercially Reasonable Efforts to assist the Sellers in their removal of any impediments to the satisfaction or waiver of this condition. For purposes of this Section 8.2(h), "default" means: (a) an event of default by reason of nonpayment, insolvency or breach of financial covenant, (b) any other event of default that a purchaser in the position of the Purchaser would reasonably conclude was likely to result in an acceleration of indebtedness, or (c) any other event that a purchaser in the position of the Purchaser would reasonably conclude was likely to result in the imposition of distribution lock-ups or restrictions as described in Section 4.23(b), under the Financing Agreement in question, but for purposes of this Section 8.2(h), "default" does not include events and events of default set forth on Section 4.11(c) of the EME Disclosure Schedule at the Effective Date.

        (i)    Minimum Distributions.    The aggregate amount of all Relevant Distributions made, directly or indirectly, during the period commencing on October 1, 2003 and ending on July 31, 2004 shall be an amount equal to at least $168,000,000; provided, however, if the Outside Date of this Agreement is extended, then the condition contained in this Section 8.2(i) shall only be satisfied by Sellers providing the Purchaser with evidence (in form and substance satisfactory to the Purchaser acting reasonably) that the aggregate amount of all Relevant Distributions made, directly or indirectly, during the twelve (12) month period ending on the last day of the calendar month preceding the calendar month in which the Closing is to occur is not less than ninety percent (90%) of the aggregate amount of all Estimated Project Distributions for such period, excluding any Relevant Distributions attributable to any Projects in respect of which there has occurred a Project Partial Termination Event. With respect to the proviso of the foregoing sentence, actual Distributions included in such period for purposes of such proviso shall be deemed to include such Estimated Project Distributions for the months in question that EME demonstrates to the Purchaser's reasonable satisfaction have been temporarily delayed and will be paid no later than January 31, 2005, if and only to the extent such Distributions are actually received by such date.

        (j)    Netherlands Charter Amendments.    The articles of association of the entities listed on Schedule 8.2(j) shall have been amended effective as of January 1, 2003, so as not to include the corresponding sections set forth opposite such entity's name on Schedule 8.2(j).

        8.3    Other Conditions Precedent to Obligations of the Sellers.    Without limiting Sections 3.2 or 9.3, the obligation of the Sellers to consummate the transactions subject to the First Closing is subject to the satisfaction or waiver (in accordance with Section 8.4), on or prior to the Closing Date, of each of the following additional conditions:

        (a)   Representations and Warranties of Purchaser Parties.    Each of the representations and warranties of the Purchaser Parties contained herein shall be true and correct in all material respects (except in the case of any such representation or warranty containing a materiality qualification, in which case such representation or warranty shall be true and correct in all respects) on and as of the Effective Date (unless the inaccuracy or inaccuracies as of the Effective Date which would otherwise result in a failure of this condition have been cured as of the Closing) and as of the Closing Date and, for this purpose, where there is an express or implied reference in Article V to the "Effective Date", that reference is to be construed as a reference to the "Closing Date" except for those representations and warranties of the Purchaser Parties that speak only as of a certain date other than the Effective Date, which representations and warranties shall have been true and correct in all material respects as of such date (except in the case of any such representation or warranty containing a materiality qualification, in which case such representation or warranty shall have been true and correct in all respects, taking into account such qualification).

        (b)   Performance of Obligations of Purchaser Parties.    The Purchaser Parties shall have performed in all material respects the material obligations required to be performed by them under this Agreement at or prior to the Closing Date.

        (c)   Closing Deliveries.    EME shall have been furnished with the documents referred to in Section 3.5 and any applicable Foreign Implementing Agreements.

        (d)   Third Party Seller Conditions.    The Third Party Conditions of the Sellers set forth in Schedule 8.3(d) shall have been satisfied and shall be in effect, save to the extent any of those conditions relate to a Project in respect of which a Project Partial Termination Event has occurred.

        8.4    Conditions Precedent to Obligations of Each Party Relating to the Second Closing.    Without limiting Sections 3.2 or 9.3, the respective obligations of each of the Sellers and the Purchaser Parties to consummate the transactions subject to the Second Closing shall be subject only to the condition that the First Closing shall have occurred.

        8.5    Waiver of Conditions.    The conditions set out in Section 8.1 (other than the IPR Shareholder Consent Condition, which may not be waived) may be waived by agreement in writing between the Purchaser and EME. The conditions set out in Section 8.2 may be waived in whole or in part by the Purchaser by notice in writing to EME. The conditions set out in Section 8.3 may be waived in whole or in part by EME by notice in writing to the Purchaser. The condition set out in Section 8.4 may be waived only by agreement in writing between the Purchaser and EME.

ARTICLE IX.
TERMINATION

        9.1    Termination of Agreement.    This Agreement may be terminated as follows:

        (a)   At any time prior to the Closing Date by agreement in writing between EME and the Purchaser;

        (b)   At any time after the Outside Date by EME or the Purchaser by notice in writing to all the other Parties if the Closing has not occurred on or before the Outside Date;

        (c)   At any time prior to the Outside Date by EME or the Purchaser by notice in writing to the other Parties if the terminating Party's conditions to Closing cannot reasonably be satisfied by the Outside Date; provided, however, that (A) EME may not terminate this Agreement pursuant to this Section 9.1(c), if any Seller (individually or in the aggregate) has failed to comply with its or their respective obligations under this Agreement in any material respect and has not adequately cured any such failure to comply on or before the Outside Date, and (B) the Purchaser may not terminate this Agreement pursuant to this Section 9.1(c), if any Purchaser Party or any applicable Purchase Designee (individually or in the aggregate) has failed to comply with its or their respective obligations under this Agreement in any material respect and has not adequately cured such failure to comply on or before the Outside Date;

        (d)   By the Purchaser by notice in writing to the other Parties, so long as none of the Purchaser Parties or Purchaser Designees (individually or in the aggregate) is then in breach of its respective representations, warranties or covenants in this Agreement in any material respect, upon a material breach or default by EME under this Agreement which material breach or default is not cured by the earlier of the Closing Date or the date that is thirty (30) days after receipt by EME of written notice from Purchaser specifying with particularity such breach or default; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 9.1(d) before the date which is sixty (60) days after the date of such notice so long as EME is using its Commercially Reasonable Efforts to cure such material breach or default and such breach or default is capable of cure on or before the Outside Date;

        (e)   By EME by notice in writing to the other Parties, so long as neither it nor any other Seller is then in breach of its representations, warranties or covenants in this Agreement in any material respect, upon a material breach or default by any Purchaser Party or Purchaser Designee (individually or in the aggregate) under this Agreement which is not cured by the earlier of the Closing Date for such Project or the date that is thirty (30) days after receipt by Purchaser of written notice from EME specifying with particularity such breach or default; provided, however, that EME shall not be entitled to terminate this Agreement pursuant to this Section 9.1(e) so long as each of the applicable Purchaser Parties or Purchaser Designees, as the case may be, is using its Commercially Reasonable Efforts to cure such material breach or default and such breach or default is capable of cure on or before the Outside Date;

        (f)    By EME (at any time prior to IPR Shareholder Approval having been given) if a Triggering Event has occurred.

        (g)   By either EME or IPR if the Resolution is put to a vote at the IPR Shareholders Meeting and is not approved.

        9.2    Effect of Termination.    No termination of this Agreement pursuant to Section 9.1(c), Section 9.1(d), Section 9.1(e), Section 9.1(f) and Section 9.1(g) shall be effective until a termination notice is delivered to the non-terminating Party specifying any and all corresponding provisions of this Agreement underlying such termination. If validly terminated pursuant to Section 9.1, this Agreement shall become void and of no further force and effect without further liability to any Seller, Purchaser Party or any applicable Purchaser Designee or any of their respective Subsidiaries, Affiliates or Representatives, except that (i) termination shall not affect a Party's accrued rights and obligations under this Agreement as at the date of termination and (ii) the obligations of the Purchaser Parties and any applicable Purchaser Designee under the Confidentiality Agreements and the obligations of the Parties under Article XII of this Agreement shall remain in full force and effect; provided, however that nothing in this Section 9.2 shall be deemed to release any Party from liability for any willful breach of its obligations under this Agreement in any material respect.

        9.3    Partial Termination.

        (a)   Project Partial Termination.    Notwithstanding anything in Section 9.1 or Section 9.2 to the contrary, the respective obligations of the Sellers and the Purchaser Parties hereunder relating to any particular Project (i) if not terminated earlier, will be terminated automatically if any condition set out in Section 8.1, Section 8.2(d) or Section 8.3(d) has not been satisfied or waived in relation to such a Project on the Closing Date; and (ii) may be terminated upon written notice delivered by EME to the Purchaser or the Purchaser to EME, as the case may be, if the terminating Party reasonably believes that, notwithstanding the use of Commercially Reasonable Efforts, it is or has become impossible to satisfy a condition set out in Section 8.1, Section 8.2(d) or Section 8.3(d) in relation to a specified Project, in each case with a corresponding reduction in the Aggregate Purchase Price determined in accordance with Section 2.4. A "Project Partial Termination Event" will be deemed to have occurred in respect of a Project if the obligations of the Sellers and the Purchaser Parties under this agreement relating to that Project are terminated by virtue of the operation of this Section 9.3.

        (b)   Effect of Project Partial Termination Event.    If a Project Partial Termination Event occurs in relation to a Project then this Agreement shall become void and of no further force and effect with respect to such Project without liability to any Seller, Purchaser Party or any applicable Purchaser Designee or any of their respective Subsidiaries, Affiliates or Representatives, except that the obligations of the Purchaser Parties and any applicable Purchaser Designee under the Confidentiality Agreements and the obligations of the Parties with respect to such Project under this Section 9.3(b) and under Sections 1.5, 6.12 and Article XII of this Agreement shall remain in full force and effect; provided, however, that nothing in this Section 9.3(b) shall be deemed to release any Party from liability for any willful breach of its obligations under this Agreement in any material respect. No Project Partial Termination Event shall (i) affect any provision of this Agreement as it applies to the Shares, the Owner Notes or the EME Guarantees other than to the extent such Shares, Owner Notes and EME Guarantees relate exclusively to the Project to which such Project Partial Termination Event relates or (ii) terminate the respective obligations of the Sellers and the Purchaser Parties to consummate the Contemplated Transactions with respect to the Shares, the Owner Notes, the EME Guarantees or any Project other than a Project to which the Project Partial Termination Event relates. Notwithstanding the foregoing, in the event that a Project Partial Termination Event occurs with respect to a Project, the Sellers shall cause the Project and each Project-Specific Acquired Company, Owner Note and EME Guarantee specifically related thereto to be transferred or otherwise separated from MEC BV and its Subsidiaries without Liability (whether actual or contingent and including any Liability for Tax) on the part of any Acquired Company and in a manner which does not prevent or limit the ability of MEC BV or any of its Subsidiaries to pay dividends or otherwise distribute amounts to their respective shareholders.

        (c)   Cooperation.    If any Project is subject to a Project Partial Termination Event, the Parties agree to work cooperatively in good faith to resolve any separation, transition and IT issues arising therefrom and shall commence the transition of IT systems for the Project in accordance with Section 6.25.

ARTICLE X.
DEFINITIONS

        10.1    Certain Definitions.    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1:

        "AC Guarantee Party" has the meaning given in Section 6.15(a).

        "Acquired Company Financial Schedule" has the meaning set forth in Section 4.7(c).

        "Acquired Companies" means MEC BV, the Project-Specific Acquired Companies listed on Schedule A-2, and the other Subsidiaries of MEC BV, and Rapid Energy and its Subsidiaries in each case identified in the Structure Chart, but shall not include, or be deemed to include for any purpose the Excluded Contact Companies, the Excluded Items, any Project-Specific Acquired Company that is the subject of a Project Partial Termination Event or Mission Energy Wales Company.

        "Acquired Holding Company" means an Acquired Company, other than MEC BV, that has a Subsidiary that is also an Acquired Company.

        "Action" means any action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

        "Adverse Recommendation Change" has the meaning set forth in Section 6.27(d).

        "Affiliate" (and, with a correlative meaning "affiliated") means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such first Person. As used in this definition "control" (including with correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise).

        "Affiliate Contracts" has the meaning set forth in Section 4.11(a)(ii).

        "Aggregate Purchase Price" has the meaning set forth in Section 2.1.

        "Agreement" has the meaning set forth in the first paragraph hereof.

        "Allocation" has the meaning set forth in Section 2.2.

        "Amount Claimed" has the meaning set forth in Section 7.10(a).

        "Applicable Law" means, with respect to any Person, any Law applicable to such Person or its business, properties or assets.

        "Applicable Policies" has the meaning set forth in Section 4.22(a).

        "Auction" or "Auction Process" means the process undertaken by EME involving the potential disposition of substantially all of its assets held outside the United States in one or more transactions, including the procedures employed by EME through which its indirect ownership interest in MEC BV and its Subsidiaries was offered for sale to competing bidders.

        "Auction Confidentiality Agreements" has the meaning set forth in Section 1.4.

        "Balance Sheet Date" has the meaning set forth in Section 4.7(a).

        "Bankruptcy Law" means any Law providing for the relief of debtors or in any manner dealing with the bankruptcy, insolvency, liquidation or dissolution of a Person or the appointment of a receiver, administrative receiver or administrator of any of a Person's assets.

        "Base Financial Data" has the meaning set forth in Section 6.25.

        "Benefit Plans" has the meaning set forth in Section 4.21(a).

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in the pertinent location (or if no particular location is pertinent, then Los Angeles, California) are authorized or required by Law to be closed. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

        "BV Financial Statements" has the meaning set forth in Section 4.7(a).

        "Cap" has the meaning set forth in Section 11.3(c)(i).

        "CBK VAT Credits" means the Tax Credit Certificates on unutilized input VAT detailed in Section 4.13(b) of the EME Disclosure Schedule.

        "CIP6" has the meaning set forth in Section 4.24(i).

        "Claim Notice" has the meaning set forth in Section 11.4.

        "Cleanup" means all actions to: (i) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (ii) perform post-remedial monitoring and care; or (iii) respond to any requests for information or documents from any Governmental Authority in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment, that in any such case are required under any applicable Environmental Law or by a Governmental Authority.

        "Closing" means the First Closing or the Second Closing, as the case may be.

        "Closing Date" means the date on which the First Closing and the Second Closing occur.

        "Code" means the United States Internal Revenue Code of 1986, as amended.

        "Commercially Reasonable Efforts" means the reasonable efforts that a reasonably prudent Party would, at the time of executing this Agreement, contemplate using in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner, including the lawful exercise of voting or other rights attached to shares held by that Party or the lawful exercise of rights granted to such party under any Contract (including any shareholders or similar agreement), provided that "Commercially Reasonable Efforts" shall not require the violation of, or failure to discharge, any duty owed to a third party or the provision of any consideration to any third party of any amounts except for the costs of making filings in the Ordinary Course of Business, the reasonable fees and expenses of counsel and accountants, any nominal consent fees provided for in the existing provisions of any Major Contract, and the customary fees and charges of Governmental Authorities.

        "Confidential Information Memorandum" means the Confidential Information Memorandum dated February 2004 and distributed by Lehman Brothers and Credit Suisse First Boston in connection with the Auction Process.

        "Confidentiality Agreements" has the meaning set forth in Section 6.7.

        "Conflicting Proposal" means any proposal relating to any Purchaser Party which would reasonably be expected to prevent or materially impede, interfere with or delay the Contemplated Transactions or the receipt of the IPR Shareholder Approval.

        "Consolidated Taxes" shall mean all U.S. or foreign federal, state, provincial or local Income Taxes that are paid on a consolidated, group relief, multiple entry consolidated group, fiscal unity, loss surrender, unitary, combined or similar basis with respect to Tax Returns that include one or more Controlled Acquired Companies, on the one hand, and EME or any of its Affiliates, on the other hand.

        "Consolidated Tax Returns" shall mean any Tax Returns with respect to Consolidated Taxes.

        "Contact" means Contact Energy Limited, a New Zealand corporation, and its Subsidiaries.

        "Contact Sale Transaction" has the meaning set forth in Section 1.3(b).

        "Contact-MEHI Transfer" has the meaning set forth in Section 1.3(b).

        "Contact Transfer Payment Obligation" has the meaning set forth in Section 1.3(b).

        "Contemplated Transactions" means all of the transactions contemplated by this Agreement and the Related Agreements.

        "Contract" means any written contract, indenture, note, bond, loan, instrument, lease, commitment or other written agreement.

        "Controlled Acquired Companies" means all of the Acquired Companies other than the Non-Controlled Acquired Companies.

        "Corporate Insurance Policies" has the meaning set forth in Section 6.24(a).

        "Currently Known Material Breach" has the meaning set forth in Section 5.8.

        "Deductible Amount" has the meaning set forth in Section 11.3(c)(ii).

        "Distributions" means, without duplication, any (i) distribution, loan, dividend, redemption, securities repurchase or similar transaction made on account of, or with reference to, ownership interests in an Acquired Company, (ii) repayment of borrowed amounts, payment of debt service or any other loan made by a Project Operating Company to EME or any Wholly Owned Subsidiary of EME that is not a Project Operating Company, and (iii) payment by a Project Operating Company to EME or any Wholly Owned Subsidiary of EME that is not a Project Operating Company of management fees or invoices to reimburse a portion of regional general and administrative costs (defined consistently with past practices).

        "Due Date" has the meaning set forth in Section 7.11(a).

        "EcoEléctrica Minimum Threshold Companies" means the Acquired Companies listed as Project-Specific Acquired Companies beside EcoEléctrica's name in Schedule A-2, taken as a whole.

        "Effective Date" has the meaning set forth in the first paragraph hereof.

        "EME" has the meaning set forth in paragraph (1) of the list of the Parties.

        "EMEAL" has the meaning set forth in Section 4.24(h)(ii)(B).

        "EME BV Severance Plans" means, collectively, the (i) Edison Mission Energy BV Sale Severance Plan, effective as of February 19, 2004, (ii) Edison Mission Energy BV Sale Severance Plan—UK, effective as of February 19, 2004, (iii) Edison Mission Energy BV Sale Severance Plan—Australia, effective as of February 19, 2004, (iv) Edison Mission Energy BV Sale Severance Plan—Singapore, effective as of February 19, 2004, and (v) all participation agreements between EME and any Participating Employee related to the severance plans listed in clauses (i) through (iv) of this definition.

        "EME Confidentiality Agreement" has the meaning set forth in Section 6.7 hereof.

        "EME Disclosure Schedule" has the meaning set forth in the introductory paragraph of Article IV.

        "EME Guarantee Parties" has the meaning set forth in Section 6.14(a).

        "EME Guarantees" has the meaning set forth in Section 6.14(a).

        "EME Indemnified Parties" has the meaning set forth in Section 11.3(b).

        "EMESWP" has the meaning set forth in paragraph (4) of the list of the Parties.

        "EMESL" has the meaning set forth in Section 4.24(d).

        "EME UK Group" means Edison First Power Holdings II, Edison First Power Holdings I, Maplekey Holdings Limited, Maplekey UK Finance Limited, Maplekey UK Limited, Caresale Services Limited and Majestic Energy Limited.

        "EMEUKI" has the meaning set forth in paragraph (3) of the list of the Parties.

        "EMP" has the meaning set forth in paragraph (6) of the list of the Parties.

        "Environmental Claim" means any claim, action, cause of action, investigation, demand, letter, request for information or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Remediation Measures, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the Release or threatened Release of any Hazardous Substance, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        "Environmental Law" means, with respect to a Project, any international, national, federal, state, provincial, regional, local law, regulation, order, judgment, decree, authorization, opinion or other legally binding requirement, to the extent that it imposes the same obligations with respect to the Project as existed under Applicable Law as of the Closing Date and that relates to the protection, investigation or restoration of the environment (including natural resources) or to industrial hygiene, including the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, Release or management of, or other activities relating directly to, Hazardous Substances.

        "Environmental Sublimit" has the meaning set forth in Section 11.3(c)(iii).

        "Estimated Aggregate Adjustment Amount" has the meaning set forth in Section 2.5(b).

        "Estimated Project Distributions" means, in relation to a Project, the distributions which it is expected will be made by the relevant Project Operating Company in connection with that Project as set forth next to the name of that Project in Schedule 2.5(a)(i).

        "Excluded Contact Companies" means Mission Energy Universal Holdings, a New Zealand corporation, and its Subsidiaries, including Contact.

        "Excluded Items" has the meaning set forth in Section 1.3(a).

        "Ex-Pat Employees" has the meaning set forth in Section 6.21(c).

        "Expiry Date" has the meaning set forth in Section 2.5(c).

        "Expert" means a panel comprised of three (3) partners of at least 10 years qualified experience at an independent firm of chartered accountants. EME may select one of the members of the panel and Purchaser may select one of the members of the panel. These two members shall mutually select the third member of the panel. All selections of panel members shall be in writing. Failing agreement on the identity of the third member within 10 Business Days starting on the date on which both EME and the Purchaser have selected their panel members, a panel member qualified as described above shall be appointed by the President for the time being of the American Institute of Certified Public Accountants.

        "Existing Employees" has the meaning set forth in Section 6.21(a)(i).

        "Existing Soils Contamination" means the actual presence prior to the Closing Date of Hazardous Substances in the soil or groundwater of the real properties included in the Acquired Companies, as well as the migration through soil or groundwater of Hazardous Substances actually present prior to the Closing Date in the soil or groundwater of such real properties excluding (a) the presence of Hazardous Substances arising from the normal application of pesticides, fungicides, or other agricultural products, or (b) contamination below levels which would require remediation under applicable Environmental Law in effect as of the Closing Date (which includes, without limitation, any determination by a Governmental Authority that remediation is not required or not further required), assuming no imposition of engineering controls that would materially and adversely affect operation of a Project at the same power generation levels at which the Project has operated during the twelve (12) months preceding the date hereof.

        "Financing Agreements" means (a) in relation to a Project, all debt instruments or securities, loans, guarantees, letters of credit or other credit facilities, finance or capital leases, and other agreements or instruments creating or evidencing debt which have then been issued or entered into by the relevant Acquired Company for the purposes of the Project; and (b) the security documents, intercreditor agreements, direct agreements, co-ordination agreements and other ancillary agreements required at such time pursuant to any of the instruments or agreements referred to in (a) above.

        "Financial Information" has the meaning set forth in Section 4.8(a).

        "Final Aggregate Adjustment Amount" has the meaning set forth in Section 2.5(e).

        "First Closing" means the closing at which the Project Shares and Project Notes are sold to the Purchaser or one or more Purchaser Designees.

        "First Hydro Minimum Threshold Companies" means the Acquired Companies listed as Project-Specific Acquired Companies beside First Hydro's name in Schedule A-2, taken as a whole.

        "Foreign Implementing Agreements" means the various agreements to be executed by the respective Sellers and Purchaser Parties after the Effective Date for the purpose of implementing the Contemplated Transactions on the Closing Date under any foreign Applicable Law.

        "Governing Documents" means (i) any articles of incorporation or bylaws or any other charter or similar documents adopted or filed in connection with the creation, formation or organization of any entity, (ii) all agreements and documents relating to the organization, management or ownership of the entity or interest, including management agreements, voting agreements, partnership agreements, joint venture agreements, registration rights agreements and other similar agreements and (iii) any amendment or supplement to any of the foregoing.

        "Governmental Authority" means any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any Law.

        "Governmental Conditions" means the consents, orders, authorizations, waivers or approvals of those Governmental Authorities set forth on Schedule 8.1(b) next to each Project's name and which are necessary to consummate the Contemplated Transactions to the extent such transactions relate to such Project.

        "Hazardous Substance" means any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law, or which was or would have been so defined or deemed prior to the Closing Date by any Governmental Authority with jurisdiction to be, "hazardous," "toxic," a "contaminant," a "pollutant," "hazardous substance," "hazardous waste," "restricted hazardous waste," "hazardous material," "extremely hazardous waste," a "toxic substance," a "toxic pollutant" or words with similar meaning.

        "Ibérica" has the meaning set forth in Section 4.24(d).

        "Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum Taxes and any Taxes on items of Tax preference, but not including sales, use, real or personal property transfer or other similar Taxes); (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by or calculated with respect to, is described in clause (i) above; and (iii) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages), including in the case of clauses (i), (ii) and (iii) any interest, penalty or addition thereto, whether disputed or not.

        "Income Tax Returns" shall mean any Tax Returns with respect to Income Taxes.

        "Independent Engineer Reports" has the meaning set forth in Section 4.17.

        "Indemnified Party" has the meaning set forth in Section 11.4.

        "Indemnifying Party" has the meaning set forth in Section 11.4.

        "Individual Claims Limit" has the meaning set forth in Section 11.3(c)(ii).

        "Inducement Fee" has the meaning set forth in Section 6.29.

        "Intellectual Property Assets" means all material intellectual property owned or used by any Acquired Company in connection with its business, including (i) all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, methods, data and processes (ii) all licenses, options to license and other contractual rights to use the Intellectual Property Assets and (iii) all computer and electronic data processing programs and software programs and related documentation, data, and system backups, existing research projects, computer software presently under development, and all software concepts owned and all proprietary information, processes, formulae and algorithms, used in the ownership, marketing, development, maintenance, support and delivery of such software, but excluding the names "Edison", "Edison Mission Energy", "EME", "MEC", "Mission Energy", "Mission", "Mission Operations and Maintenance", "EMOMI", "MOMI" and "Edison InternationalSM" (and any variations thereof) and any trademarks, trade names, logos or symbols related thereto.

        "Intralinks" means the information contained in the virtual data room as made available to the Purchaser in the Auction, as of 9:00 p.m. (United States Eastern Time) on June 23, 2004 (and references to documents having been posted on Intralinks means posted on Intralinks before such time), including the documents, questions and answers and other data posted thereon as of such date and time, as well as the Confidential Information Memorandum and all supplements thereto and amendments thereof and the documents otherwise made available to bidders in the Auction at project offices to the extent included on any index included in the virtual data room as of such date and time.

        "Investment Circular" has the meaning set forth in Section 6.33(a).

        "IPR" has the meaning set forth in paragraph (8) of the list of the Parties.

        "IPR Shareholder Approval" has the meaning set forth in Section 6.27(a).

        "IPR Shareholder Circular" means any circular to the shareholders of IPR (including any notice of an IPR Shareholders Meeting) to be prepared in accordance with Chapter 10 of the Listing Rules of the UKLA in connection with the Contemplated Transactions.

        "IPR Shareholder Consent Condition" means the condition to Closing described in Section 8.2(f).

        "IPR Shareholders Meeting" has the meaning set forth in Section 6.27(a).

        "ISAB Minimum Threshold Companies" means the Acquired Companies listed as Project-Specific Acquired Companies beside ISAB's name in Schedule A-2, taken as a whole.

        "IT" has the meaning set forth in Section 6.25.

        "Knowledge" means, with respect to an individual, the extent, if any, of such individual's actual awareness of a particular fact or matter, without implying or requiring verification or investigation concerning such fact or matter. A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving as a director or executive officer of that Person (or in any similar capacity) has Knowledge of that particular fact or other matter as an individual's Knowledge is defined in the immediately preceding sentence; provided, however, that the Knowledge of EME shall be limited to the Knowledge (as defined in the first sentence of this definition) of the individuals named on Schedule 10.1-K and the Knowledge of the Purchaser shall be limited to the Knowledge (as defined in the first sentence of this definition) of the individuals named on Schedule 10.1-K2.

        "Law" means any and all international, national, federal, state, provincial, regional, local, municipal, or other law (including common law), statute, code, ordinance, rule, regulation or other requirement enacted, promulgated, issued, entered or put into effect by a Governmental Authority.

        "Legal Severance Costs" has the meaning set forth in Section 6.21(a)(vii).

        "Liabilities" means any and all debts, losses, liabilities, claims, damages, expenses, fines, costs, royalties, proceedings, deficiencies or obligations (including those arising out of any Action, such as any settlement or compromise thereof or judgment or award therein), of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, and whether or not resulting from third-party claims, and any reasonable out-of-pocket costs and expenses (including reasonable legal counsels', accountants' or other fees and expenses incurred in defending any Action or in investigating any of the same or in asserting any rights hereunder).

        "License" means any registration, license, permit, authorization and other consents or approvals of any Governmental Authority.

        "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement or encumbrance, other than Permitted Exceptions.

        "Local GAAP" means generally accepted accounting principles applicable in the country for which any particular financial statements of an Acquired Company are prepared, as in effect on the Effective Date and consistently applied.

        "Local Taxes" has the meaning set forth in Section 11.5(a).

        "Losses" has the meaning set forth in Section 11.3(a).

        "Loy Yang B Minimum Threshold Companies" means the Acquired Companies listed as Project-Specific Acquired Companies beside Loy Yang B's name in Schedule A-2, taken as a whole.

        "Major Contracts" has the meaning set forth in Section 4.11(a).

        "Material Adverse Effect" means, unless otherwise specified, any material adverse effect on (i) the validity or enforceability of this Agreement or the Contemplated Transactions or (ii) the business (including the future operations of any existing business without giving effect to any future development opportunities), assets, financial condition or results of operations of (A) any of the Minimum Threshold Projects or (B) the Acquired Companies taken as a whole in each case, excluding (subject to the following sentences) any material adverse effect resulting primarily from (1) any changes in financial, banking or securities markets, or general business, economic, political, social or regulatory conditions in countries in which any of the Projects are located, including general changes to interest rates, consumer confidence, Local GAAP, US GAAP, market prices for electricity, coal, steam or natural gas, Tax law or published practice, or stock, bond and commercial indebtedness prices and trends, (2) any change resulting from the announcement or pendency of the Auction or any of the Contemplated Transactions or (3) any change resulting from the compliance by the Parties with their obligations under this Agreement or any Related Agreement. Without prejudice to the generality of the foregoing and notwithstanding the exclusions set out in clause (1) above, any of the following will constitute a Material Adverse Effect:

        (a)   the inability, where such ability is necessary in order to be able to comply with the terms of its Financing Agreements or to make Distributions, of a Project Operating Company to obtain US Dollars in a lawful market in the country in which the relevant Project is located or to effect the transfer from such country of US Dollars lawfully obtained to the lenders or their agent under the relevant Financing Agreements or to its shareholders or other Affiliates located outside of the country in which the relevant Project is located; and

        (b)   any act or series of acts (including, without limitation, any requisition, confiscation, detention, restraint, commandeering, attachment, freezing of assets, sequestration, seizure, appropriation, nationalization, discriminatory taxation, additional permit requirements or cancellation or non-renewal of existing permits, or cancellation after shipment of a previously issued and valid authority to import an item or items into the country in which a Project is located) or failure or series of failures to act by a Governmental Authority in control of the country in which a Project is located or the part of the country in which the Project is located and which act or series of acts or failure or series of failures to act, whether or not a material breach of local Law, is deemed an expropriation in violation of international Law (without regarding to the availability of local remedies) by depriving the relevant Project Operating Company of (i) its ability to control or dispose of its property or (ii) its ability to operate the Project in the Ordinary Course of Business.

        "Material Purchase or Sale" has the meaning set forth in Section 6.3(a)(x).

        "MEC BV" has the meaning set forth in the recitals hereto.

        "MEC Group" has the meaning set forth in Section 4.13(f).

        "MEHI" has the meaning set forth in paragraph (2) of the list of the Parties.

        "Merger Control Laws" has the meaning set forth in Section 4.3.

        "Minimum Threshold Projects" means, collectively, (i) the EcoEléctrica Minimum Threshold Companies, (ii) the First Hydro Minimum Threshold Companies (iii) the ISAB Minimum Threshold Companies, (iv) the Loy Yang B Minimum Threshold Companies and (v) the Paiton Minimum Threshold Companies.

        "Minimum Threshold Transaction" means any single transaction (or series of transactions occurring in connection with the First Closing and the Second Closing) in which Purchaser (or one or more applicable Purchaser Designees) acquires Shares representing beneficial ownership of the Sellers' direct or indirect equity interests in the Projects known as "EcoEléctrica", "First Hydro", "Loy Yang B", "ISAB" and "Paiton".

        "Mission Energy Wales Company" means Mission Energy Wales Company, a California corporation, that is a Wholly Owned Subsidiary of EME.

        "Mission Hydro Partnership" means Mission Hydro Limited Partnership organized pursuant to that certain Limited Partnership Agreement dated as of December 13th, 1995 between Mission Energy Wales Company, Mission Hydro (UK) Limited and MEC Wales (registered as MEC Global Services BV), as amended.

        "Mitsui" has the meaning set forth in paragraph (9) of the list of the Parties.

        "MTC Satisfaction Date" means the date on which the conditions set out in Section 8.1, 8.2 and 8.3 have been satisfied or waived so as to allow Closing of the Minimum Threshold Transaction.

        "Net Aggregate Purchase Price" has the meaning set forth in Section 2.1.

        "Net Operating Capital" has the meaning set forth in Section 2.5(a)(iii).

        "Non-Acquired Subsidiaries" shall mean the Sellers and the other Subsidiaries of EME, including those selling, assigning, transferring or conveying Owner Notes hereunder, but shall not include, or be deemed to include for any purpose, any Acquired Company, Excluded Contact Company or the Excluded Items.

        "Non-Controlled Acquired Companies" shall mean those Acquired Companies that are not Subsidiaries of EME; provided, however, that for purposes of Article VI "Non-Controlled Acquired Companies" shall mean those Acquired Companies that are not majority-owned Subsidiaries of EME.

        "Operating Contracts" means (i) any Contract providing for the purchase, sale or distribution of electricity, fuel or any byproduct from electricity generation and (ii) any agreement for the operation and maintenance of any Project.

        "Order" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

        "Ordinary Course of Business" means, in respect of any Person, the conduct of business of such Person in a manner substantially consistent with the regular conduct of such business during the three (3) year period ending on the Effective Date, including any activities (whether or not occurring during such time period) associated with the Auction or in anticipation of the Contemplated Transactions.

        "Outside Date" means December 31, 2004 or such later date as is provided for in Sections 8.1(c)(i)(A) and 8.2(h) of this Agreement or to which the Purchaser and EME may agree in writing, but in no event later than January 31, 2005.

        "Owner Notes" has the meaning set forth in Section 1.1(b) and includes Project Notes.

        "Owner Note Sellers" means the entities identified as such in Schedule A-1, including the Sellers identified therein as holders of Project Notes.

        "Paiton Minimum Threshold Companies" means the Acquired Companies listed as Project-Specific Acquired Companies beside Paiton's name in Schedule A-2, taken as a whole.

        "Parties" means each of the Sellers, the Purchaser and the Purchaser Parents.

        "Participating Employees" has the meaning set forth in Section 6.21(a)(vi).

        "Payment Obligation" means an irrevocable undertaking to pay conforming to the provisions of Schedule 1.3(b).

        "Permitted Exceptions" means (a) Liens for Taxes not yet subject to penalties for delinquent nonpayment or which are being actively contested in good faith by appropriate proceedings, (b) Liens designated as such in the EME Disclosure Schedule, (c) any authorization, consent, approval, certification, license, order or filing not required to be listed in the EME Disclosure Schedule as exceptions to Section 4.4(a) or Section 4.4(b), (d) land use planning/zoning, entitlement and other land use and environmental regulations by any Governmental Authority, (e) Liens that will be discharged or released either prior to, or substantially simultaneously with, the Closing, (f) Liens created by a Purchaser Party or Purchaser Designee, (g) Liens granted in the Ordinary Course of Business to project financiers and lenders, including those posted on Intralinks and (h) such other liens and possible minor matters that in the aggregate are not substantial in amount and do not materially detract from or interfere with the present or intended use of such property.

        "Permitted Transfers" means any sale, distribution, loan, dividend, payment, redemption, capital contribution, recapitalization or like transaction on account of, or with reference to, ownership interests in or debt to or from, or the payment for services with respect to, an Acquired Company that: (i) is made to an Acquired Company that is a Wholly Owned Subsidiary of EME; (ii) represents an Excluded Item or the proceeds of sale or transfer of an Excluded Item, or is necessary or advisable, in the reasonable judgment of EME, to remove Excluded Items; (iii) is necessary or advisable, in the reasonable judgment of EME, to restructure the Acquired Companies in preparation for or to facilitate the Contemplated Transactions consistent with the intent and purposes of this Agreement and the Structure Chart as of the Closing Date and does not result in adverse economic consequences to the Acquired Companies taken as a whole; (iv) is made in connection with the liquidation of the Mission Hydro Partnership or the redemption or liquidation of the interest of Mission Energy Wales Company therein; (v) represents proceeds of sale or transfer of any entity that would be an Acquired Company except for the exercise of a Preemptive Right; (vi) is made by MEC BV in an amount equaling MEC BV's previously-taxed income within the meaning of section 959 of the Code as of the date of the Distribution (it being understood that any such case Distribution shall result in a dollar-for-dollar downward adjustment in the Aggregate Purchase Price), (vii) reduces the Aggregate Purchase Price under Section 2.5(a)(i) or that has the effect of reducing Net Operating Capital under Section 2.5(a)(iii); or (viii) is made by a Project Operating Company in the Ordinary Course of Business to an owner or participant therein that is not an Acquired Company with respect to its interest therein that is proportionate to sales, services, distributions, loans, dividends, redemptions, capital contributions, recapitalizations or like transactions made substantially concurrently to all other owners or participants in the Project Operating Company with respect to their interests therein; provided that in the case of clauses (ii), (iii) and (v) above, the Permitted Transfer does not (A) reduce the economic value of the Acquired Companies as a whole, except to the extent this Agreement provides for a reduction in the Aggregate Purchase Price, or (B) materially hinder the Purchaser's ability to access cash flow from the Project Operating Companies as EME and the Acquired Companies have had in the past in the Ordinary Course of Business.

        "Person" means and includes natural persons, corporations, limited partnerships, limited liability companies, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and all Governmental Authorities.

        "Political Risk Insurance Policies" means the political risk insurance policies designated as such in the EME Disclosure Schedule.

        "Postponement Period" has the meaning set forth in Section 3.3.

        "Pre-Closing Insurance Occurrences" has the meaning set forth in Section 6.24(b).

        "Pre-Closing Environmental Liabilities" means: (i) the Release of any Hazardous Substance prior to the Closing Date from any real property owned or leased by any Acquired Company into the atmosphere or any water course or body of water not enclosed within such real property; (ii) any fine, penalty, levy or assessment imposed under Environmental Law by any Governmental Authority with respect to the operation of the Projects prior to the Closing Date; (iii) any obligation imposed by Environmental Law to undertake Remediation Measures in respect of Existing Soils Contamination, subject to the provisions of Section 6.34; or (iv) any Environmental Claim made by any Person that arises from the operation prior to the Closing Date of any of the Acquired Companies or the former ownership or use of real property by an Acquired Company prior to the Closing Date, including Environmental Claims based on indemnities or other contractual undertakings of EME and its Subsidiaries or their predecessors; provided that Pre-Closing Environmental Liabilities do not include any liabilities or obligations to the extent that they arise from or are related to (a) the existence of Hazardous Substances used as construction materials in, on or otherwise affixed to structures or improvements included in the real property owned or leased by any Acquired Company, including without limitation, asbestos, urea formaldehyde foam insulation and lead-based paint or coatings, unless there has been a Release of such Hazardous Substances into the atmosphere or any water course or body of water not enclosed within such property or which has resulted in Existing Soils Contamination; (b) Hazardous Substances introduced after the Closing into the soil or groundwater of the real properties included in the Acquired Companies, as well as the migration through soil or groundwater after the Closing of such Hazardous Substances (other than introductions into the groundwater as a result of the migration of Hazardous Substances actually present in the soil prior to the Closing); or (c) any increase in soils or groundwater contamination or exacerbation of Existing Soils Contamination, or any increase in the costs or burdens of any Remediation Measures required by any Governmental Authority or third Person, as a result of acts or omissions after the Closing of Persons other than EME and its Affiliates, including, without limitation, the imposition of any remediation standard with respect to Existing Soils Contamination that is different from the standard that is or would have been applicable as of Closing.

        "Pre-Closing Intragroup Liabilities" means all amounts, and any Liabilities in respect of any unperformed obligations, which are at Closing owed by an Acquired Company to EME or its Affiliates (other than Acquired Companies and any Subsidiaries which cease to be Subsidiaries of EME after Closing as a result of the exercise of any Preemptive Rights), but excluding, in every case, the Owner Notes.

        "Pre-Closing Period" has the meaning set forth in Section 11.5(a).

        "Pre-Closing Tax Period" has the meaning set forth in Section 11.5(c)(i).

        "Preemption Notice" means any valid notice given to any Seller or any Affiliate of such Seller in respect of any of the Projects by any Person indicating that, as a result of this Agreement or the Closing of the Contemplated Transactions, that Person intends to exercise a valid and binding right in favor of such Person, that would not otherwise exist, to acquire some or all of the capital stock or other equity interests owned, directly or indirectly, by any of the Sellers, whether by reason of a right of first refusal, a right of first offer, an option to purchase, a shareholder agreement or otherwise.

        "Preemptive Rights" means the rights described in the definition of Preemption Notice that are set forth on Schedule 10.1-P.

        "Project" has the meaning set forth in the recitals to this Agreement.

        "Project Allocation Schedule" has the meaning set forth in Section 2.1.

        "Project Counterparty" means, with respect to a Project, any entity identified in the EME Disclosure Schedule as a "Project Counterparty" with respect to such Project and any and all assigns thereof and successors in interest thereto.

        "Project Deductible Amount" has the meaning set forth in Section 11.3(c)(iii).

        "Project Financial Statements" has the meaning set forth in Section 4.7(b).

        "Project Notes" has the meaning set forth in Section 1.1(b), including the Owner Notes identified as Project Notes on Schedule 1.1.

        "Project Operating Company" has the meaning set forth in Section 2.5(a)(i).

        "Project Partial Termination Event" has the meaning set forth in Section 9.3(a).

        "Project Purchase Price" has the meaning set forth in Section 2.1.

        "Project Sellers" means the entities identified in paragraph (5) of the list of the Parties.

        "Project Shares" means the Shares in Project-Specific Acquired Companies identified as "Project Shares" in Schedule A-1.

        "Project-Specific Acquired Companies" means, with respect to any Project, the Acquired Companies listed as such under such Project's name in Schedule A-2.

        "Purchase Price" means the Separately Sold Purchase Price or the Aggregate Purchase Price, as the case may be.

        "Purchaser" has the meaning set forth in paragraph (7) of the list of the Parties.

        "Purchaser Designee" has the meaning set forth in Section 1.5.

        "Purchaser Indemnified Parties" means the Purchaser Parties and their respective Affiliates, including, from and after Closing, the Acquired Companies (but, with respect to the Acquired Companies, only to the extent of the pro rata ownership thereof by the Purchaser Parties).

        "Purchaser Obligations" has the meaning set forth in Section 6.12(a).

        "Purchaser Parents" has the meaning set forth in paragraph (9) of the list of the Parties.

        "Purchaser Parties" has the meaning set forth in paragraph (9) of the list of the Parties.

        "Purchaser Plans" has the meaning set forth in Section 6.21(a)(v).

        "Purchaser Tax Act" means (i) any action taken (including any Tax election under Section 338(g) of the Code or otherwise, any restructuring, liquidation or Distribution of or from an Acquired Company, and any other transaction), (ii) any failure to act or (iii) any delay in acting, that would directly or indirectly result in EME or the relevant Seller or an Acquired Company (provided, however, that Section 7.9 shall be applied as if the foregoing words "Acquired Company" were replaced by "Controlled Acquired Company" in the definition of "Purchaser Tax Act") realizing taxable gain, income, loss or expense as a result of any U.S. or foreign federal, state, provincial or local Law, including the application of Sections 901, 951 or 1248 of the Code, provided that in each case the action, failure to act or delay in acting: (A) is of or by the Purchaser, an Affiliate of the Purchaser (including an Acquired Company) or any successor or assign of the Purchaser or such Affiliate of the Purchaser on or after the Closing, (B) is not required by Law, by an agreement to which EME, any of its Affiliates or any Acquired Company is a party prior to the Closing, or as a result of a settlement (to which EME has consented, such consent not to be unreasonably withheld or delayed) or final determination of a Tax audit or similar proceeding, (C) is not expressly and specifically set forth in this Agreement and, (D) has not been required under this Agreement or approved in writing by EME, an Affiliate of EME or a pertinent successor or assign of EME or such Affiliate of EME (other than the Purchaser, any Purchaser Designee, any Affiliate of either of the foregoing, and any of their respective successors and assigns (such approval not to be unreasonably withheld or delayed) and (E) is a transaction that occurs outside the Ordinary Course of Business (provided, however, that any restructuring or reorganization of an Acquired Company with effect during 2004 shall be considered outside the Ordinary Course of Business, and any such restructuring with effect after 2004 shall be considered within the Ordinary Course of Business); and provided further that any failure to act or delay in acting shall not be a Purchaser Tax Act unless, reasonably in advance of such failure to act or delay in acting, the Purchaser is informed in writing of the tax consequences of such failure to act or delay in acting.

        "Rapid Energy" means Rapid Energy Limited (registered no. 03039628) a company incorporated in England and Wales with its registered office at Lansdowne House, Berkeley Square, London WIJ 6ER.

        "Recommendation" means the unanimous recommendation by the directors of IPR in favor of the transactions contemplated by this Agreement, to be included in the IPR Shareholder Circular in accordance with Section 6.27(c) and in the form set forth in Annex 1 hereto, or in such other form as shall be agreed between IPR and EME.

        "Related Agreement(s)" means "Related Agreements" that are negotiated under the provisions hereof, including the Foreign Implementing Agreements, the Escrow Agreements, and the other agreements, if any, listed on Schedule 10.1-R.

        "Release" means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape.

        "Release Amount" has the meaning set forth in Section 7.11(a).

        "Relevant Distributions" means all Distributions that have the effect of reducing the Aggregate Purchase Price under Section 2.5(a)(i), or if made before January 1, 2004, would have had the effect of reducing the Aggregate Purchase Price under Section 2.5(a)(i) had they been made on or after such date.

        "Remediation Measures" means all actions to: (i) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (ii) perform post-remedial monitoring and care; or (iii) respond to any requests for information or documents from any Governmental Authority in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment, that in any such case are required under any applicable Environmental Law or by a Governmental Authority pursuant to any applicable Environmental Law.

        "Representative" means, with respect to a particular Person, any director, officer, principal, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, financial advisors and any "Representatives" as that term is defined in the Confidentiality Agreements.

        "Resolution" means one or more resolutions to be proposed at any IPR Shareholders Meeting or IPR Shareholders Meetings sufficient to authorize completion of the Contemplated Transactions on the terms and conditions set forth herein.

        "Retained Employees" has the meaning set forth in Section 6.21(a)(i).

        "Review Material" has the meaning set forth in the Confidentiality Agreements.

        "Second Closing" means the closing at which the Shares of MEC BV and the Owner Notes other than the Project Notes are sold to the Purchaser or one or more Purchaser Designees.

        "Securities Act" has the meaning set forth in Section 5.6(a).

        "Seller Obligations" has the meaning set forth in Section 5.6(a).

        "Seller Parent" means Edison International, a California corporation.

        "Seller Plans" has the meaning set forth in Section 6.21(b).

        "Sellers" or "Seller Parties" has the meaning set forth in paragraph (6) of the list of the Parties.

        "Separately Sold Project" means a project identified as a "Separately Sold Project" in Schedule A-2.

        "Separately Sold Project Price" has the meaning set forth in Section 2.1.

        "Shares" has the meaning set forth in the recitals to this Agreement.

        "Share Sellers" has the meaning given in Paragraph (6) of the list of the Parties.

        "Special Purpose Accounts" has the meaning set forth in Section 6.25.

        "Straddle Period" has the meaning set forth in Section 7.1(b).

        "Structure Chart" has the meaning set forth in Section 4.5(b).

        "Subsidiary" or "subsidiary" means, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests, or (iii) the capital or profit interests, in the case of a partnership; or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect fifty percent (50%) or more of the board of directors or the members of any similar governing body; provided, that none of Contact and its Subsidiaries shall in any event be deemed to be a Subsidiary or Affiliate of EME or any of its Subsidiaries or Affiliates.

        "Support Companies" has the meaning set forth in Section 3.7.

        "Support Services" has the meaning set forth in Section 3.7.

        "Survival Period" has the meaning set forth in Section 11.1.

        "Tax" or "Taxes" means any tax, duty, charge or other levy separately or jointly due or payable to, or levied or imposed by any Tax Authority, including income, gross receipts, license, wages, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, transaction, registration, value-added, alternative or add-on minimum, estimated or other tax, duty, charge, or other levy of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and "Taxation" shall be construed accordingly.

        "Tax Authority" means any supranational, national, federal, state, provincial, municipal, local, foreign or other Governmental Authority having the power to tax or exercising a fiscal, revenue or customs and excise function.

        "Tax Claim" has the meaning set forth in Section 11.5(e)(i).

        "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

        "TCGA" has the meaning set forth in Section 7.7(c)(i).

        "Third-Party Claims" has the meaning set forth in Section 11.4.

        "Third-Party Conditions" means the consents, authorizations, waivers or approvals set forth on Schedule 8.1, 8.2(d) or 8.3(d), as the case may be, under each Project's name.

        "Threshold Amount" has the meaning set forth in Section 11.3(c)(ii).

        "Transferred Ex-Pat Employees" has the meaning set forth in Section 6.21(c).

        "Triggering Event" means (i) the IPR Shareholder Circular failing to include the Recommendation or (ii) the board of directors of IPR or any committee thereof making any Adverse Recommendation Change.

        "UKLA" means the United Kingdom Listing Authority.

        "US GAAP" means generally accepted accounting principles in the United States as in effect on the Effective Date, consistently applied.

        "Wholly Owned Subsidiary" or "wholly owned subsidiary" means, as to any Person, (i) any corporation one hundred percent (100%) of whose capital stock of all classes (other than director's qualifying shares) is at the time owned by such Person or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person or one or more Wholly Owned Subsidiaries of such Person has a one hundred percent (100%) equity interest and has the power to vote or to direct the voting of sufficient securities to elect one hundred percent (100%) of the members of the management committee, board of directors or any similar governing body.

        10.2    Usage.    In this Agreement, unless a clear contrary intention appears:

        (a)   the singular number includes the plural number and vice versa;

        (b)   reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

        (c)   reference to any gender includes each other gender;

        (d)   reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

        (e)   reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

        (f)    "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

        (g)   "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

        (h)   "or" is used in the inclusive sense of "or";

        (i)    with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding";

        (j)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

        (k)   times of the day are to Los Angeles time;

        (l)    references to any Schedule refers to the corresponding Schedule to this Agreement;

        (m)  a reference to "$" or "dollars" is to the lawful currency of the United States; and

        (n)   a reference to "AU$" is to the lawful currency of the Commonwealth of Australia.

ARTICLE XI.
INDEMNIFICATION

        11.1    Survival.    The representations and warranties of the Parties contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability), 4.5 (Ownership Interests), 4.10 (Title to Properties), 4.25 (No Insolvency), 4.26 (Financial Advisors) and 5.1 (Organization and Good Standing); (b) until 60 calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the matters contained in Sections 4.13 (Taxes) and 4.21 (Employee Benefits); (c) until the date falling twenty-four (24) months after the Closing Date in the case of all other representations and warranties, except that the representations and warranties set forth in Section 4.16 (Environmental Matters) shall survive for the period specified in Section 11.3(a)(iii) (each such period, in relation to the warranties to which it relates, the "Survival Period"); provided, however, that any representation, warranty that would otherwise terminate in accordance with clause (b) or (c) above will continue to survive if a notice of a claim shall have been given under this Article XI on or prior to the date on which it otherwise would terminate, until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article XI.

        11.2    Exclusive Remedy.    Absent intentional fraud, from and after the Closing, (a) the remedies contained in this Article XI shall be the sole and exclusive remedy of any Party or indemnitee hereunder for monetary recovery, including damages (whether based on contract, tort or any other theory) and, to the extent permitted by Law, each Party and indemnitee agrees not to make, and releases any right it may have to make, any other claim for monetary recovery under any Applicable Law, including any securities Law to the extent waivable, in connection with (i) any untruth or inaccuracy in any representation or breach of any warranty in this Agreement or any related certificates or other documents delivered pursuant to this Agreement, and (ii) any failure by a Party to perform or observe any term, provision, covenant, or agreement in this Agreement to be performed or observed by such Party, and (iii) any act or omission concerning any Share, Owner Note, Acquired Company or Project (or for any statement or representation about any of the foregoing), in each case except in accordance with the provisions of this Article XI, and (b) subject to the following sentence, indemnification with respect to Taxes shall be governed solely by Section 11.5. Subject to Section 11.6, and notwithstanding EME's acting as agent for other Sellers or any other provision herein, all claims by a Purchaser Indemnified Party under this Agreement shall be made against EME only, and no Purchaser Party, Purchaser Designee or other Purchaser Indemnified Party shall have the right to institute any Action or make any claim against any such other Sellers under this Agreement

        11.3    Indemnification Coverage.

        (a)   Except with respect to Taxes, indemnification for which is dealt with exclusively in Section 11.5, EME shall indemnify and defend, save and hold the Purchaser Indemnified Parties harmless from and against any and all claims, demands, suits, losses (including loss of value), liabilities, damages, costs and expenses, including reasonable attorneys' fees and costs of investigation, litigation, settlement and judgment (collectively, "Losses") which they sustain or suffer or to which they become subject as a result of:

          (i)    any inaccuracy in or any breach, as of the Effective Date or the Closing Date, of any representation or warranty of any of the Seller Parties contained in this Agreement, any Related Agreement or any certificates or other documents delivered pursuant to this Agreement (other than a breach of the representation or warranty set forth in Section 4.16 which is indemnified under clause (iii) below) or any Related Agreement; provided, however, that if any such representation or warranty is qualified in any respect by reference to materiality or Material Adverse Effect, for purposes of this clause (i) such qualification shall in all respects be disregarded; provided, further, that if the occurrence of an event disclosed in an update pursuant to Section 6.20 is expressly permitted by Section 6.3, or the Purchaser's condition in Section 8.2(e) was satisfied by waiver, then disclosure of such event shall not be disregarded for purposes of determining whether there was any inaccuracy in, or any breach of, any representation or warranty as of the Closing Date.

          (ii)   any failure to perform or observe any term, provision, covenant or agreement in this Agreement or any Related Agreements to be performed or observed by the Seller Parties or any of them;

          (iii)  all Pre-Closing Environmental Liabilities, provided that any and all claims under this provision must be asserted prior to the fourth anniversary of the Closing Date;

          (iv)  all Pre-Closing Intragroup Liabilities;

          (v)   any failure by an Acquired Company to obtain from National Power Corporation the Certificate of Completion of Kalayaan II Unit 2 under the BROT Agreement, dated November 6, 1998, stating a date of completion for the Project known as "CBK" of January 22, 2004 or earlier; and

          (vi)  the ownership or operation of the Excluded Items (including any obligation that may be imposed on the Purchaser or any of its Affiliates under the New Zealand Takeovers Code or otherwise as a result of the Contact Sale Transaction) and any Project or Project-Specific Acquired Company (and any related business) that becomes separated from MEC BV and its Subsidiaries as a result of the exercise of a Preemptive Right or is otherwise not sold or transferred to the Purchaser and its Affiliates pursuant to this Agreement, as well as the ownership or operation prior to the Closing Date of any Acquired Holding Company of any such Project-Specific Acquired Company that is rendered inactive and has no direct or indirect ownership interest in an active Acquired Company as a result of such separation.

        (b)   Except with respect to Taxes, indemnification for which is dealt with exclusively in Section 11.5, in the case of clause (i) below only, the Purchaser Parties severally and, in the case of the remainder of this Section 11.3(b), the Purchaser, shall indemnify and defend, save and hold the Sellers and their respective Affiliates, successors and permitted assigns (collectively the "EME Indemnified Parties") harmless from and against any and all Losses which they sustain or suffer or to which they become subject as a result of:

          (i)    any inaccuracy in any representation by any Purchaser Party (or any Purchaser Designee) or the breach of any warranty by any Purchaser Party (or any Purchaser Designee) contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement without regard to any of the qualifications as to materiality or Material Adverse Effect set forth herein or therein;

          (ii)   any failure to perform or observe any term, provision, covenant or agreement in this Agreement to be performed or observed by any Purchaser Party (or any Purchaser Designee); and

          (iii)  after the applicable Project Closing, any EME Guarantee or letter of credit in respect of which any of the EME Guarantee Parties or other pertinent EME Subsidiaries was not fully and unconditionally released as contemplated by Section 6.14, to the extent any such EME Guarantee or letter of credit relates to the Project-Specific Acquired Companies that were the subject of such Project Closing; and

          (iv)  Third Party Claims arising from the ownership or operation of the Acquired Companies and their respective businesses by the Purchaser after the Closing Date.

        (c)   The indemnification obligations in Sections 11.3(a) and 11.3(b) shall be subject to the following limitations:

          (i)    The aggregate amount of Losses for which EME has liability under Section 11.3(a)(i) and Section 11.3(a)(iii) and for which the Purchaser Parties have liability under Section 11.3(b)(i) shall not, in either case, exceed a dollar amount equal to thirty percent (30%) of the sum of the unadjusted Project Purchase Prices of all Projects acquired by the Purchaser or Purchaser Designees under this Agreement (the "Cap"); provided, however, that the Cap shall not be applicable to any untruth or inaccuracy in any representation or the breach of any warranty contained in Sections 4.1 or 5.1 (Organization and Good Standing), Section 4.2(Authority and Enforceability), Section 4.5 (Ownership Interests) or Section 4.4(c) (Consents).

          (ii)   No indemnification for any Losses asserted against EME under Section 11.3(a)(i) or Section 11.3(a)(iii) or against any Purchaser Party under Section 11.3(b)(i) shall be required (x) unless and until the cumulative aggregate amount of all such Losses exceeds a dollar amount equal to $20,000,000 (the "Deductible Amount"), at which point EME or the Purchaser Parties, as the case may be, shall be obligated to indemnify the Indemnified Party as to the amount of such Losses in excess of the Deductible Amount only, up to the Cap set forth in Section 11.3(c)(i); provided, however, that individual claims of $50,000 or less (or its equivalent in foreign currency) (the "Individual Claims Limit") shall not be aggregated for purposes of calculating either the Deductible Amount or the excess of Losses over the Deductible Amount; provided, further, that nothing in this Section 11.3(c)(ii) shall apply to indemnification for Losses asserted against an Indemnifying Party arising from any untruth or inaccuracy in any representation or breach of any warranty contained in Sections 4.1 or 5.1 (Organization and Good Standing), Section 4.2 (Authority and Enforceability), Section 4.5 (Ownership Interests), Section 4.10 (Title to Properties) or Section 4.13 (Taxes) or Section 4.18 (Sufficient Assets). For the avoidance of doubt, any Losses incurred in excess of the Project Deductible Amount shall, prior to the exhaustion of the Deductible Amount, be applied towards such Deductible Amount.

          (iii)  Subject in every case to the Cap set forth in Section 11.3(c)(i) above, the aggregate amount of Losses for which EME has liability under Section 11.3(a)(iii) with respect to any Project shall not, in any case, exceed a dollar amount equal to one hundred percent (100%) of the unadjusted Project Purchase Price for such Project (the "Environmental Sublimit"). No indemnification for any Losses asserted against EME under Section 11.3(a)(iii) with respect to any Project shall be required unless and until (i) the amount of all such Losses with respect to such Project exceeds a dollar amount equal to $5,000,000 (the "Project Deductible Amount") and (ii) the Deductible Amount set forth in Section 11.3(c)(ii) has been exhausted, at which point EME shall be obligated to indemnify the Indemnified Party as to the amount of any such Losses in excess of the Project Deductible Amount and the Deductible Amount only up to the Environmental Sublimit for such Project, provided, that individual Losses under Section 11.3(a)(iii) which do not exceed the Individual Claims Limit shall not be aggregated for purposes of calculating the Project Deductible Amount or the Deductible Amount or the excess of Losses over the Project Deductible Amount or the Deductible Amount.

          (iv)  The aggregate amount of Losses for which EME has liability under Section 11.3(a)(v) shall not exceed a dollar amount equal to $102,700,000.

          (v)   An Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Losses. Without limiting the foregoing, the amount of any Losses suffered by an Indemnified Party shall be reduced by any third-party insurance payments, or other payments from third parties, which such Indemnified Party receives in respect of or as a result of such Losses. If any Losses for which indemnification is provided and paid hereunder are subsequently reduced by any third-party insurance or other payments from third parties, the amount of the reduction shall be remitted to the applicable Indemnifying Party net of Tax and other costs of recovery.

          (vi)  No claim may be asserted nor may any Action be commenced for indemnity pursuant to Section 11.3(a)(i) under this Article XI, unless written notice of such claim or Action, describing in reasonable detail the known facts and circumstances with respect to the subject matter of such claim or Action, is provided to the applicable Indemnifying Party on or prior to the end of the Survival Period.

          (vii) In no event shall any Indemnifying Party be liable to any Indemnified Party pursuant to this Article XI for any Losses in the nature of consequential damages, punitive damages, restitution, lost profits and damage to reputation, in each case except for indemnification for Third Party Claims.

          (viii) In determining the amount of indemnification due under Sections 11.3 and 11.5, all payments shall be reduced by, or returned to the Indemnifying Party in, the amount of any Tax benefit actually realized by the Indemnified Party on account of the underlying claim promptly after the benefit is realized.

        11.4    Procedures.

        (a)   Any party entitled to indemnification under this Article XI (each an "Indemnified Party") shall promptly upon its discovery of facts or circumstances giving rise to a claim for indemnification, including receipt by it of notice of any demand, assertion, claim or Action by any third party (such third party Actions being collectively referred to herein as "Third-Party Claims"), give notice thereof (the "Claim Notice") to the Person or Persons obligated to provide indemnification under this Article XI (each an "Indemnifying Party"). Failure to timely provide such notice will not affect any rights hereunder unless (and then only to the extent that) the Indemnifying Party is materially prejudiced thereby. In providing any Claim Notice to the Indemnifying Party in respect of any Third-Party Claim, the Indemnified Party shall provide the Indemnifying Party with a copy of such Third-Party Claim or other documents received and shall otherwise make available to the Indemnifying Party all relevant information material to the defense of such claim and within the Indemnified Party's possession.

        (b)   Within thirty (30) days after the date of the Claim Notice, the Indemnifying Party shall notify the Indemnified Party whether it acknowledges its obligation to indemnify in accordance with this Article XI without any reservation of rights or whether it intends to fulfill its indemnification obligation with a reservation of rights.

          (i)    If the Indemnifying Party acknowledges its obligation to indemnify without any reservation of rights, then the Indemnifying Party shall have the right, by notice given to the Indemnified Party within thirty (30) days after the date of the Claim Notice, to assume and control the defense of the Third-Party Claim that is the subject of such Claim Notice, including the employment of counsel selected by the Indemnifying Party after consultation with the Indemnified Party, and the Indemnifying Party shall pay all expenses of, and the Indemnified Party shall cooperate fully with the Indemnifying Party in connection with, the conduct of such defense. The Indemnified Party shall have the right to employ separate counsel in any such Action and to participate in (but not control) the defense of such Third-Party Claim, but the fees and expenses of such counsel shall be borne by the Indemnified Party unless the Indemnifying Party shall agree otherwise; provided, however, if the named parties to any such Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, the Indemnifying Party requires that the same counsel represent both the Indemnified Party and the Indemnifying Party, and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, then the Indemnified Party shall have the right to retain its own counsel at the cost and expense of the Indemnifying Party.

          (ii)   If the Indemnifying Party notifies the Indemnified Party that it intends to fulfill its indemnification obligation with a reservation of rights, or fails to make any notification required by this Section 11.4(b), then the Indemnified Party shall have the absolute right to control the defense of such Third-Party Claim, and, if and when it is finally determined that the Indemnified Party is entitled to indemnification from the Indemnifying Party hereunder, the fees and expenses of the Indemnified Party's counsel shall be borne by the Indemnifying Party, provided that the Indemnifying Party shall be entitled, at its expense, to participate in (but not control) such defense.

        (c)   Neither the Indemnifying Party nor the Indemnified Party shall have the right to settle or compromise any such Third-Party Claim without the consent of the other, which consent shall not be unreasonably withheld or delayed.

        11.5    Tax Indemnification.

        (a)   EME Indemnification.    EME shall indemnify, defend, save and hold the Purchaser Indemnified Parties harmless from and against (i) all liability for Taxes of and in respect of the Controlled Acquired Companies for any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on such Closing Date ("Pre-Closing Period"), (ii) all liability (as a result of Treasury Regulation section 1.1502-6, any analogous provisions of foreign Laws or otherwise) for Taxes of EME or any other Person (other than the Acquired Companies) which is or has ever been affiliated with the Controlled Acquired Companies, or with whom the Controlled Acquired Companies otherwise join or have ever joined (or are or have ever been required to join) in filing any Consolidated Tax Return, prior to the Closing Date, (iii) all liability for any breach of the Sellers' representations and warranties contained in Section 4.13 in respect of a Pre-Closing Period subject, in relation to sub-sections (e) and (f) thereof, to Section 11.5(aa) (iv) all liability under any Tax sharing, allocation or indemnity agreement or arrangement to which an Acquired Company is or has been a party at any time prior to the Closing, (v) all Taxes resulting from restructurings or reorganizations undertaken by EME, any of its Affiliates or any Acquired Company on or prior to the Closing, including the Delayed Project Spin-Offs, the transactions described in Sections 1.3, 6.16, 6.17 and 6.21, any transfer of assets in the event of a Project Partial Termination Event and any Permitted Transfer, (vi) any liability to Tax of and in respect of a Pre-Closing Period of Ibérica, as parent company of EMESL, or of EMESL where such liability would not have arisen but for the disallowance for Tax purposes of EMESL's amortisation, deductions and expenses (interest and other funding costs) in relation to an inducement payment made by EMESL to its former parent company, (vii) all Liability for Taxes (whenever arising) which arises as a result of any breach by EME of the covenants contained in Article VII and (viii) all costs, losses or expenses (including without limitation reasonable attorneys' or accountants' fees) relating to Taxes or liabilities described in clause (i) to (v) of this Section 11.5 provided, however, that EME's indemnity obligation pursuant to this Section 11.5(a) shall be reduced by refunds of Taxes with respect to such periods received after the Closing Date by Purchaser or any of its Affiliates and not previously remitted to EME and for any estimated or prepaid Taxes made on or prior to the Closing Date for a post-Closing period. Notwithstanding the foregoing, EME shall not indemnify, defend or hold harmless the Purchaser Indemnified Parties from any liability for Taxes attributable to any Purchaser Tax Act. Where a liability under Section 11.5(a) arises in relation to a Non-Controlled Acquired Company, EME's indemnification obligations shall be satisfied by payment of an amount which in relation to such liability is in the same proportion as to the interest which EME holds directly or indirectly in the relevant Non-Controlled Acquired Company. The matters disclosed in the EME Disclosure Schedule shall not qualify the indemnification provided under this Section 11.5(a) except for clause (iii) with respect to the Project-Specific Acquired Companies listed opposite the Project known as "Paiton" on Schedule A-2.

        (aa) Sections 4.13(e) and (f).    If there is a breach of the representations and warranties in Section 4.13(e) other than Section 4.13(e)(vii) then EME's indemnification obligation shall be equal to the tax which the relevant Acquired Company has to pay (whether before or after Closing) and which it would not have had to pay had the representation or warranty been accurate. If there is a breach of the representations and warranties in Section 4.13(e)(vii), then EME's indemnification obligation shall be satisfied by payment of a sum equal to 50 percent multiplied by 50 percent of 85 percent of the value of the CBK VAT Credits. If there is a breach of the representations and warranties in Section 4.13(f), then EME's indemnification obligation shall be satisfied by payment of a sum equal to (i) $35,000,000 multiplied by (ii) the fraction calculated by dividing (x) the amount in Australian dollars of the Tax losses in relation to the relevant Controlled Acquired Companies which prove not to be available by (y) AU$380,000,000.

        (b)   Purchaser Indemnification.    The Purchaser (including the applicable Purchaser Designees and, after the Closing, the Controlled Acquired Companies), shall indemnify, defend, save and hold the EME Indemnified Parties harmless from and against: (i) except to the extent (A) EME is otherwise required to indemnify the Purchaser Indemnified Parties for such Tax pursuant to Section 11.5(a) or (B) resulting from actions taken by, at the instruction of or with the prior written consent of an EME Indemnified Party, all liability for Taxes of and in respect of the Controlled Acquired Companies; (ii) all liability for Taxes attributable to a Purchaser Tax Act, including all liability for Taxes resulting from the Purchaser making an election under Section 338(g) of the Code (unless required to do so by EME pursuant to Section 7.2(b)); and (iii) all liability for any breach of the Purchaser Parties' covenants contained in Article VII and (iv) all costs, losses or expenses (including without limitation reasonable attorneys' or accountants' fees) relating to Taxes or liabilities described in clauses (i) to (iii) of this Section 11.5(b).

        (c)   Straddle Period.    In the case of any Straddle Period:

          (i)    The periodic Taxes of and in respect of the Acquired Companies that are not Income Taxes (e.g., property Taxes) for the portion of any Straddle Period ending on the Closing Date (the "Pre-Closing Tax Period") shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire taxable period; and

          (ii)   Income Taxes of and in respect of the Acquired Companies for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes of and in respect of the Acquired Companies attributable to the ownership by such companies of any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date.

        (d)   Payment.    Payment by the Indemnifying Party of any amount due under the provisions of this Section 11.5 shall be made within ten (10) Business Days following written notice by the Indemnified Party that payment of such amount to the appropriate Tax Authority is due; provided, that the Indemnifying Party shall not be required to make any payment earlier than five (5) Business Days before it is due to the appropriate Tax Authority. In the case of a Tax that is contested under Section 11.5(e) below, payment of the Tax to the appropriate Tax Authority shall not be considered to be due earlier than the date a final determination to such effect is made by the appropriate Tax Authority or court, provided that the Indemnifying Party shall provide the funds for any deposit, bond or similar outlay during the conduct of such contest.

        (e)   Tax Indemnity Procedures.

          (i)    If a claim shall be made by any taxing authority (a "Tax Claim") which, if successful, might result in an indemnity payment to the Purchaser Indemnified Parties or the EME Indemnified Parties pursuant to Section 11.5, the Indemnified Party shall promptly notify the Indemnifying Party of such claim no later than thirty (30) Business Days after such Tax Claim is made, or otherwise the Indemnifying Party will be released from any indemnification obligation hereunder with respect to such Tax Claim to the extent of the actual and material prejudice caused provided that this clause (i) shall not apply to a Tax Claim falling within Section 11.5(e)(ii) below.

          (ii)   With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date or relating to or affecting a Consolidated Tax Return of EME or its Affiliates (including, for the avoidance of doubt, any Tax Return of a relevant consolidated or multiple entry consolidated group for a Straddle Period), EME shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. The Purchaser shall be entitled to be informed of such Tax Claim within a reasonable time after such Tax Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding. Without limitation to Section 11.5(e)(iii), EME shall not settle any Tax Claim if the terms of such settlement would materially prejudice the Tax position of the Purchaser or any of its Affiliates (including, after Closing, the Controlled Acquired Companies) at any time on or after the Closing Date.

          (iii)  Except as otherwise provided in Section 11.5(e)(ii), EME and the Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of and in respect of the Controlled Acquired Companies for any Straddle Period. Neither EME nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which shall not be unreasonably withheld.

          (iv)  Except as otherwise provided in Sections 11.5(e)(i) and (ii), Purchaser shall control all proceedings with respect to Taxes for any taxable period beginning after the Closing Date.

        (f)    Timing Adjustment.    In the event that a final determination (which shall include the execution of an United States Internal Revenue Service Form 870-AD or successor or similar form) results in a timing difference (e.g., an acceleration of income or delay of deductions) that would increase EME's liability for Taxes pursuant to this Section 11.5 or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase the Purchaser's liability for Taxes pursuant to this Section 11.5, the Purchaser or EME, as the case may be, shall promptly make payments to EME or the Purchaser as and when the Purchaser or EME, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the Parties). Such Tax benefit for U.S. or foreign federal, state, provincial and local Income Tax purposes shall be computed for any year using Purchaser's or EME's, as the case may be, actual Tax liability with and without giving effect to such timing difference.

        11.6 Indemnity Payments Treated as Adjustment to the Aggregate Purchase Price.    Any indemnity payments, including Tax indemnity payments, pursuant to this Agreement are intended by the Parties and shall be treated by the Parties on their Tax Returns as payments made by the respective Seller or Purchaser Party, as the case may be, and as adjustments to the Aggregate Purchase Price, unless any final law or Tax determination causes any such payment not to be treated as an adjustment to the Aggregate Purchase Price. In the event that the receipt of a payment under Section 11.3 or 11.5 results in any Tax to the recipient, the Indemnifying Party shall increase the amount of such payment to the extent necessary such that the amount received by the Indemnified Party, net of Taxes, is the same as the amount the Indemnified Party would have received if such Tax had not been imposed; provided, the Indemnified Party shall use its best efforts to reduce such Taxes and, provided further, if any such Tax is refunded to or otherwise recovered by the recipient, such refund or recovery shall be for the account of and paid over to the Indemnifying Party.

ARTICLE XII.
MISCELLANEOUS

12.1
Construction; Conflicts.    This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement, each Related Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement, any Related Agreement or such other documents and instruments. In the event of any conflict between this Agreement and any Related Agreement or Foreign Implementing Agreement, this Agreement shall prevail unless either (a) this Agreement is separately amended in accordance with the provisions hereof or (b) EME and the Purchaser are also parties to such Related Agreement or Foreign Implementing Agreement and such Related Agreement or Foreign Implementing Agreement expressly provides that it prevails over this Agreement.

        12.2 Expenses.    The Sellers, on the one hand, and the Purchaser Parties, on the other hand, shall each bear their own respective costs and expenses incurred in connection with the negotiation and execution of this Agreement and the Related Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Contemplated Transactions.

        12.3 Incorporation of Exhibits and Schedules.    All of the Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        12.4    Binding Effect; Assignment.

        (a)   This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as expressly provided otherwise in this Agreement, nothing in this Agreement will be construed as giving any Person, other than the Parties and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

        (b)   Except as expressly set forth in Section 1.5 and subject to Section 12.4(c), no assignment of this Agreement or of any rights or obligations hereunder may be made by EME or any Purchaser Party (by operation of Law or otherwise) without the prior written consent of EME, in the case of assignment by any Purchaser Party, and the Purchaser, in the case of assignment by EME (which consent may be granted or withheld in either EME's or the Purchaser's sole discretion), and any attempted assignment without the required consent shall be void.

        (c)   The Purchaser may charge or assign the benefit of this Agreement and any Related Agreement to any bank or financial institution or other Person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in party) by the Purchaser of the acquisition of the Shares and the Owner Notes under this Agreement or any Related Agreement provided that (i) the Purchaser Parties nonetheless shall remain responsible, and liable to the Sellers, for the performance of all of their respective obligations hereunder and thereunder and (ii) the Sellers will have no greater obligation or liability to the chargee or assignee than it would have had to the Purchaser in the absence of any such charge or assignment. Without limitation to the foregoing, any such bank, financial institution or Person (or any administrative receiver appointed by any of the foregoing or any other Person appointed to enforce any such security) may charge or assign such rights on, for the purpose of or in connection with, any enforcement of the security under such finance arrangements.

        12.5 No Right of Set-Off.    Subject to Section 12.4, each Purchaser Party for itself and for its Subsidiaries, Affiliates, successors and permitted assigns hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that such Purchaser Party or any of its respective Subsidiaries, Affiliates, successors and permitted assigns has or may have with respect to the payment of the Purchase Price or any other payments to be made by any Purchaser Party or Purchaser Designee pursuant to this Agreement or any other document or instrument delivered by any Purchaser Party or Purchaser Designee in connection herewith.

        12.6 Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. The Parties acknowledge that each will be relying upon the timely performance by the others of their obligations hereunder as a material inducement to each Party's execution of this Agreement.

        12.7    Entire Agreement; Amendments and Waivers.

        (a)   This Agreement, the Related Agreements and the EME Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between the Parties with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the Parties relating to the subject matter of this Agreement which are not fully expressed herein or therein.

        (b)   This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by a written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any Party with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any consent to be given by the Sellers hereunder may be given on their behalf by EME acting as agent.

        12.8 Governing Law.    THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT, AND ANY CLAIM OR CONTROVERSY DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY), INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL IN ALL RESPECTS BE GOVERNED BY AND INTERPRETED, CONSTRUED AND DETERMINED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION).

        12.9 Consent to Jurisdiction and Service of Process.    Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York in respect of any action, suit or proceeding arising in connection with this Agreement and the transaction documents and the transactions contemplated hereby and thereby, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objective based on forum non conveniens or any other objection to venue therein); provided however, that such consent to jurisdiction is solely for the purpose referred to in this Section 12.9 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the Related Agreements by complying with the provisions of Section 12.12. Such service process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The Parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any Party to service of process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

        12.10    Expert Determination.

        (a)   If appointed, the Expert shall act on the following basis: (i) the Expert shall act as an expert and not as an arbitrator and (ii) the Expert's terms of reference shall be to determine the matters in dispute referred to him under Section 2.5, Section 8.1(c) or Section 11.5(d) (as the case may be) as soon as reasonably practicable (and in any event within 60 days) following his appointment.

        (b)   The Parties shall each provide the Expert with all information that the Expert reasonably requests (having regard to the Expert's terms of reference) and the Expert shall be entitled (to the extent he considers appropriate) to base his determination on such information.

        (c)   Any determination by the Expert shall be, in the absence of fraud or manifest error, final and binding on the Parties.

        (d)   The Purchaser and EME shall each pay one half of the Expert's costs or as the Expert may determine.

        12.11 Table of Contents and Headings.    The table of contents, article, section and subsection headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

        12.12 Notices.    All notices and other communications under this Agreement shall be in writing and shall be deemed duly given (a) when received, if delivered personally, (b) on the second (2nd) Business Day after deposit with FedEx or other generally recognized overnight courier service of international standing (providing proof of delivery) with proper fees prepaid or (c) on the Business Day on which it is sent by facsimile during regular business hours (or on the next Business Day after transmission if sent after regular business hours) with confirmed receipt the day of transmission, with a copy promptly sent in accordance with the provisions of the preceding clause (a) or (b), to the Parties at the following addresses or facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

  If to EME, to:

  Edison Mission Energy
  18101 Von Karman Avenue
  Irvine, California 92612
  Attention: General Counsel
  Facsimile: (949) 757-0807

        With a copy to:

  Edison International
  2244 Walnut Grove Avenue
  Rosemead, CA 91770
  Attn: General Counsel
  Facsimile No.: 626-302-4775

        If to Purchaser or Purchaser Designee to:

  IPM Eagle LLP
  Senator House
  85 Queen Victoria Street
  London EC4V 4DP
  United Kingdom Attn:
  Mr. Peter Barlow and Mr. Takashi Umezu
  Facsimile No.: 44 207 320 8770

        with a copy to IPR and Mitsui.

        If to IPR, to:

  Senator House
  85 Queen Victoria Street
  London EC4V 4DP
  United Kingdom
  Attn: Company Secretary
  Facsimile No.: 44 207 320 8770

        with a copy to:

  Senator House
  85 Queen Victoria Street
  London EC4V 4DP
  United Kingdom
  Attn: Sean Neely
  Facsimile No.: 44 207 320 8770

        and with a copy to Mitsui.

        If to Mitsui, to:

  2-1, Ohtemachi 1-chome
  Chiyoda-ku, Tokyo, Japan

        Attn: Takashi Umezu, General Manager, Second Project Development Department Power & Infrastructure Project
                 Development Division Facsimile No.: 81 3 3285 7889

        with a copy to IPR.

        12.13 Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under Applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement and this Agreement will be interpreted, construed and enforced as if such invalid, void (or voidable) or unenforceable provision had never been contained herein, so long as the economic and legal substance of the Contemplated Transactions are not affected in a manner materially adverse to any Party hereto.

        12.14 Enforcement.    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

        12.15 Counterparts; Signature Page Delivery.    This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The execution and delivery of this instrument by facsimile of the signature of the Party or an officer of a Party shall constitute due execution and delivery by that Party and shall bind that Party to the terms and conditions contained herein.

        12.16 Currency.    All amounts payable to or by any Party under this Agreement shall be paid in United States Dollars, unless otherwise expressly specified. All amounts set forth in this Agreement are denominated in United States Dollars unless otherwise expressly specified. Any conversions between United States Dollars and another currency shall be based on the average of the exchange rates for such conversion published in The Wall Street Journal on each of the five (5) Business Days preceding the day on which such conversion is to be calculated for the purposes of carrying out the terms of this Agreement. If The Wall Street Journal is not published on a Business Day in question, then the exchange rate published in The New York Times on such Business Day shall be used or, if neither is published on such Business day, then the exchange rate quoted on such Business Day, or quoted on the nearest Business Day preceding such Business Day, by Citibank, N.A. (or its successor) in New York City, New York, shall be used. For the purposes of this Section 12.16 only, "Business Day" shall mean a Business Day in New York City, New York.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Sellers: EDISON MISSION ENERGY

By:
Name:
Title:
MISSION ENERGY HOLDINGS INTERNATIONAL, INC.

By:
Name:
Title:
EME UK INTERNATIONAL, INC.

By:
Name:
Title:
EME SOUTHWEST POWER CORPORATION

By:
Name:
Title:
EDISON MISSION PROJECT COMPANY

By:
Name:
Title:
MEC INTERNATIONAL, INC.

By:
Name:
Title:
EME GENERATION HOLDINGS LIMITED

By:
Name:
Title:

MISSION ENERGY COMPANY (UK) LIMITED

By:
Name:
Title:
ECOELÉCTRICA S.A.R.L.

By:
Name:
Title:
EME DEL CARIBE HOLDING GMBH

By:
Name:
Title:
MISSION DEL SOL, LLC

By:
Name:
Title:
MISSION HYDRO LIMITED PARTNERSHIP

By:
Name:
Title:

Purchaser: IPM EAGLE LLP
By:	International Poer (Impala) Limited
By:

Name:
Title:
By:	Mitsui Power Ventures Limited
By:

Name:
Title:
Purchaser Parents: INTERNATIONAL POWER plc
By:

Name:
Title:
MITSUI & CO., LTD
By:

Name:
Title:

QuickLinks

  Exhibit 4.1
TABLE OF CONTENTS
INDEX TO SCHEDULES AND ANNEXES
PURCHASE AGREEMENT
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER PARTIES
ARTICLE VI. COVENANTS
ARTICLE VII. TAX MATTERS
ARTICLE VIII. CONDITIONS TO CLOSING
ARTICLE IX. TERMINATION
ARTICLE X. DEFINITIONS
ARTICLE XI. INDEMNIFICATION
ARTICLE XII. MISCELLANEOUS